Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SYNCHRONOSS TECHNOLOGIES, INC.,

GL MERGER SUB, INC.

AND

INTRALINKS HOLDINGS, INC.

DECEMBER 5, 2016

i

3.15.	Brokers and Advisors; Fairness Opinion	28

3.16.	Customers	28

3.17.	Suppliers	28

3.18.	Material Contracts	28

3.19.	Export Control Laws	30

3.20.	Information Supplied	31

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND merger SUB		32

4.1.	Organization, Standing and Power	32

4.2.	Authority; Non-contravention	32

4.3.	No Prior Merger Sub Operations	33

4.4.	Stock Ownership	33

4.5.	Information Supplied	33

4.6.	Litigation	33

4.7.	Brokers and Advisors	33

4.8.	Financing	33

4.9.	Parent Contracts	34

4.10.	Solvency	35

Article V CONDUCT PRIOR TO THE EFFECTIVE TIME		35

5.1.	Conduct of Business of the Company and the Subsidiaries	35

5.2.	Restrictions on Conduct of Business of the Company and Subsidiaries	35

5.3.	Certain Limitations on Control	40

Article VI ADDITIONAL AGREEMENTS		40

6.1.	No Solicitation; Acquisition Proposals	40

6.2.	Access to Information	44

6.3.	Confidentiality; Public Disclosure	45

6.4.	Efforts to Consummate	46

6.5.	Notice of Certain Matters	48

6.6.	Labor Matters	48

6.7.	Other Employee Matters	48

6.8.	Equity Spreadsheet	50

6.9.	Termination of Benefit Plans	50

6.10.	Indemnification	50

6.11.	Section 16 Matters	52

6.12.	Takeover Statutes	52

6.13.	Rule 14d-10 Matters	52

6.14.	Financing	52

6.15.	Financing Cooperation	55

Article VII CONDITIONS TO THE MERGER		57

7.1.	Conditions to Obligations of Each Party to Effect the Merger	57

Article VIII TERMINATION		57

8.1.	Termination	57

8.2.	Effect of Termination	59

8.3.	Expenses and Termination Fees	59

Article IX GENERAL PROVISIONS; DEFINITIONS		61

9.1.	Non-Survival of Representations and Warranties	61

9.2.	Acknowledgment of Disclaimer of Other Representations and Warranties	61

9.3.	Notices	61

9.4.	Interpretation	62

9.5.	Amendment	63

9.6.	Extension; Waiver	63

9.7.	Counterparts	63

9.8.	Entire Agreement; Parties in Interest	64

9.9.	Assignment	64

9.10.	Severability	64

9.11.	Remedies Cumulative; Specific Performance	64

9.12.	Governing Law	65

9.13.	Rules of Construction	66

9.14.	WAIVER OF JURY TRIAL	66

9.15.	Certain Definitions	66

EXHIBITS

Exhibit A	-	Offer Conditions
Exhibit B	-	Form of Tender Agreement
Exhibit C	-	Form of Certificate of Merger
Exhibit D	-	Form of Bylaws

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 5, 2016 (the “Agreement Date”), by and among Synchronoss Technologies, Inc., a Delaware corporation (“Parent”), GL Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Intralinks Holdings, Inc., a Delaware corporation (the “Company”).

RECITALS

A.                                    Parent desires to acquire the Company on the terms and subject to the conditions set forth herein.

B.                                    In furtherance of the acquisition of the Company by Parent, Parent proposes to cause Merger Sub to commence a tender offer to purchase all of the outstanding shares of Company Common Stock at a price per share of Company Common Stock of $13.00 net to the seller in cash, without interest (such offer, as it may be amended from time to time in accordance with this Agreement, the “Offer”, and such amount of consideration or any greater amount per share that may be paid pursuant to the Offer, the “Offer Price”), upon the terms and subject to the conditions set forth herein.

C.                                    Upon the terms and subject to the conditions set forth herein and in accordance with Section 251(h) of the DGCL, promptly following the purchase of Company Common Stock in the Offer, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent, and each outstanding share of Company Common Stock shall be converted into the right to receive an amount in cash equal to the Offer Price, without interest (the “Per Share Merger Consideration”), except for (i) shares of Company Common Stock held in the treasury of the Company and (ii) Dissenting Shares.

D.                                    The board of directors of the Company (the “Company Board”) has unanimously (i) approved and declared advisable this Agreement, the Tender Agreements, the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”), (ii) declared that is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Transactions and that the stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth herein, (iii) declared that the terms of the Offer and the Merger are fair to the Company and the stockholders of the Company (other than Parent and its subsidiaries) and (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer.

E.                                     The board of directors of Merger Sub has approved and declared it advisable for Merger Sub to enter into this Agreement and the Tender Agreements and to consummate the Transactions upon the terms and subject to the conditions set forth herein.

F.                                      The board of directors of Parent has approved this Agreement, the Tender Agreements and the Transactions upon the terms and subject to the conditions set forth herein.

G.                                    Concurrently with the execution of this Agreement and as a material inducement to the willingness of Parent to enter into this Agreement, certain stockholders of the Company are entering into tender agreements in substantially the form attached hereto as Exhibit B (the “Tender Agreements”), pursuant to which, among other things, such stockholders are agreeing to tender their respective shares of Company Common Stock pursuant to the Offer upon the terms and subject to the conditions set forth in the Tender Agreements.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE OFFER

1.1.                            The Offer.

(a)                                 Commencement of the Offer.  Subject to the terms and conditions hereof, within 10 Business Days after the Agreement Date, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer; provided that the Company agrees that no shares of Company Common Stock owned by the Company or any Subsidiary will be tendered pursuant to the Offer.  The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject only to the satisfaction or waiver (to the extent permitted under this Agreement) of the conditions set forth in Exhibit A (as they may be amended from time to time in accordance with this Agreement, collectively, the “Offer Conditions”).  Merger Sub expressly reserves the right, at any time, to, in its sole discretion, waive, in whole or in part, any Offer Condition or modify the terms of the Offer; provided that, except as otherwise permitted herein, without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price or change the form of consideration payable pursuant to the Offer, (iii) modify or waive the Minimum Tender Condition, (iv) extend the Expiration Date or provide a “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act, (v) add to the conditions set forth in Exhibit A or amend any of the conditions set forth in Exhibit A in a manner adverse to the holders of Company Common Stock (including, for the avoidance of doubt, to make any condition to the Offer more onerous) or (vi) otherwise amend or supplement any term of the Offer in a manner adverse to the holders of Company Common Stock.  Parent and Merger Sub shall, and each of Parent and Merger Sub shall ensure that all of their respective controlled Affiliates shall, tender any shares of Company Common Stock held by them into the Offer.

(b)                                 Expiration and Extension of the Offer.  The Offer shall expire at one minute after 11:59 p.m., Eastern Time, on the date that is 20 business days after the commencement of the Offer (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act) (such time, or such subsequent time to which the expiration of the Offer is extended in accordance with this Agreement, the “Expiration Time” and such date, or such subsequent date to which the expiration of the Offer is extended in accordance with this Agreement, the “Expiration Date”).  Merger Sub may at any time extend the Offer for any period agreed by Parent and the Company.  If on or prior to any then scheduled Expiration Date any of the Offer Conditions have not been satisfied or, to the extent waivable by Parent or Merger Sub pursuant to this Agreement and Applicable Law, waived by Parent or Merger Sub, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for successive periods of five Business Days each, in order to permit the satisfaction of such conditions; provided, however, that if the sole then unsatisfied condition is the Minimum Tender Condition, Merger Sub shall so extend the Offer if and only if the Company shall have delivered to Merger Sub a written request that Merger Sub so extend the Offer (it being agreed that the maximum aggregate number of days that Merger Sub shall be required to extend the Offer pursuant to this proviso is 20 Business Days); provided, further, that Merger Sub shall not be required to, and without the Company’s prior written consent shall not, extend the Offer beyond the earlier of the End Date and the termination of this Agreement in accordance with Article VIII; and provided, further, that Merger Sub shall not (except as provided in the following sentence), without the Company’s prior written consent, extend the Offer if all conditions to the Offer have been satisfied. Merger Sub shall, upon prior written notice to the Company, extend the Offer:  (i) for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof or NASDAQ or NYSE applicable to the Offer or as required by Applicable Law; and (ii) for one or more periods of not more than five Business Days each if, at any then scheduled Expiration Date, the Marketing Period has not expired and the proceeds of the Financing in the amount of the aggregate Offer Price have not been received by Parent or Merger Sub as of such Expiration Date; provided, however, that Merger Sub shall not extend the Offer pursuant to clause (ii) of this sentence for more than one Business Day after the date of expiration of the Marketing Period.

(c)                                  Consummation of the Offer; Payment.  Upon the terms and subject to the conditions set forth herein, Merger Sub shall, and Parent shall cause Merger Sub to, (i) as soon as practicable (and in any event within one Business Day) after the Expiration Time, accept for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”) and (ii) as soon as practicable (and in any event within three Business Days) after the Offer Acceptance Time, pay for all such shares of Company Common Stock (subject to any applicable Tax withholding pursuant to Section 2.11).  Parent shall provide or cause to be provided to Merger Sub (or to the depositary appointed pursuant to Section 2.8, on behalf of Merger Sub) on a timely basis the consideration necessary to pay for any shares of Company Common Stock that Merger Sub accepts for payment pursuant to the Offer.

(d)                                 Termination of the Offer.  Merger Sub shall not terminate or withdraw the Offer prior to the Expiration Time without the prior written consent of the Company except in the event that this Agreement is terminated in accordance with Article VIII, in which event Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within one Business Day of such termination), irrevocably and unconditionally terminate the Offer.  If the Offer is terminated or withdrawn, Merger Sub shall promptly return, and shall cause any depositary acting on its behalf to promptly return, all shares of Company Common Stock tendered pursuant to the Offer to the registered holders thereof.

(e)                                  Offer Documents.  On the date of the commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”), which shall contain an offer to purchase and a related letter of transmittal and summary advertisement and other appropriate ancillary offer documents (such Schedule TO and documents, together with all amendments, supplements and exhibits thereto, collectively, the “Offer Documents”), and cause the Offer Documents to be disseminated to the stockholders of the Company as and to the extent required by Applicable Law.  The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by Applicable Law to be set forth in the Offer Documents.  Parent and Merger Sub shall cause the Offer Documents to comply in all material respects with the Exchange Act and all other Applicable Law.  Each of Parent, Merger Sub and the Company shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall promptly take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the stockholders of the Company, in each case as soon as reasonably practicable and as and to the extent required by Applicable Law.  Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from, or material discussions with, the SEC with respect to the Offer Documents, or any request from the SEC for amendments or supplements to the Offer Documents, and shall promptly provide the Company with copies of all correspondence between them and their Representatives, on the one hand, and the SEC, on the other hand.  Prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub shall give reasonable and good faith consideration to any such comments.  The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation.

1.2.                            Company Actions.

(a)                                 Schedule 14D-9.  The Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements, amendments and exhibits thereto, the “Schedule 14D-9”) containing, subject to Section 6.1, the Company Board Recommendation and a notice of appraisal rights as contemplated by Section 262(d)(2) of the DGCL, which filing shall be made on the date that the Offer Documents are filed with the SEC, and shall mail the Schedule 14D-9 to the stockholders of the Company as and to the extent required by Applicable Law.  The Company shall cause the Schedule 14D-9 to comply in all material respects with Applicable Law.  Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required to be set forth in the Schedule 14D-9 to comply with Rule 14d-9 under the Exchange Act.  Each of the Company, Parent and Merger Sub shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall promptly take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the stockholders of the Company, in each case as soon as reasonably practicable and as and to the extent required by Applicable Law; provided that any such filing of the Schedule 14D-9 shall not waive, extend or restart the notice period for purposes of Section 262(d)(2) of the DGCL.  The Company shall promptly notify Parent upon the receipt of any comments from, or material discussions with, the SEC with respect to the Schedule 14D-9, or any request from the SEC for amendments or supplements to the Schedule 14D-9, and shall promptly provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand.  Prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or mailing thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give reasonable and good faith consideration to any such comments.

(b)                                 Stockholder Lists.  In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Parent and Merger Sub promptly, and in any event within three Business Days of the Agreement Date, to the extent such items are reasonably available to the Company, with mailing labels containing the names and addresses of the record holders of Company Common Stock as of the latest practicable date and of those persons becoming record holders subsequent to such date, together with copies of such lists of stockholders, security position listings and computer files and other information as Parent may reasonably request in the Company’s possession or control regarding the beneficial owners of shares of Company Common Stock, in each case as of the latest date practicable, and shall furnish to Parent and Merger Sub such information and assistance (including periodically updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the stockholders of the Company.  Subject to Applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub and their agents (x) shall hold in confidence the information contained in any such labels, listings and files and will use such information only in connection with the Offer and the Merger and (y) following the termination of this Agreement, shall promptly, at the election of Parent, deliver to the Company or destroy, and will use their reasonable best efforts to cause their agents to deliver to the Company or destroy, all copies and any extract or summaries of such information then in their possession or control and notify the Company that all such material has been so returned or destroyed.

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

2.1.                            The Merger.  At the Effective Time, upon the terms and subject to the conditions set forth herein, the certificate of merger in the form attached hereto as Exhibit C (the “Certificate of Merger”), which shall include the form of certificate of incorporation of the Surviving Corporation, and the applicable provisions of the DGCL, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation.  The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”  The Merger shall be governed by Section 251(h) of the DGCL and shall be effected without the adoption of this Agreement by the stockholders of the Company; provided that if, notwithstanding such express election to cause the Merger to be governed by Section 251(h) of the DGCL, the Merger may not be effected pursuant to Section 251(h) of the DGCL for any reason, then the parties hereto shall take all actions necessary to cause the consummation of the Merger as promptly as practicable following the consummation of the Offer.

2.2.                            Closing.  Unless this Agreement is terminated in accordance with Article VIII, the closing of the Merger (the “Closing”) shall take place as soon as practicable following the Offer Acceptance Time (and in any event within one Business Day following the Offer Acceptance Time), except if the conditions set forth in Article VII shall not be satisfied or, to the extent permissible by Applicable Law, waived as of such date, in which case on the first Business Day on which all conditions set forth in Article VII are satisfied or, to the extent permissible by Applicable Law, waived, unless another date, place or time is agreed to in writing by the parties.  The Closing shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, One Marina Park Drive, Suite 900, Boston, Massachusetts, or at such other location as the parties hereto agree in writing.  The date on which the Closing occurs is sometimes referred to as the “Closing Date.”

2.3.                            Effective Time.  Promptly following the Closing, Merger Sub and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of acceptance by the Secretary of State of the State of Delaware of such filing, or such later time as may be agreed by Parent and the Company and specified in the Certificate of Merger, the “Effective Time”).

2.4.                            Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided herein, in the Certificate of Merger and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become debts, liabilities and duties of the Surviving Corporation.

2.5.                            Certificate of Incorporation; Bylaws.

(a)                                 At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Attachment A to the Certificate of Merger, until thereafter amended, subject to Section 6.10, as provided by the DGCL and such certificate of incorporation.

(b)                                 Prior to the Effective Time, the Company shall take all necessary action to cause the bylaws of the Surviving Corporation to be, effective as of the Effective Time, amended and restated in their entirety to read as set forth on Exhibit D.

2.6.                            Directors and Officers.  As of the Effective Time, the directors and officers of the Surviving Corporation shall be the respective individuals who served as the directors and officers of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.  Upon Parent’s request, the Company shall exercise reasonable best efforts to obtain a written letter of resignation from each of the directors and officers of the Company and from each of the directors and officers of each Subsidiary, which resignation shall be conditioned upon, and effective as of, the Effective Time; provided, however, that in the case of any officers, any such resignation shall stipulate that it is only effective as to such individual’s officer position and not with respect to such individual’s employment itself.

2.7.                            Effect on Company Capital Stock, Company Options, Company RSUs, Unvested Company Shares and Company PSUs.

(a)                                 Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, any holder of Company Capital Stock, Company Options, Company RSUs, Company PSUs or any other Person:

(i)                                     Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares cancelled pursuant to Section 2.7(b), but for clarity including shares of Company Common Stock issued pursuant to unvested Company RSUs and Unvested Company Shares that are accelerated immediately prior to the Effective Time under the operative agreements governing such securities in effect on the Agreement Date) shall be automatically (A) converted into the right to receive, subject to and in accordance with Section 2.8, an amount of cash equal to the Per Share Merger Consideration, without interest and subject to any required withholding Tax and (B) cancelled and no longer be deemed outstanding, and the holders thereof shall not have any rights with respect thereto, except the right to receive the Per Share Merger Consideration, without interest and subject to any required withholding Tax, upon surrender of Certificates and/or Uncertificated Shares in accordance with Section 2.8.  For clarity, any Unvested Company Shares which are not accelerated as of immediately prior to the Effective Time will be forfeited at such time pursuant to the terms of the operative agreements governing such Unvested Company Shares and will not be assumed, substituted or converted by Parent.

(ii)                                  Company Options.

(A)                               Each In the Money Option that is vested shall be cancelled and converted into and represent the right to receive an amount of cash, without interest, equal to (1) the number of shares of Company Common Stock subject to such In the Money Option multiplied by (2) the Per Share Merger Consideration less the exercise price per share of such In the Money Option in effect immediately prior to the Effective Time; provided that the Surviving Corporation and Parent shall be entitled to deduct and withhold from such amount the amount of any required withholding Tax.  The amount payable pursuant to this Section 2.7(a)(ii)(A) shall be rounded to the nearest cent and computed after aggregating cash amounts for all In the Money Options represented by a particular grant held by such Person and shall be paid by Parent or its designee (including the Company’s payroll provider) no later than the second regularly scheduled payroll cycle of Parent following the Closing Date.

(B)                               Each In the Money Option that is unvested and held by a Continuing Employee (“Rollover Option”) shall, as of the Effective Time, be assumed by Parent.  Each such Rollover Option shall continue to have, and be subject to, the same terms and conditions  as are in effect immediately prior to the Effective Time (including with respect to vesting), except that (1) such option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product (rounded down to the next whole number of shares of Parent Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time and the Exchange Ratio, (2) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Rollover Option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of Company Common Stock at which such In the Money Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, and (3) Parent’s board of directors or a committee thereof shall succeed to the authority of the Company Board or any committee thereof with respect to the Rollover Options and the Company Option Plans.  It is the intent of the parties hereto that to the extent permitted by Applicable Law, all Rollover Options that prior to the Effective Time were treated as incentive or non-qualified stock options under the Code shall from and after the Effective Time continue to be treated as incentive or non-qualified stock options, respectively, under the Code.

(C)                               Each In the Money Option that is unvested and held by a Person other than a Continuing Employee and each Out of the Money Option shall not be assumed, substituted or converted by Parent and shall be cancelled and extinguished for no consideration.

(iii)                               Company RSUs.

(A)                               Each Company RSU that is outstanding immediately prior to the Effective Time and is held by a Continuing Employee (each, a “Rollover RSU”), shall, as of the Effective Time, be assumed by Parent.  Each such Rollover RSU shall continue to have, and be subject to, the same terms and conditions as are in effect immediately prior to the Effective Time (including with respect to vesting), except that (1) such Rollover RSU shall be settled by the issuance of that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon settlement of such Rollover RSU immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the next whole number of shares of Parent Common Stock, with no cash being payable for any fractional share eliminated by such rounding) and (2) Parent’s board of directors or a committee thereof shall succeed to the authority of the Company Board or any committee thereof with respect to the Rollover RSUs and the Company Option Plans.

(B)                               Each Company RSU that is outstanding immediately prior to the Effective Time and is held by a Person other than a Continuing Employee shall not be assumed, substituted or converted by Parent and shall be cancelled and extinguished for no consideration.

(iv)                              Company PSUs.

(A)                               Each Company PSU that is outstanding immediately prior to the Effective Time and is held by a Continuing Employee (each, a “Rollover PSU”), shall be assumed by Parent.  Each such Rollover PSU shall continue to have, and be subject to, the same terms and conditions as are in effect immediately prior to the Effective Time, including with respect to vesting except that (1) any vesting milestones associated with the trading price of Company Common Stock will be adjusted to reference the trading price of Parent Common Stock based on the ratio between the Per Share Merger Consideration and the Parent Stock Price (as set forth below), (2) such Rollover PSU shall be settled by the issuance of that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon settlement of such Rollover PSU immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the next whole number of shares of Parent Common Stock, with no cash being payable for any fractional share eliminated by such rounding) and (3) Parent’s board of directors or a committee thereof shall succeed to the authority of the Company Board or any committee thereof with respect to the Rollover PSUs and the Company Option Plans.  The adjustment of vesting milestones associated with the trading price of Company Common Stock will be adjusted by (1) dividing the Per Share Merger Consideration by the applicable trading price milestone and (2) dividing the Parent Stock Price by the quotient obtained in clause (1), with the result being the new trading price milestone with respect to the Parent Common Stock applicable to the Rollover PSU.

(B)                               Each Company PSU that is outstanding immediately prior to the Effective Time and is held by a Person other than a Continuing Employee shall not be assumed, substituted or converted by Parent and shall be cancelled and extinguished for no consideration.

(v)                                 Parent shall register under the Securities Act on Form S-8 or another appropriate form (and use its best efforts to maintain the effectiveness thereof and maintain the current status of the prospectuses contained therein) shares of Parent Common Stock issuable pursuant to all Rollover Options, Rollover RSUs and Rollover PSUs.  At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery in connection with the Rollover Options, Rollover RSUs and Rollover PSUs. Parent may in its discretion elect to assume the Company Option Plans (including any unallocated pool of shares remaining available for issuance thereunder, as adjusted into an amount of Parent Common Stock using the Exchange Ratio) and include such unallocated pool in the Form S-8 registration.

(vi)                              Without limiting the rights of any holder of a Company Option, Company RSU or Company PSU to accelerated vesting or payment of such award under the terms of such award as in effect on the date hereof and notwithstanding anything to the contrary set forth in this Section 2.7, in the event that the employment or service of the holder of any Rollover Option, Rollover RSU or Rollover PSU is terminated (other than for cause) following the Effective Time and prior to the satisfaction of the vesting condition or conditions applicable to such award, the Chief Executive Officer of Parent may determine, in mutual agreement with the Chairman of the Board of Parent, that such holder shall be deemed to have fully satisfied the applicable vesting condition or conditions immediately prior to such termination and accordingly shall become full vested in such award.  Notwithstanding anything set forth in this Section 2.7(a) to the contrary, payments due with respect to the awards described hereunder shall be made in a manner which complies with Section 409A of the Code and, in the event that a payment with respect to an award must be made on a date later than the date described herein in order to avoid the imposition of an excise tax upon the holder of such award pursuant to the operation of Section 409A of the Code, such payment shall be made on the earliest date upon which the payment may be made without resulting in the imposition of such excise tax.

(b)                                 Cancellation of Company Capital Stock Owned by the Company.  At the Effective Time, each share of Company Capital Stock owned by the Company as treasury stock immediately prior to the Effective Time shall be cancelled without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.

(c)                                  Capital Stock of Merger Sub.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or any other Person, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation (and the shares of common stock of the Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time).  From and after the Effective Time, each certificate evidencing ownership of a number of shares of Merger Sub common stock will evidence ownership of such number of shares of common stock of the Surviving Corporation.

(d)                                 Adjustments.  In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the Agreement Date and prior to the Effective Time, all references to the Offer Price, the Per Share Merger Consideration or to any specified numbers of shares of any class or series affected thereby, and all calculations that are based upon such numbers affected thereby, shall be equitably adjusted to the extent necessary to provide the parties hereto the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(e)                                  Appraisal Rights.  Notwithstanding anything to the contrary contained herein, if any stockholder of the Company that is entitled to assert appraisal rights properly demands to be paid the “fair value” of such holder’s shares of Company Capital Stock in accordance with the DGCL and complies with all conditions and obligations of Section 262 of the DGCL, including that such perfected appraisal rights are not effectively withdrawn or lost, each Dissenting Share held by such Dissenting Stockholder shall not be converted at the Effective Time into the right to receive the Per Share Merger Consideration, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.  The Company shall give Parent (i) prompt notice of any such demands received by the Company, including any stockholder’s notice of their intent to demand payment pursuant to the DGCL that the Company receives, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company, and (ii) the right to direct all negotiations and proceedings with respect to such demands under the DGCL.  The Company shall not, except with the prior written consent of Parent, make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.  If, as of the Effective Time, any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost the right to seek appraisal rights, the Dissenting Shares held by such Dissenting Stockholder shall immediately be converted into the right to receive the Per Share Merger Consideration in respect of such shares as if such shares never had been Dissenting Shares, and Parent shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.8(c), following the satisfaction of the applicable conditions set forth in Section 2.8(c), the amount of cash to which such holder would be entitled in respect thereof under Section 2.7(a) as if such shares never had been Dissenting Shares (and all such cash shall be deemed for all purposes of this Agreement to have become deliverable to such holder pursuant to Section 2.7(a)).

2.8.                            Surrender of Certificates.

(a)                                 Depositary and Paying Agent.  American Stock Transfer & Trust Company, LLC (or such other agent or agents as may be appointed by Parent or Merger Sub), shall act as the depositary in connection with the Offer and as the paying agent (the “Paying Agent”) in connection with the Merger.

(b)                                 Deposit of Cash.  At or prior to the Effective Time, Parent shall, or shall cause a direct or indirect subsidiary of Parent to, deposit with the Paying Agent for exchange in accordance with this Article II the aggregate amount of cash payable pursuant to Section 2.7(a) (provided that the cash payable pursuant to Section 2.7(a)(i) or Section 2.7(a)(ii)(A) may instead be paid directly by either Parent through its payroll provider or, if so directed by Parent, by the Surviving Corporation through its payroll provider).

(c)                                  Exchange Procedures.  Parent shall instruct the Paying Agent to mail, promptly following the Effective Time, to each holder of record of a certificate or certificates (“Certificates”) and each holder of record of book-entry shares (“Uncertificated Shares”) that, in each case, immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any Certificates surrendered therewith shall pass, only upon proper delivery of such Certificates to the Paying Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use of such letter of transmittal in effecting surrender of Certificates and/or Uncertificated Shares in exchange for the cash payable pursuant to Section 2.7(a).  Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, or upon receipt by the Paying Agent of an appropriate agent’s message in the case of book-entry transfer of Uncertificated Shares, each holder of such Certificate or such Uncertificated Shares shall be entitled to receive in exchange therefor a check for the cash amount that such holder has the right to receive pursuant to Section 2.7(a) in respect of the Company Capital Stock represented by such Certificate or such Uncertificated Shares, and the Certificate or Uncertificated Shares so surrendered shall forthwith be cancelled.  Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the cash payable in respect thereof pursuant to Section 2.7(a), except as provided in Section 2.7(e).

(d)                                 No Interest.  No interest will be paid or accrued on any consideration payable pursuant to Section 2.7(a) or otherwise in connection with the Merger.

(e)                                  Transfers of Ownership.  If any cash amount payable pursuant to Section 2.7(a) is to be paid to a Person other than the Person to which the Certificate or Uncertificated Shares surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate or Uncertificated Shares so surrendered shall, as applicable, be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Parent or any agent designated by it the amount of any transfer or other Taxes required to be paid under Applicable Law by reason of the payment of cash in any name other than that of the registered holder of the Certificate or Uncertificated Shares surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(f)                                   No Liability.  Notwithstanding anything in this Section 2.8 to the contrary, none of the Paying Agent, the Surviving Corporation and any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

(g)                                  Unclaimed Cash.  Any portion of funds held by the Paying Agent that has not been delivered to any holders of Certificates or Uncertificated Shares pursuant to this Article II within twelve months after the Effective Time shall promptly be paid to Parent, and thereafter each holder of a Certificate or Uncertificated Shares who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 2.8(c) shall look only to Parent (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to the cash payable to such holder pursuant to Section 2.7(a).  Notwithstanding anything herein to the contrary, if any Certificate or Uncertificated Shares have not been surrendered prior to the date on which the cash payment contemplated by Section  2.7(a) in respect of such Certificate or Uncertificated Shares would otherwise escheat to, or become the property of, any Governmental Entity, any amounts payable in respect of such

Certificate or Uncertificated Shares shall, from and after the day preceding such date and to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

2.9.                            No Further Ownership Rights in Company Capital Stock.  All cash paid or payable following the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to such shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate or Uncertificated Shares are presented to the Surviving Corporation for any reason, such Certificate or Uncertificated Shares shall be cancelled and exchanged as provided in this Article II.

2.10.                     Lost, Stolen or Destroyed Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such cash as may be required pursuant to Section 2.7(a) in respect of the shares of Company Common Stock represented by such Certificate; provided that Parent or the Paying Agent may, in its respective discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a bond in such sum as Parent or the Paying Agent may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, the Paying Agent and/or any of their respective Representatives with respect to such Certificate.

2.11.                     Withholding Rights.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of any shares of Company Capital Stock, any Company Options, any Company RSUs, any Unvested Company Shares, any Company PSUs, any Certificates or any Uncertificated Shares such amounts as any of Parent, the Surviving Corporation or the Paying Agent, in its reasonable discretion, is required to deduct and withhold with respect to any such deliveries and payments under the Code or any other Applicable Law; provided, however, that under no circumstances will Parent, the Surviving Corporation or the Paying Agent deduct or withhold any amount under Section 1445 of the Code.  To the extent that amounts are so withheld and remitted to the appropriate Tax Authority, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

2.12.                     Tax Consequences.  Neither the Company nor Parent makes any representations or warranties in this Agreement to any holder of any shares of Company Capital Stock, any Company Options, any Company RSUs, any Unvested Company Shares, or any Company PSUs regarding the Tax treatment of the Merger, or any Tax consequences to the Company or any such holder arising in connection with this Agreement, the Merger or any of the other Transactions.  Each of the Company and Parent acknowledges that Parent and the Company are relying solely on their respective Tax advisors in connection with the Transactions.

2.13.                     Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes hereof and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, except to the extent inconsistent with this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

(A) Subject to the exceptions set forth in the disclosure letter of the Company delivered to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Letter”) that correspond to the representations and warranties set forth in this Article III (each of which exceptions, in order to be effective, shall indicate the Section and, if applicable, the subsection of this Article III to which it corresponds (unless the relevance of such disclosure to other representations and warranties set forth in this Article III is reasonably apparent on the face of the disclosed exception, in which case such disclosed exception shall be deemed so applicable to such other representations and warranties set forth in this Article III)) and (B) except as disclosed in any Company SEC Reports filed with, or furnished to, the SEC by the Company and publicly available prior to the Agreement Date (without giving effect to any amendment thereof filed with or furnished to the SEC on or after the Agreement Date and excluding any disclosures set forth therein to the extent they constitute general cautionary, predictive or forward-looking statements (including under the captions “Risk Factors”, “Forward-Looking Statements” or “Management Discussion and Analysis of Financial Condition and Results of Operations”) and also excluding any trends regarding, or other extrapolations or predictions of, future financial condition or results that may be derived from historical financial information or disclosures under the caption “Management Discussion and Analysis of Financial Condition and Results of Operations”, but it being understood that this clause (B) shall not be applicable to Section 3.1, Section 3.2 or Section 3.3), the Company represents and warrants to Parent and Merger Sub as follows:

3.1.                            Organization, Standing and Power; Subsidiaries.

(a)                                 The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Each Subsidiary is an entity that is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation (except, in the case of good standing, any jurisdiction that does not recognize such concept), except in the case of the Subsidiaries where the failure to be so organized, exist or be in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a Company Material Adverse Effect.  The Company and each Subsidiary has the requisite power to own its properties and to conduct the Business and is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent the concept is recognized by such jurisdiction) where the nature of its business requires such qualification or licensing, except where the failure to have such power or to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a Company Material Adverse Effect.   The Company is not in violation in any material respect of any of the provisions of its certificate of incorporation or bylaws, each as in effect on the Agreement Date.

(b)                                 The Company has made available to Parent a true, correct and complete copy of the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of the Company and each Subsidiary that is a “significant subsidiary” (as defined in Rule 12b-2 promulgated under the Exchange Act) of the Company, in each case as amended through the Agreement Date.  No such Subsidiary is in violation in any material respect of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational or governing documents, in each case as in effect as of the Agreement Date.  Schedule 3.1(b) sets forth a true, correct and complete list, as of the Agreement Date, of such Subsidiaries and their respective jurisdictions of organization or formation.  All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable (in any jurisdiction that recognizes such concepts), are owned by the Company or another Subsidiary (except for de minimis equity interests held by another person as required under Applicable Law of jurisdictions outside the United States) free and clear of all Encumbrances other than Permitted Encumbrances, and are not subject to any preemptive right or right of first refusal, other than in favor of the Company or a Subsidiary, created by statute, the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of such Subsidiary or any Contract to which the Company or such Subsidiary is a party or by which it is bound.  There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts to which the Company or any Subsidiary is party or by which the Company or any Subsidiary is bound with respect to the issued or unissued capital stock or other securities of any Subsidiary, or otherwise obligating the Company or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities, including any stockholder rights plans, “poison pill”  anti-takeover plans or other similar devices.  Other than the Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person.  There are no outstanding obligations of the Company or any of the Subsidiaries under any Contract to which it is a party or by which it is bound to make any equity or other investment (in the form of a capital contribution or otherwise) in, any other Person (other than the Company or a Subsidiary) in an amount in excess of $150,000 in respect of any single Person.

3.2.                            Capital Structure.

(a)                                 The authorized capital stock of the Company consists solely of (i) 300,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of Company Preferred Stock.  As of the date that is two Business Days before the Agreement Date (the “Capitalization Date”), a total of 57,895,930 shares of Company Common Stock were issued and outstanding, and no shares of Company Preferred Stock were issued and outstanding.  The Company held 1,409,634 shares of Company Common Stock in its treasury as of the Capitalization Date.  As of the Capitalization Date, the Company had reserved 15,264,330 shares of Company Common Stock for issuance pursuant to the Company Option Plans, of which 3,773,716 shares were subject to outstanding and unexercised Company Options, 2,407,175 shares were subject to outstanding Company RSUs, 1,229,384 shares were subject to outstanding Company PSUs and 3,362,159 shares remained available for issuance thereunder.  As of the Capitalization Date, the Company had reserved 2,000,000 shares of Company Common Stock for issuance pursuant to the Company ESPP, of which 1,216,057 shares remained available for issuance thereunder.  All issued and outstanding shares of Company Capital Stock as of the Capitalization Date are duly authorized, validly issued, fully paid and non-assessable and are free of all Encumbrances (other than Encumbrances under applicable securities laws), preemptive rights, rights of first refusal and “put” or “call” rights created by statute, the certificate of incorporation or bylaws of the Company or any Contract to which the Company is a party or by which it is bound.  There is no liability for dividends accrued and unpaid by the Company or any Subsidiary other than intercompany dividends.  There are no shares of Company Capital Stock that have become outstanding from the Capitalization Date to the Agreement Date other than pursuant to the exercise of Company Options or the settlement of Company RSUs, in each case, outstanding on the Capitalization Date and included in the amounts set forth above or granted in accordance with Section 5.2, or pursuant to the exercise of options under the Company ESPP and included in the amounts set forth above and issued in accordance this Agreement.  No Subsidiary owns any shares of Company Capital Stock.

(b)                                 The Company has no Company Options, Company RSUs or Company PSUs other than those granted pursuant to the Company Option Plans.  All issued and outstanding shares of Company Capital Stock and all outstanding Company Options, Company RSUs and Company PSUs were issued, and all repurchases of Company securities were made, in all material respects in compliance with Applicable Law and all requirements set forth in applicable Contracts at the time of such issuance or repurchase, as applicable.

(c)                                  No Company Debt (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company (collectively, “Company Voting Debt”), is issued or outstanding as of the Agreement Date.

(d)                                 As of the Agreement Date, except as set forth in this Section 3.2, there are no options, restricted stock units, shares of phantom stock, other equity-based awards relating to the shares of Company Common Stock (whether settled in shares of Company Common Stock or cash), warrants, puts, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to grant, issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock, any options, restricted stock units or warrants to purchase or acquire any Company Capital Stock or other securities of the Company, or any Company Voting Debt, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, restricted stock unit, warrant, put, call, right or Contract.  As of the Agreement Date, except as expressly provided for in this Agreement, there are no Contracts relating to voting, purchase or sale of any Company Capital Stock between or among the Company and any of the stockholders of the Company, other than written Contracts granting the Company the right to purchase Unvested Company Shares upon termination of employment or service.  True, correct and complete copies of each Company Option Plan, the standard form of all Contracts relating to or issued under each Company Option Plan and all agreements and instruments relating to or issued under each Company Option Plan, Company Options, Company RSUs or Company PSUs, in each case adopted or entered into, as applicable, from June 2, 2014 until the Agreement Date, have been made available to Parent.

3.3.                            Authority; Non-contravention.

(a)                                 The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions, subject, in the case of the Merger under Section 251(h) of the DGCL, to the satisfaction of the conditions of Section 251(h) of the DGCL.  The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and, assuming the conditions of Section 251(h) of the DGCL have been satisfied with respect to the Merger, no approval or other action on the part of the stockholders of the Company or any other corporate proceeding on the part of the Company is necessary to adopt or authorize this Agreement or to consummate the Transactions (other than the filing of the Certificate of Merger pursuant to Section 2.3).  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by each of the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) Applicable Law governing specific performance, injunctive relief and other equitable remedies.  The Company Board, by resolutions duly adopted on or prior to the Agreement Date (and, except in accordance with Section 6.1, not thereafter modified or rescinded) by the unanimous vote of the full Company Board, has (i) approved and declared advisable this Agreement, the Tender Agreements, and the Transactions, (ii) declared that is in the best interests of the Company and the stockholders of the Company (other than Parent and its subsidiaries) that the Company enter into this Agreement and consummate the Transactions and that the stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth herein, (iii) declared that the terms of the Offer and the Merger are fair to the Company and the stockholders of the Company (other than Parent and its subsidiaries) and (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer (collectively, the “Company Board Recommendation”).

(b)                                 Assuming the conditions of Section 251(h) of the DGCL have been satisfied with respect to the Merger, the execution and delivery of this Agreement by the Company do not, and the consummation of the Transactions will not, (i) result in the creation of any material Encumbrance on any of the properties or assets of the Company or any Subsidiary or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the certificate of incorporation or bylaws or other equivalent organizational or governing documents of the Company or any Subsidiary, in each case as amended to date, (B) any Applicable Law or Company Authorization or (C) any Material Contract, other than, in the case of clauses (B) and (C) of this Section 3.3(b), such conflicts, violations, defaults, Encumbrances, terminations, cancellations, accelerations, losses, consents, approvals or waivers, individually or in the aggregate, as would not be reasonably likely to have a Company Material Adverse Effect.

(c)                                  No consent, approval, order, authorization, release or waiver of, or registration, notification, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger pursuant to Section 2.3, (ii) such filings and notifications as may be required under the HSR Act and any applicable foreign Antitrust Law and the expiration or early termination of applicable waiting periods under the HSR Act and any applicable foreign Antitrust Law, (iii) the filing with the SEC of the Schedule 14D-9 and such other reports and filings as may be required under the Exchange Act, (iv) such other filings and notifications as may be required under federal, state (including “blue sky”) or foreign securities laws or the rules and regulations of NYSE and (v) such other consents, approvals, orders, authorizations, releases, waivers, registrations, notifications, declarations or filings that, if not obtained or made, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d)                                 Subject to the accuracy of the representations and warranties set forth in Section 4.4, the approval of this Agreement and the Transactions by the Company Board constitute all of the approvals that are necessary to render the restrictions on “business combinations” with “interested stockholders” set forth in Section 203 of the DGCL (as such terms are defined therein) inapplicable to this Agreement and the Transactions, and represent the only action necessary to ensure that Section 203 of the DGCL does not and will not apply to the execution, delivery or performance of this Agreement or the consummation of the Transactions.  No other state takeover or similar statute or regulation is applicable to this Agreement or the Transactions.

3.4.                            SEC Filings; Financial Statements; Internal Controls.

(a)                                 The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, schedules, reports and documents (including items incorporated by reference) required to be so filed or furnished by the Company with the SEC since January 1, 2014.  All such required forms, statements, schedules, reports and documents, as supplemented, modified or amended since the time of filing, are referred to herein as the “Company SEC Reports.”  As of their respective dates, the Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the Subsidiaries is subject to the periodic and current reporting requirements of Section 13 or 15(d) of the Exchange Act.

(b)                                 Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (collectively, the “Financial Statements”), at the time filed (i) complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, (ii) were prepared in conformity with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of the Company and the Subsidiaries as of the respective dates therein indicated and the consolidated results of the Company’s and the Subsidiaries’ operations and cash flows for the periods therein specified (subject, in the case of unaudited interim period financial statements to the absence of footnotes and to normal recurring year-end audit adjustments, none of which individually or in the aggregate are material to the Company and the Subsidiaries, taken as a whole).  The balance sheet of the Company as of September 30, 2016 (the “Company Balance Sheet Date”) contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.”  Neither the Company nor any Subsidiary has any Liabilities except for: (i) Liabilities reflected on, accrued on or reserved against on the Company Balance Sheet in accordance with GAAP, (ii) Liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) Liabilities incurred under executory Contracts to which the Company or a Subsidiary is a party, other than as a result of a breach thereunder, (iv) the fees and expenses of investment bankers, attorneys, consultants and accountants incurred in connection with this Agreement and the Transactions, (v) Liabilities contemplated or expressly permitted by this Agreement and (vi) Liabilities that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Except as reflected in the Company SEC Reports, neither the Company nor any Subsidiary is a party to, nor does it have any obligation or other commitment to become a party to, any material “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or such Subsidiary in the Company SEC Reports.  From March 4, 2016 through the Agreement Date, the Company has not had any material dispute with any of its auditors regarding accounting matters or policies.  There has been no change in the Company’s accounting policies from January 1, 2014 through the Agreement Date, except as described in the Financial Statements.

(c)                                  From March 4, 2016 through the Agreement Date, the SEC has not provided comments to the Company in connection with any Company SEC Reports that, to the knowledge of the Company, remain unresolved.

(d)                                 Except for any Company Debt between or among any of the Company and the Subsidiaries, Schedule 3.4(d) accurately lists all Company Debt for borrowed money or involving letters of credit as of the Agreement Date individually involving a principal amount in excess of $1,000,000, including, for each item of Company Debt, the Contract governing such Company Debt.

(e)                                  The Company has established and maintains and has since January 1, 2014 maintained, disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(f)                                   The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements.  As of the Agreement Date, there are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures that have been identified by the Company’s auditors and would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data.  To the knowledge of the Company, since January 1, 2014 to the Agreement Date, neither the Company nor the Company’s independent registered accountant has identified or been made aware of any fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

3.5.                            Absence of Certain Changes.  From the Company Balance Sheet Date to the Agreement Date, (i) except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Subsidiaries have conducted the Business in the ordinary course consistent with past practice, except in connection with the Transactions or other potential strategic transactions and (ii) there has not occurred a Company Material Adverse Effect.

3.6.                            Litigation.  As of the Agreement Date, there is no Legal Proceeding (including any class action lawsuit) pending before any Governmental Entity or, to the knowledge of the Company, threatened in writing against the Company or any Subsidiary or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary), in each case except as would not, individually, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole.  As of the Agreement Date, there is no Order against the Company or any Subsidiary, any of their respective assets or properties or, to the knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary), in each case except as would not, individually or in the aggregate, reasonably be expected have a Company Material Adverse Effect.  Neither the Company nor any Subsidiary has any material Legal Proceeding pending against any other Person.  To the knowledge of the Company, there has not been since January 1, 2014 to the Agreement Date, any internal investigations, reviews or inquiries being conducted by the Company, the Company Board (or any committee thereof), any compliance officer of the Company or person performing this function, any human resources representative, any lawyer or any third Person at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues that would, individually, be material to the Company and the Subsidiaries, taken as a whole.

3.7.                            Compliance with Law; Governmental Permits.

(a)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and each Subsidiary has complied with and is not in violation of, and since January 1, 2014 has not received any written notice regarding any violation or alleged violation with respect to, any Applicable Law with respect to the Business.

(b)                                 Each of the Company and each Subsidiary has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company or such Subsidiary currently operates or holds any interest in any of its material assets or properties or (ii) that is required for the operation of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect, except where the failure to obtain such Company Authorizations or the failure of such Company Authorizations to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Subsidiaries are in compliance in all material respects with the terms of the Company Authorizations.  To the knowledge of the Company and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2014, the Company has not received any written notice from any Governmental Entity regarding (A) any actual or alleged violation of any Company Authorization or any failure to comply in all material respects with any term or requirement of any Company Authorization or (B) any revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization.

(c)                                  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its directors, officers or employees (in each case, acting in their capacities as such) has, since January 1, 2014, directly or indirectly through its representatives or any Person authorized to act on its behalf, (i) violated any Anti-Corruption Law or (ii) offered, paid, promised to pay or authorized the payment of money or offered, given or promised to give anything of value, to any Government Official or to any other Person: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in his or her official capacity, (II) inducing any Government Official to do or omit to do any act in violation of his or her lawful duties, (III) securing any improper advantage or (IV) inducing any Government Official to use his or her influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in each case of clauses (I) through (IV), assist the Company in obtaining or retaining business for or with, or directing business to, any Person or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.  Since January 1, 2014, neither the Company nor any of its directors, officers or employees (acting in their capacities as such) has been convicted of violating any Anti-Corruption Law or, to the knowledge of the Company, subjected to any investigation or proceeding by a Governmental Entity for potential corruption, fraud or violation of any Anti-Corruption Law.

3.8.                            Title to Property and Assets.

(a)                                 Each of the Company and each Subsidiary has good and valid title to all of their respective material properties, interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company or such Subsidiary peaceful and undisturbed leasehold possession of the properties and assets that are the subject of the leases, in each case, free and clear of all Encumbrances other than Permitted Encumbrances, except where the failure to have such title or any such leasehold interest, individually, would not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole.

(b)                                 Neither the Company nor any Subsidiary owns any real property or interests in real property.  Schedule 3.8(b) sets forth a true, correct and complete list as of the Agreement Date of all material real property and interests in real property leased by the Company or any Subsidiary (each such property or interest, “Leased Real Property”).  With respect to Leased Real Property, neither the Company nor any Subsidiary has (i) subleased, licensed or otherwise granted any Person the right to use or occupy a material portion of such Leased Real Property or any portion thereof or (ii) collaterally assigned or granted any other material security interest in any such leasehold estate or any interest therein.  The Company has made available to Parent true, correct and complete copies of all leases, subleases and other Contracts under which the Company and/or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property, including all material modifications, amendments and supplements thereto.

3.9.                            Intellectual Property.

(a)                                 As used in this Agreement, the following terms shall have the meanings indicated below:

(i)                                     “Intellectual Property Rights” means any and all rights in the following: patents, utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated, rights in databases and software and any similar or equivalent rights to any of the foregoing.

(ii)                                  “Company-Owned Intellectual Property” means any and all Intellectual Property Rights that are owned, or purported by the Company or any Subsidiary to be owned, by the Company or any Subsidiary.

(iii)                               “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to the Company or any Subsidiary.

(iv)                              “Company Registered Intellectual Property Rights” means all United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks or service marks and applications to register trademarks or service marks (including intent-to-use applications), (C) registered Internet domain names and (D) registered copyrights and applications for copyright registration, in each case owned, registered or filed by the Company or any of the Subsidiaries.

(v)                                 “Third-Party Intellectual Property” means any and all Intellectual Property Rights owned by a third Person.

(vi)                              “Company Products” means all products or services produced, marketed, licensed from, sold or distributed by or on behalf of the Company or any Subsidiary.

(b)                                 The Company and the Subsidiaries own or have the right or license to use all material Intellectual Property Rights used in or incorporated into the Company Products, as used and incorporated in the Company Products as of the Agreement Date, or used in the conduct of the Business as conducted as of the Agreement Date.

(c)                                  Schedule 3.9(c) lists, as of the Agreement Date, all material Company Registered Intellectual Property Rights, including the jurisdictions in which each such Company Registered Intellectual Property Right has been issued or registered or in which any application for such issuance and registration has been filed by the Company or the Subsidiaries, or in which any other filing or recordation has been made by the Company or the Subsidiaries.  Each such item of Company Registered Intellectual Property Rights has not been held invalid (or in the case of applications, has been applied for) and is subsisting.

(d)                                 To the knowledge of the Company, the consummation of the Transactions will not result in the material breach or termination of, or trigger or accelerate any material right or obligation under, any Contract regarding material Company Intellectual Property.

(e)                                  To the knowledge of the Company, as of the Agreement Date, there is no material unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third Person.  Neither the Company nor any Subsidiary has brought any Legal Proceeding since January 1, 2014 for infringement or misappropriation of any Intellectual Property Right which would be material to the Company and the Subsidiaries, taken as a whole.

(f)                                   To the knowledge of the Company, the Company Products and the operation of the Business as of the Agreement Date do not infringe, misappropriate or violate any Third-Party Intellectual Property in any material respect, and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction.  Neither the Company nor any Subsidiary has been sued in any Legal Proceeding (or received any written notice or, to the knowledge of the Company, threat) since January 1, 2014 that involves a material claim of infringement or misappropriation of any Intellectual Property Right of any third Person.

(g)                                  The Company and the Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or trade secret information of the Company (including without limitation, software source code that is Company-Owned Intellectual Property) or provided by any third Person to the Company subject to confidentiality obligations in effect as of the Agreement Date (“Confidential Information”).

(h)                                 As of the Agreement Date, the Company is in compliance in all material respects with the terms and conditions of all licenses for all software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License and any license identified as an open source license by the Open Source Initiative (www.opensource.org)) (“Open Source Materials”) that is incorporated into, or combined or distributed with, any Company Products.

(i)                                     Neither the Company nor any Subsidiary has incorporated Open Source Materials into, or combined or distributed Open Source Materials with, the Company Intellectual Property or Company Products, or otherwise used Open Source Materials, in such a way that creates material obligations for the Company or such Subsidiary to grant, or purport to grant, to any third Person, any rights or immunities under any material Company-Owned Intellectual Property (including using any Open Source Materials in a manner that requires, as a condition of use, modification and/or distribution of such Open Source Materials, that other software constituting material Company-Owned Intellectual Property incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge).

(j)                                    As of the Agreement Date, the Company and each Subsidiary have complied (x) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with all Applicable Law and (y) to the knowledge of the Company, in all material respects with their respective Contracts and privacy policies relating to: (i) the privacy of users of their products and services, including the customers of the Company and each Subsidiary (“Company Customers”) and any employees and end-user or subscriber customers of Company Customers (“Company Customer End-Users”) and all Internet websites owned, maintained or operated by Company or any Subsidiary (the “Company Websites”) and (ii) the use, collection, storage, disclosure, receipt and transfer of any personally identifiable information and other personal information collected, accessed or obtained by the Company or any Subsidiary, including any personally identifiable information and other personal information of Company Customers and Company Customer End-Users.

(k)                                 Each of the Company and each Subsidiary has implemented and maintains a commercially reasonable security plan that (i) identifies internal and external risks to the security of the Confidential Information, including personally identifiable information, (ii) implements, monitors and improves adequate and effective administrative, electronic and physical safeguards to control those risks and (iii) maintains notification procedures in compliance with Applicable Law in the case of any breach of security compromising data containing personally identifiable information and other personal information.  To the knowledge of the Company, since January 1, 2014, neither the Company nor any Subsidiary has experienced any material breach of security or other material unauthorized access by third parties to the Confidential Information, including personally identifiable information and other personal information in the Company’s or Subsidiary’s possession, custody or control.

(l)                                     Notwithstanding any other provision of this Agreement, other than with respect to Material Contracts addressed by Section 3.18(a)(v)(B), Section 3.18(a)(ix) and Section 3.18(b) with respect to such Material Contracts, the representations and warranties contained in the foregoing subsections of this Section 3.9 are the sole and exclusive representations and warranties of the Company relating to intellectual property, data privacy and security matters of any kind.

3.10.                     Environmental Matters.

(a)                                 As used in this Agreement, the following terms shall have the meanings indicated below:

(i)                                     “Environmental and Safety Laws” means any Applicable Law issued, or promulgated by any Governmental Entity that are intended to assure the protection of the environment, or that classify, regulate, or call for the remediation of Hazardous Materials or that are intended to assure the safety of employees, workers or other Persons, as such safety relates to exposure to Hazardous Materials.

(ii)                                  “Facilities” means all buildings and improvements on the Leased Real Property.

(iii)                               “Hazardous Materials” means any toxic or hazardous substance, chemical, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Applicable Law due to adverse impacts on human health or the environment.

(iv)                              “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) as of the Agreement Date, neither the Company nor any Subsidiary has received any notice (written or, to the knowledge of the Company, oral) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws that remains outstanding, (ii) as of the Agreement Date, no Legal Proceedings are pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary relating to an actual or alleged violation of any Environmental and Safety Laws, (iii) as of the Agreement Date, neither the Company nor any Subsidiary has been named as a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous Applicable Law arising out of prior events, (iv) to the knowledge of the Company, neither the Company nor any Subsidiary have Released any Hazardous Material in, on, under, or affecting any of the Facilities or any Leased Real Property in a manner reasonably likely to result a Liability to the Company or any Subsidiary, (v) all Hazardous Materials and wastes generated by the Company and the Subsidiaries have been disposed of by the Company and the Subsidiaries in accordance with Environmental and Safety Laws, (vii) to the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Legal Proceeding or Liability against the Company or any Subsidiary arising under Environmental and Safety Laws, (viii) neither the Company nor any Subsidiary has owned or operated any regulated underground tanks at, on or under any Leased Real Property, including treatment or storage tanks, or gas or oil wells, (ix) the Company’s and each Subsidiary’s use of and activities at the Facilities complied in all material respects with all Environmental and Safety Laws and (x) each of the Company and each Subsidiary has all permits and licenses required to be issued under Environmental and Safety Laws necessary for the conduct of the Business and are in compliance in all material respects with the terms and conditions of such permits and licenses.

3.11.                     Taxes.

(a)                                 The Company and each of the Subsidiaries have timely filed all material Tax Returns required to be filed by them under Applicable Law, and all such Tax Returns were true, correct and complete in all material respects.  The Company and each of the Subsidiaries have timely paid all material Taxes required to have been paid by them under Applicable Law, whether or not shown on any Tax Return.

(b)                                 There is no audit, claim or assessment regarding any material Tax Return of the Company or any Subsidiary pending as of the date hereof.

(c)                                  The Company Balance Sheet reflects adequate accruals for all Liability for unpaid Taxes of the Company and/or any Subsidiary for periods (or portions thereof) through the Company Balance Sheet Date, other than Taxes the non-payment of which would not have a Company Material Adverse Effect.  Neither the Company nor any Subsidiary has any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice or Taxes the non-payment of which would not have a Company Material Adverse Effect.

(d)                                 There is no claim for material Taxes being asserted against the Company or any Subsidiary that has resulted in an Encumbrance against any properties or assets of the Company or any Subsidiary other than Permitted Encumbrances.  As of the date of this Agreement, no extension or waiver of the statute of limitations period applicable to any material Tax Returns of the Company or any Subsidiary has been granted and is currently in effect.  No power of attorney that is currently in force has been granted with respect to any matter relating to material Taxes that could affect the Company or any of the Subsidiaries.

(e)                                  Neither the Company nor any Subsidiary is a party to or bound by any material Tax sharing, Tax indemnity or Tax allocation agreement (other than any such agreement (i) solely between or among the Company and the Subsidiaries or between or among Subsidiaries or (ii) entered into in the ordinary course of business, the primary purpose of which is unrelated to Taxes).  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there exists no default or event of default with respect to the Company or its Subsidiaries under any such Tax sharing, Tax indemnity or Tax allocation agreement.

(f)                                   Neither the Company nor any Subsidiary has participated in, and none of them are currently participating in, a “Listed Transaction” within the meaning of Treasury Regulations section 1.6011-4(b)(2).

(g)                                  Neither the Company nor any Subsidiary has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

(h)                                 Neither the Company nor any Subsidiary has any material Liability for Taxes of any Person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Applicable Law) as a transferee or successor of such Person, by Contract or otherwise.

(i)                                     Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting in which the year of change is a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Applicable Law) entered into prior to the Closing, (iii) intercompany transaction consummated prior to the Closing or excess loss account existing prior to the Closing, in either case described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Applicable Law), (iv) installment sale or open transaction disposition made prior to the Closing, or (v) election under Section 108(i) of the Code with respect to the discharge of any indebtedness prior to the Closing Date.

(j)                                    Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(k)                                 Each of the Company and each Subsidiary has withheld all material Taxes required to have been withheld by it under Applicable Law in connection with amounts paid by the Company or such Subsidiary, as applicable, to any employee, independent contractor, creditor, shareholder or third parties and, to the extent required by Applicable Law, has paid over to the appropriate Governmental Entities (or is properly holding for such timely payment) all such withheld amounts.

(l)                                     Neither the Company nor any Subsidiary has received a written claim from a Governmental Entity in a jurisdiction where such Company or Subsidiary, as applicable, does not file Tax Returns or pay Taxes that such Company or Subsidiary, as applicable, is required to file a Tax Return or is subject to taxation by such jurisdiction. To the knowledge of the Company, neither the Company nor any Subsidiary has a permanent establishment (within the meaning of an applicable Tax treaty) or other office or fixed place of business in a country other than the country in which it is organized except as disclosed in the Financial Statements and reserved for pursuant to ASC 740-10/FIN 48.

(m)                             Notwithstanding any other provision of this Agreement, (i) the representations and warranties contained in the foregoing subsections of this Section 3.11 and in Section 3.12 are the sole and exclusive representations and warranties of the Company relating to any Taxes or Tax Returns and (ii) nothing in this Agreement (including this Section 3.11) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute of the Company or any Subsidiary.

3.12.                     Employee Benefit Plans and Labor Matters.

(a)                                 Schedule 3.12(a) lists, as of the Agreement Date, with respect to the Company, any Subsidiary and any trade or business (whether or not incorporated) that is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Sections 414(b), (c), (m) or (o) of the Code, each material (i) employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA and whether or not maintained or sponsored in a jurisdiction outside of the United States, (ii) loan to an employee in excess of $10,000, (iii) supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plan, program or arrangement, or similar arrangement under Applicable Laws outside of the United States (iv) bonus, pension, profit sharing, savings, retirement, deferred compensation or incentive plan, program or arrangement, (v) other fringe or employee benefit plan, program, policy or arrangement that applies to senior management and that do not generally apply to all employees, (vi) employment or service agreement (except for offer letters providing for at-will employment that do not provide for severance, acceleration or post-termination benefits) compensation agreement, change in control or retention agreement or severance agreement, for the benefit of, or relating to, any present or former director, officer, employee or consultant and (vii) other written or oral arrangement for the benefit of any employee under which the Company or any ERISA Affiliate has or may have material liability, contingent or otherwise (all of the foregoing described in clauses (i) through (vii), collectively and without reference to the materiality qualifier, the “Company Employee Plans”).

(b)                                 The Company has made available to Parent a true, correct and complete copy of each of the material Company Employee Plans and, as applicable, related material plan documents (including trust documents, insurance policies or Contracts, employee booklets, registration statements, prospectuses and summary plan descriptions and other authorizing documents and any material employee communications relating thereto) and, with respect to each Company Employee Plan that is subject to

ERISA reporting requirements, has made available to Parent true, correct and complete copies of the Form 5500 reports filed for the filed for the last three plan years.

(c)                                  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.  The Company has made available to Parent a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code.

(d)                                 Since January 1, 2014, each Company Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by Applicable Laws and the Company, each Subsidiary and each ERISA Affiliate has materially performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans.  To the extent legally required (or as required for such Foreign Plan to receive favorable Tax treatment), each Foreign Plan has been approved by the relevant taxation authority and any other applicable Governmental Entities.  Since January 1, 2014, in all material respects, all contributions required to be made by the Company, any Subsidiary or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates under Applicable Laws. In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, the Company, the Subsidiaries and the ERISA Affiliates have in all material respects made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issue by the United States Department of Labor. With respect to each Company Employee Plan, each of the Company and each Subsidiary in the United States has in all material respects complied with the applicable health care continuation and notice provisions of COBRA and the regulations thereunder.

(e)                                  Neither the Company nor any Subsidiary or ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has within the six year period preceding the Agreement Date maintained, established, sponsored, participated in or contributed to, any “pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.  Neither the Company nor any Subsidiary or ERISA Affiliate is a party to, or has made any contribution within the six years prior to the Agreement Date to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(f)                                   None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law.  There has been no material “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan and neither the Company nor any Subsidiary or ERISA Affiliate is subject to any material Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans.

(g)                                  From January 1, 2014 through the Agreement Date, no Legal Proceeding has been brought or is pending, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan or the plan sponsor, plan administrator or any fiduciary of any

Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor, other than routine claims for benefits.

(h)                                 From January 1, 2014 through the Agreement Date, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Subsidiary or any ERISA Affiliate relating to, or change in participation or coverage under, any material Company Employee Plan which would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent fiscal year included in the Financial Statements.

(i)                                     No Company Employee Plan maintained or contributed to by the Company or any Subsidiary under Applicable Law or under applicable custom or rules of the relevant jurisdiction, in either case outside of the United States, that is a defined benefit pension plan has unfunded Liabilities that will not be offset by insurance or that are not fully accrued on the Financial Statements in accordance with GAAP in all material respects.

(j)                                    Except as otherwise provided herein, neither the execution and delivery of this Agreement nor the consummation of any Transaction will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, golden parachute, bonus or other compensation or benefit) becoming due to any employee or director of the Company or any Subsidiary, (ii) materially increase or otherwise enhance any employment-related benefits otherwise payable by the Company or any Subsidiary, (iii) result in the acceleration of the time of payment or vesting of any such benefits or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Subsidiary to any employee or director of the Company or any Subsidiary.

(k)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each Subsidiary is in compliance with all Applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.  As of the Agreement Date, except as would not, individually, be material to the Company and the Subsidiaries, taken as a whole, (i) there are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any Subsidiary and any of their respective current or former employees, which controversies have or would reasonably be expected to result in a Legal Proceeding before any Governmental Entity; (ii) there are no complaints, charges or claims against the Company or any of the Subsidiaries pending or, to the knowledge of the Company, threatened before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of the Subsidiaries, of any individual; (iii) neither the Company nor any Subsidiary of the Company has received, since January 1, 2014, written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws, such as those regulating the wages and hours of work, child labor, discrimination or fair employment practices, immigration, affirmative action, or occupational health and safety, to conduct an investigation or notice that such an investigation is in progress; and (iv) the employment of each of the employees of the Company or any Subsidiary is “at will” (except for non-U.S. employees of the Company or any Subsidiary located in a jurisdiction that does not recognize the “at will” employment concept).

(l)                                     Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or other labor organization, no collective bargaining agreement is being negotiated by the Company or any Subsidiary, neither the

Company nor any Subsidiary has any duty to bargain with any labor union, works council or other labor organization and no employee of the Company or any Subsidiary is represented by a labor union, works council or other labor organization in connection with their employment by the Company or any Subsidiary.  To the knowledge of the Company, there are no activities or proceedings of any labor union to organize the employees of the Company or any of the Subsidiaries.  There is no labor dispute, strike or work stoppage against the Company or any Subsidiary pending or to the knowledge of the Company, threatened that would reasonably be expected to interfere with the respective business activities of the Company or any Subsidiary.

(m)                             Neither the Company nor any Subsidiary has caused any of its respective employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period ending on the Agreement Date.

(n)                                 Schedule 3.12(n) lists each Person (whether U.S. or foreign) who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date and based on information available to the Company as of the Agreement Date.  No service provider of the Company is entitled to receive any gross-up or additional payment by reason of a Tax imposed on such person by reason of Section 4999 of the Code.

(o)                                 There is no contract, agreement, plan or arrangement to which the Company or any of the Subsidiaries is a party covering any service provider of the Company which individually or collectively could require the Company or any of the Subsidiaries to pay a Tax gross-up payment or to otherwise indemnify or reimburse any such service provider for Tax related payments, in each case under Section 409A.

(p)                                 Each nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) to which the Company or any of the Subsidiaries is a party has been at all times since January 1, 2005 (or if later, the date such plan became effective) in material operational compliance with Section 409A and at all times since January 1, 2009 (or, if later, the date such plan became effective), in material documentary compliance with Section 409A.  There is no contract, agreement, plan or arrangement to which the Company or any of the Subsidiaries is a party covering any service provider of the Company which individually or collectively could require the Company or any of the Subsidiaries to pay a Tax gross-up payment or to otherwise indemnify or reimburse any such service provider for Tax related payments, in each case under Section 409A.

(q)                                 Notwithstanding any other provision of this Agreement, other than with respect to any Legal Proceeding addressed by Section 3.6 and Material Contracts addressed by Section 3.18(a)(vii) and Section 3.18(a)(xiv) and Section 3.18(b) with respect to such Material Contracts, the representations and warranties contained in the foregoing subsections of this Section 3.12 are the sole and exclusive representations and warranties of the Company relating to employee benefit and labor matters of any kind.

3.13.                     Interested-Party Transactions.  No event has occurred since April 28, 2016 that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

3.14.                     Insurance.  There is no material claim pending under any policy of insurance of the Company or the Subsidiaries as to which material coverage has been questioned, denied or disputed by the underwriters of such policies.  All premiums due and payable under all such policies have been timely paid and the Company and each Subsidiary is otherwise in compliance with the terms of such policies.  All such policies remain in full force and effect, and neither the Company nor any Subsidiary has received any written notice of any threatened termination of, or material premium increase with respect to, any of such policies.

3.15.                     Brokers and Advisors; Fairness Opinion.

(a)                                 Except for the Company’s obligation to J.P. Morgan Securities LLC, neither the Company nor any Subsidiary or Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other Transaction, and Parent will not incur any Liability, either directly or indirectly, to any investment banker, broker, advisor or similar party as a result thereof or of any act or omission of the Company, any of its stockholders, the Subsidiaries or any Company Representative.

(b)                                 The Company Board has received an opinion from J.P. Morgan Securities LLC, dated as of the Agreement Date, to the effect that, as of the Agreement Date, and based upon and subject to the matters and the limitations set forth therein, the Per Share Merger Consideration to be paid to the holders of Company Common Stock in the Offer and the Merger is fair, from a financial point of view, to such holders (the “Fairness Opinion”).

3.16.                     Customers.  As of the Agreement Date, neither the Company nor any Subsidiary has any outstanding material dispute concerning its services and/or products with any customer, distributor or reseller who, in the fiscal year ended 2015 was one of the 10 largest sources of revenue for the Company, based on amounts recognized in accordance with GAAP during such period (each, a “Significant Customer”).  Each Significant Customer is listed on Schedule 3.16.  As of the Agreement Date, since January 1, 2014, neither the Company nor any Subsidiary has received any written notice from any Significant Customer that such customer intends to terminate its customer relationship with the Company or any Subsidiary or that such Significant Customer intends to terminate or, to the knowledge of the Company, amend the terms of existing material customer Contracts between the Company or any Subsidiary and such Significant Customer in a manner which would be material and adverse to the Company and the Subsidiaries, taken as a whole.

3.17.                     Suppliers.  As of the Agreement Date, neither the Company nor any Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier or vendor who, in the fiscal year ended 2015, was one of the 10 largest suppliers of goods and/or services to the Company, based on amounts paid or payable during such period (each, a “Significant Supplier”).  Each Significant Supplier is listed on Schedule 3.17.  Since January 1, 2014, neither the Company nor any Subsidiary has received any written notice of termination or interruption of any existing material supplier Contracts between the Company or any Subsidiary and such Significant Supplier.

3.18.                     Material Contracts.

(a)                                 Except for this Agreement, and Company Employee Plan and the Contracts specifically identified on Schedule 3.18(a), neither the Company nor any Subsidiary is a party to or bound by any of the following Contracts (each, a “Material Contract”) as of the Agreement Date:

(i)                                     any Contract with a Significant Customer entered into on or after January 1, 2015;

(ii)                                  any Contract with a Significant Supplier entered into on or after January 1, 2015;

(iii)                               any material trust indenture, mortgage, promissory note, loan agreement, credit agreement or other Contract for the borrowing of money, any currency exchange, interest rate, commodities or other hedging or derivative transaction or arrangement;

(iv)                              any Contract for (A) capital expenditures or (B) any material leasing transaction of the type required to be capitalized in accordance with GAAP, in each case in excess of $1,000,000 individually;

(v)                                 any Contract entered into on or after January 1, 2015: (A) materially limiting the freedom of the Company or any Subsidiary to engage or participate, or compete with any other Person, in any line of business, market or geographic area (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any material benefit or material right would be required to be given or lost as a result of so engaging, participating or competing, (B) materially limiting the freedom of the Company or any Subsidiary to make use of any Company-Owned Intellectual Property or Third-Party Intellectual Property not licensed under such Contract, (C) granting material “most favored nation” status to any third Person or (D) granting material exclusive sales, distribution, marketing or other exclusive rights to any third Person; provided, that this clause (v) shall not apply to any amendment to an existing Contract, which amendment is entered into on or after January 1, 2015, except to the extent such amendment includes a provision the effect of which is described in subclauses (A) through (D) of this clause (v);

(vi)                              any Contract entered into on or after January 1, 2015 pursuant to which the Company or any Subsidiary (A) has purchased any real property or (B) is a lessor or lessee of any real property or of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, with respect to any such leased item involving in excess of $1,500,000 per annum;

(vii)                           any Contract with any of its directors or executive officers (other than employee offer letters or consulting agreements on the Company’s standard form that are terminable at will without Liability (except as required by any Applicable Law) by the Company or any Subsidiary, employee invention assignment and confidentiality agreements on the Company’s standard forms and option grant, and option exercise agreements, restricted stock unit agreements, performance stock unit agreements and restricted stock grant agreements on the Company’s standard forms), including any Contract requiring the Company to make a payment to any such Person on account of any Transaction or any Contract that is entered into in connection with this Agreement;

(viii)                        any joint venture Contract or any other material Contract that involves a sharing of revenues (other than Contracts relating to the payment of customary royalties), profits, cash flows, expenses or losses with any other Person;

(ix)                              any Contract entered into on or after January 1, 2015 pursuant to which (A) the Company or any Subsidiary has agreed to any restriction on the right of the Company or any Subsidiary to enforce any Company Registered Intellectual Property Rights or (B) the Company or any Subsidiary has granted any third Person an option or any other right or encumbrance that can be asserted or exercised on or after the Agreement Date to acquire, exclusively license or otherwise control any Company-Owned Intellectual Property;

(x)                                 any Contract with any investment banker retained by the Company or any Subsidiary in connection with this Agreement and the Transactions;

(xi)                              any Contract pursuant to which (A) the Company has acquired a material business or entity, or material assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which the Company has any material ownership interest in any other Person (other than the Subsidiaries) or (B) any other Person has the right to acquire any material assets of the Company or any Subsidiary (or, after giving effect to the consummation of the Merger, Parent or any of its Affiliates) or any material ownership interests therein after the Agreement Date, other than  Contracts identified in subsection (xi) of Schedule 3.18(a);

(xii)                           any material litigation settlement or currently effective material litigation standstill or tolling agreement, in each case entered since the Balance Sheet Date;

(xiii)                        any Contract not disclosed against another subsection of this Section 3.18(a) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K);

(xiv)                       any Contract with any labor union or any collective bargaining agreement or similar contract with its employees that is material to the Business, other than any such Contract to which the Company is a party pursuant to a requirement of Applicable Law; or

(xv)                          any other Contract not listed in subsections (i)-(xiv) that individually provides for payments by the Company or the Subsidiaries in excess of $1,000,000 during calendar year 2016 or any subsequent twelve month period which is not terminable by either party on less than 60 days’ written notice without material penalty or liability.

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) all Material Contracts are in written form; (ii) each of the Material Contracts is in full force and effect, except with respect to any Material Contract which expires by its terms (as in effect as of the Agreement Date) or is terminated in accordance with its terms (as in effect as of the Agreement Date) other than for a breach by the Company or any of the Subsidiaries, and has not been amended in any material respect except as disclosed in Schedule 3.18(a); (iii) there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any Subsidiary or, to the knowledge of the Company, with respect to any other contracting party, that, with or without the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (A) become a material default or event of default under any Material Contract or (B) give any third Person the right to (I) declare a material default or exercise any remedy under any Material Contract, (II) a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (III) accelerate the maturity or performance of any material obligation of the Company or any Subsidiary under any Material Contract or (IV) cancel, terminate or modify any Material Contract; and (iv) from January 1, 2015 to the Agreement Date, neither the Company nor any Subsidiary has received any written notice regarding any actual or possible material violation or breach of, material default under, or intention to cancel any Material Contract.  True, correct and complete copies of all Material Contracts have been made available to Parent (it being acknowledged by Parent that each Contract filed by the Company with the SEC shall be deemed to have been made available to Parent for purposes of this Section 3.18(b)).

3.19.                     Export Control Laws.

(a)                                 To the knowledge of the Company, and except as would not be material to the Company and the Subsidiaries taken as a whole, since January 1, 2012, the Company and each Subsidiary has conducted its respective businesses and any (re)export or import transactions in accordance with Applicable Law concerning (re)export or import controls and/or economic, trade or financial sanctions, including the following:

(i)                                     U.S. export control legislation, such as the Export Administration Regulations (“EAR”) and the International Traffic in Arms Regulations (“ITAR”) and other controls administered by the U.S. Department of Commerce, U.S. Department of State and/or other federal departments and agencies;

(ii)                                  European Union (“EU”) export control legislation, such as Council Regulation (EC) No 428/2009 and that of any of its Member States;

(iii)                               any other export controls adopted by a Participating State of the Wassenaar Arrangement or by a country in which the Company or a Subsidiary is located, has operations or must perform obligations imposed by any Contract;

(iv)                              economic, trade and financial sanctions laws against governments, non-state entities and individuals imposed by the U.S., the EU or any of its Member States, a Participating State of the Wassenaar Arrangement or a country in which the Company or any Subsidiary is located, has operations or must perform obligations imposed by any Contract; and

(v)                                 any other (re)export or import control and/or sanctions laws in any other applicable jurisdiction.

(b)                                 The Company and each Subsidiary has obtained and disclosed to Parent and made available to Parent true, correct and complete copies of all material licenses, official approvals, authorizations and registrations required by Applicable Law with respect to (re)export or import controls and/or economic, trade or financial sanctions for the (re)export or import of products, information, software and technologies from the U.S., EU or any of its Member States and each other applicable jurisdiction and is in compliance in all material respects with the terms of such licenses, official approvals, authorizations and registrations.

(c)                                  There are no material pending claims or claims threatened in writing against the Company or any Subsidiary in respect of compliance with Applicable Law concerning (re)export or import controls and/or economic, trade or financial sanctions or any licenses, official approvals, authorizations or registrations required thereunder and to the knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company or any Subsidiary that would reasonably be expected to give rise to any future claims.

3.20.                     Information Supplied.  The Schedule 14D-9, the information supplied by the Company for inclusion or incorporation by reference in the Offer Documents, including any amendments or supplements thereto, shall not, on each applicable filing date and date of mailing to the stockholders of the Company, (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Transactions that has become misleading.  The Schedule 14D-9 when filed will comply as to form in all material respects with the requirements of the Exchange Act.  Notwithstanding anything in the foregoing to the contrary, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Affiliates that is contained in (or incorporated by reference in) the Schedule 14D-9.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1.                            Organization, Standing and Power.  Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.  Each of Parent and Merger Sub has the corporate power to own its properties and to conduct its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent the concept is recognized by such jurisdiction) where the nature of its business requires such qualification or licensing, except where the failure to have such power or to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a Parent Material Adverse Effect.  Neither Parent nor Merger Sub is in violation in any material respect of any of the provisions of its articles or certificate of incorporation, as applicable, or bylaws, each as in effect on the Agreement Date.

4.2.                            Authority; Non-contravention.

(a)                                 Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions.  The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceeding on the part of Parent or Merger Sub is necessary to adopt or authorize this Agreement or to consummate the Transactions (other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which shall occur promptly following the execution of the Agreement).  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company of this Agreement, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) Applicable Law governing specific performance, injunctive relief and other equitable remedies.

(b)                                 The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the certificate of incorporation or bylaws of Parent and Merger Sub, in each case, as amended to date, (ii) subject to compliance with the requirements set forth in Section 4.2(c), any material Applicable Law applicable to Parent or Merger Sub or any of their respective material properties or assets or (iii) any material Contract applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), such conflicts, violations, defaults, terminations, cancellations, accelerations, losses, consents, approvals or waivers, individually or in the aggregate, as would not reasonably be expected to be material to Parent’s or Merger Sub’s ability to perform their respective obligations under this Agreement.

(c)                                  No consent, approval, order, authorization, release or waiver of, or registration, notification, declaration or filing with, any Governmental Entity, is required by, or with respect to, Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger pursuant to Section 2.3, (ii) such filings and notifications as may be required under the HSR Act and any applicable foreign Antitrust Law and the expiration or early termination of applicable waiting periods under the HSR Act and any applicable foreign Antitrust Law, (iii) such other filings and notifications as may be required under federal, state or foreign securities laws or the rules and regulations of the NASDAQ Global Select Market, (iv) the filing of a registration statement on Form S-8 with the SEC after the Closing Date covering the shares of Parent Common Stock issuable pursuant to the Rollover Options, Rollover RSUs and Rollover PSUs to be assumed and converted by Parent and (iv) such other consents, approvals, orders, authorizations, releases, waivers, registrations, notifications, declarations or filings that, if not obtained or made, individually or in the aggregate, would not reasonably be expected to prevent, materially alter or materially delay any of the Transactions.

4.3.                            No Prior Merger Sub Operations.  Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

4.4.                            Stock Ownership.  As of the Agreement Date, neither Parent nor Merger Sub beneficially own any shares of Company Capital Stock.  Neither Parent nor Merger Sub, nor any of their “affiliates” or “associates,” has been an “interested stockholder” with respect to the Company at any time within the three-year period ending on the Agreement Date, as those terms are used in Section 203 of the DGCL.

4.5.                            Information Supplied.  The Offer Documents and the information supplied by the Company for inclusion or incorporation by reference in the Schedule 14D-9, including any amendments or supplements thereto, shall not, on each applicable filing date and date of mailing to the stockholders of the Company, (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Transactions that has become misleading.  The Offer Documents when filed will comply as to form in all material respects with the requirements of the Exchange Act.  Notwithstanding anything in the foregoing to the contrary, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company that is contained in (or incorporated by reference in) the Offer Documents.

4.6.                            Litigation.  As of the Agreement Date, there is no Legal Proceeding pending before any Governmental Entity or, to the knowledge of Parent, threatened in writing against Parent or Merger Sub or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Parent or Merger Sub), in each case except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  As of the Agreement Date, there is no Order against Parent or Merger Sub, any of their respective assets or properties or, to the knowledge of Parent, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Parent or Merger Sub), in each case except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.7.                            Brokers and Advisors.  Except for Parent’s obligation to PJT Partners LP and Goldman, Sachs & Co., neither the Parent nor any Affiliate of Parent is obligated for the payment of any fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other Transaction, and the Company and its Affiliates will not incur any Liability, either directly or indirectly, to any investment banker, broker, advisor or similar party as a result thereof or of any act or omission of Parent, any of its stockholders, any of its subsidiaries or any of its Representatives.

4.8.                            Financing.

(a)                                 Parent will have available to it upon the consummation of the Offer and the Effective Time sufficient funds to make the payments required pursuant to this Agreement with respect to, the Offer and the Merger, respectively.

(b)                                 Parent has delivered to the Company true and complete copies of the fully executed debt commitment letters from the Financing Sources identified therein, dated as of the date hereof (including all exhibits, schedules, annexes and amendments thereto (and together with any fee letter (each, a “Fee Letter”) associated therewith which Fee Letter has been redacted in a customary manner solely with respect to terms that are confidential and do not adversely affect the enforceability, availability or conditionality of or the aggregate amount of net proceeds available under the Financing) as of the date of this Agreement, collectively, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, such Financing Sources have committed to lend the amounts set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement (the “Financing”).  All of the Debt Commitment Letters are in full force and effect and are legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization and similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). As of the date of this Agreement, (i) no Debt Commitment Letter has been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and (ii) to the knowledge of Parent, no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated (other than any such amendment, modification or supplement to add Financing Sources, lead arrangers, bookrunners, syndication agents or similar entities who have not executed the Debt Commitment Letters as of the date hereof). As of the date of this Agreement, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would constitute or result in a breach or default on the part of Parent or, to the knowledge of Parent, any other Person under any of the Debt Commitment Letters.  As of the date of this Agreement, Parent has no reason to believe (both before and after giving effect to any “flex” provisions contained in the Fee Letters) that it will be unable to satisfy, on a timely basis, any term or condition to be satisfied by it contained in the Debt Commitment Letters or that the full amounts committed pursuant to the Debt Commitment Letters will not be available as of the Closing if the terms or conditions to be satisfied by it contained in the Debt Commitment Letters are satisfied (taking into account the expected timing of the Marketing Period).  As of the date hereof, there are no side letters or other agreements, contracts, arrangements or understandings to which Parent is a party related to the funding of the Financing other than as expressly set forth in the Debt Commitment Letter.  The Financing is subject to no conditions to the obligations of the parties under the Debt Commitment Letters to make the full amount of the Financing available to Parent or Merger Sub at the Closing other than those set forth in the Debt Commitment Letter.   As of the date of this Agreement, Parent has fully paid any and all commitment fees or other fees or deposits required by the Debt Commitment Letters to be paid on or before the date of this Agreement.  The aggregate proceeds from the Financing constitute all of the financing required for the consummation of the transactions contemplated by this Agreement and are sufficient in amount to provide Parent with the funds necessary for it to consummate the transactions contemplated hereby and to satisfy its obligations under this Agreement, including for Parent to pay the aggregate amounts payable pursuant to Article II and the payment of all fees, costs and expenses to be paid by Parent related to the transactions contemplated by this Agreement, including such fees, costs and expenses relating to the Financing.

4.9.                            Parent Contracts.  As of the Agreement Date, neither Parent nor any of its subsidiaries is a party to or bound by a Contract with any third Person for the acquisition by Parent, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, of the business of any third Person which, either directly or through one or more of its subsidiaries, is a provider of software or software-as-a-service solutions.

4.10.                     Solvency.  Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any Subsidiary of the Company. Parent and Merger Sub are Solvent as of the date of this Agreement, and, assuming the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by this Agreement, Parent, the Surviving Corporation and each of the Surviving Corporation’s Subsidiaries will, after giving effect to all of the transactions contemplated by this Agreement (including the Financing and the payment of the aggregate amounts payable pursuant to Article II and the payment of all fees, costs and expenses to be paid by Parent related to the transactions contemplated by this Agreement, including such fees, costs and expenses relating to the Financing), be Solvent at and after the Closing.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1.                            Conduct of Business of the Company and the Subsidiaries.  Except (i) as set forth in Schedule 5.2 of the Company Disclosure Letter, (ii) as expressly permitted, contemplated or required by this Agreement, (iii) as required by Applicable Law or the rules and regulations of NYSE or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the Agreement Date and continuing until the earlier of (x) the termination of this Agreement in accordance with Article VIII and (y) the Offer Acceptance Time, the Company shall, and shall cause each Subsidiary to:

(a)                                 conduct the Business in all material respects in the ordinary course consistent with past practice; and

(b)                                 notify Parent, and give Parent the reasonable opportunity to be consulted regarding the initiation, defense or settlement of, any material Legal Proceeding to which the Company or any Subsidiary is a party or, in the case of defense or settlement, that is to the knowledge of the Company threatened against the Company, any Subsidiary or any director, officer or employee of the Company or any Subsidiary in their capacity as such (in each case other than (i) routine Legal Proceedings initiated, defended or settled in the ordinary course of business consistent with past practice, (ii) Legal Proceedings in which the Company and Parent are adverse parties and (iii) Legal Proceedings related to Tax matters); provided, however, that in the Company shall not be required to so notify or consult with Parent to the extent the Company determines that such notice or consultation would reasonably be expected to (x) violate the terms of any confidentiality agreement or other Contract with a third Person entered into prior to the Agreement Date (provided that the Company shall use its reasonable best efforts to obtain the required consent of such third Person to such notice or consultation); (y) result in the loss of any attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such notice or consultation in a manner that does not result in a loss of attorney-client privilege); or (z) violate any Applicable Law (provided that the Company shall use its reasonable best efforts to provide such notice or consultation in a manner that does not violate Applicable Law).

5.2.                            Restrictions on Conduct of Business of the Company and Subsidiaries.  Without limiting the generality or effect of Section 5.1, during the period from the Agreement Date and continuing until the earlier of (x) the termination of this Agreement in accordance with Article VIII and (y) the Offer Acceptance Time, the Company shall not, and shall cause each Subsidiary not to, do any of the following (except (1) as set forth in Schedule 5.2 of the Company Disclosure Letter, (2) to the extent expressly permitted, contemplated or required in this Agreement, (3) as required by Applicable Law or the rules and regulations of NYSE or (4) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed)):

(a)                                 Charter Documents.  Amend its certificate of incorporation or bylaws, or comparable organizational or governing documents;

(b)                                 Dividends; Changes in Capital Stock.  Declare or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or, except as permitted by Section 5.2(f), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except, in any such case, (i) from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service, (ii) for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (A) the payment of the exercise price of Company Options with Company Common Stock (including in connection with “net exercises”), (B) required Tax withholding in connection with the exercise, vesting and settlement, as applicable, of Company Options, Company RSUs, Unvested Company Shares or Company PSUs, (C) forfeitures of Company Options, Company RSUs, Unvested Company Shares or Company PSUs or (iv) transactions solely between or among the Company and any wholly owned Subsidiaries or between or among wholly owned Subsidiaries;

(c)                                  Dissolution, Winding-up, etc.  Except with respect to any wholly owned Subsidiary, adopt any resolution, plan or arrangement for liquidation, dissolution or winding-up;

(d)                                 Stock Option Plans, etc.  (i) Grant, confer, award, accelerate, amend or change the period of exercisability or vesting of any Company Options, Company RSUs, Company PSUs, Unvested Company Shares or other rights granted under the Company Option Plans or the Company ESPP or any other equity or equity-based awards, the vesting of the securities purchased or purchasable under such Company Options, Company RSUs, Company PSUs or other rights or the vesting schedule or forfeiture terms or other restrictions applicable to any Unvested Company Shares issued under such stock plans or otherwise, (ii) amend or change any other terms of such Company Options, Company RSUs, Company PSUs other rights or Unvested Company Shares or (iii) authorize cash payments in exchange for any Company Options, Company RSUs, Company PSUs, Unvested Company Shares or other rights granted under any of such plans or the securities purchased or purchasable under those Company Options, Company RSUs, Company PSUs or other rights or the Unvested Company Shares issued under such plans or otherwise;

(e)                                  Material Contracts.  Except (x) as required by Applicable Law or (y) in the ordinary course of business consistent with past practice:  (i) enter into any Contract that would constitute a Material Contract if entered into prior to the Agreement Date (other than auto renewal of existing Contracts pursuant to their terms and non-exclusive licenses of Company Products to customers in the ordinary course of business); provided, that the exception set forth in clause (y) of this subsection shall not apply with respect to this clause (i) in respect of any contractual provisions described in clauses 3.18(a)(v)(A), 3.18(a)(v)(B), 3.18(a)(v)(C), 3.18(a)(v)(D) (other than renewals or extensions of existing Contracts described in such clause), 3.18(a)(ix), 3.18(a)(xiii) or 3.18(a)(xiv) of Section 3.18(a); (ii) violate, terminate (other than allowing expiration according to its scheduled term, including failure to renew) or waive any of the material terms of any Material Contracts provided, that the exception set forth in clause (y) of this subsection shall not apply with regard to this clause (ii) in respect of any such violations; or (iii) amend or otherwise modify any of its Material Contracts (or any other Contract that, after giving effect to such amendment or modification, would be a Material Contract if entered into prior to the Agreement Date, taking into account such amendment) in such a way as to materially reduce the expected business or economic benefits thereof;

(f)                                   Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any shares of its capital stock (including any Unvested Company Shares) or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than, in any such case, (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options or pursuant to the settlement of Company RSUs or Company PSUs, in each case, outstanding on the Agreement Date, (ii) the issuance of shares of Company Common Stock issuable to participants in the Company ESPP, (iii) the issuance of any equity-based awards to newly hired employees or to any employees in recognition of monthly performance, in each case consistent with past practice, (iv) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants of the Company in accordance with Contracts providing for the repurchase of shares in connection with any termination of service and (v) transactions solely between or among the Company and any wholly owned Subsidiaries or between or among wholly owned Subsidiaries;

(g)                                  Employees; Consultants; Independent Contractors.  Other than in the ordinary course of business consistent with past practice, except as otherwise permitted hereunder, (i) hire any employees, or engage any consultants or independent contractors with guaranteed severance in an amount exceeding $250,000, (ii) terminate the employment other than for cause, change the title, office or position, or materially reduce the responsibilities of any employee of the Company or any Subsidiary with guaranteed severance in an amount exceeding $250,000, (iii) enter into, amend or extend the term of any employment agreement with any officer or employee with guaranteed severance in an amount exceeding $250,000, (iv) enter into, amend or extend the term of any consulting agreement with any consultant or independent contractor which includes any severance amount or (v) enter into any Contract with a labor union or collective bargaining agreement (unless required by Applicable Law); provided, however, in no event will the Company hire any executive officers;

(h)                                 Loans and Investments.  (i) Make any material loans or advances (other than routine travel advances and sales commission draws to employees of the Company or any Subsidiary in the ordinary course of business consistent with past practice) to, or any investments in or capital contributions to, any Person (including any officer, director or employee of the Company), (ii) forgive or discharge in whole or in part any outstanding material loans or advances or (iii) amend or modify in any material respect any material loan previously granted, in each case other than with respect to transactions between or among the Company and wholly owned Subsidiaries or between or among wholly owned Subsidiaries;

(i)                                     Dispositions.  Sell, lease, license or otherwise dispose of or encumber (other than any Permitted Encumbrance) any of its properties or assets that are material, individually or in the aggregate, to the Business or enter into any Contract for any of the foregoing, other than (i) sales and non-exclusive licenses of Company Products in the ordinary course of business consistent with past practice, (ii) pursuant to Contracts in existence on the date of this Agreement, (iii) with respect to transactions between or among the Company and wholly owned Subsidiaries or between or among wholly owned Subsidiaries or (iv) except in relation to Encumbrances to secure indebtedness for borrowed money permitted to be incurred under Section 5.2(j);

(j)                                    Indebtedness.  Incur any Liability that would be Company Debt, other than (i) in connection with the financing of ordinary course trade payables consistent with past practice, (ii) any indebtedness described in clause (vi) of the definition of Company Debt, (iii) the incurrence of Company Debt the principal amount not to exceed $250,000 (without duplication for any guarantees of such Company Debt); (iv) Company Debt in replacement of existing Company Debt (on terms and conditions not materially more onerous to it) or (v) Company Debt between or among the Company and wholly owned Subsidiaries or between or among wholly owned Subsidiaries;

(k)                                 Leases.  Except as permitted under (i) the Credit Agreement, dated as of February 24, 2014, by and among Intralinks, Inc. (as Borrower), Intralinks Holdings, Inc., Intralinks International Holdings LLC, docTrackr, Inc. and Verilume, Inc. (as Guarantors) and JPMorgan Chase Bank, N.A. (as Lender), as amended and restated to date, and (ii) the Credit Agreement, dated as of February 24, 2014, by and among Intralinks, Inc. (as Borrower), Intralinks Holdings, Inc., certain financial institutions (as Lenders) and JPMorgan Chase Bank, N.A. (as Administrative Agent and Collateral Agent), as amended and restated to date (collectively, the “Company Credit Agreements”), enter into any leasing transaction of the type required to be capitalized in accordance with GAAP;

(l)                                     Capital Expenditures.  Other than in the ordinary course of business consistent with past practice, make any capital expenditures, capital additions or capital improvements in excess of $2,000,000 in the aggregate;

(m)                             Employee Benefit Plans; Pay Increases.  Other than in the ordinary course of business consistent with past practice, (i) adopt or amend in any material respect any Company Employee Plan or any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under Applicable Law or as necessary to maintain the qualified status of such plan under the Code, (ii) materially amend any deferred compensation plan within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1 except to the extent necessary to meet the requirements of such Section or Notice, (iii) pay any special bonus or special remuneration to any employee or non-employee director or consultant or materially increase the salaries, wage rates or fees of its employees or consultants or materially increase the benefits provided to any of its employees or consultants (provided that the Company may accelerate the payment of 2016 bonus payments and other amounts so that such amounts are payable prior to the Closing, in such amounts as may be determined by the Company Board in accordance with the Company’s policies relating thereto in the ordinary course consistent with past practice, but in any event not beyond 100% of “at target” achievement amounts) or (iv) add any new members to the Company Board or to the board of directors or similar governing body of any Subsidiary (other than to replace a member of the Company Board or the board of directors or similar governing body of such Subsidiary who resigns or is otherwise removed from such position following the Agreement Date and prior to the Closing);

(n)                                 Severance Arrangements.  Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay (other than accrued but unpaid salary), or the acceleration of vesting or other benefits to any Person (other than payments or acceleration made pursuant to preexisting plans, policies or Contracts that have been made available to Parent);

(o)                                 Settlements.  Settle, offer to settle or agree to settle any pending or threatened Legal Proceeding or other dispute, including any such Legal Proceeding between a third Person and any customers of the Company for which the Company is providing a defense or indemnity, for an amount in excess of $250,000 individually by the Company or any Subsidiary or involving any material injunctive or other non-monetary relief or imposing material restrictions on the business or operations of the Company and the Subsidiaries, taken as whole;

(p)                                 Acquisitions.  Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets, in each case, that are material, individually or in the aggregate, to the Business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(q)                                 Taxes.  Other than in the ordinary course of business, (i) revoke or change any material election in respect of Taxes, (ii) change any material accounting method in respect of material Taxes, (iii) file any amendment to any material Tax Return or waive any material claim for Tax refunds, (iv) enter into any closing agreement with respect to material Taxes or settle any material claim or assessment in respect of Taxes or (v) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes, in each case to the extent that doing so would reasonably be expected to result in a material incremental cost to the Surviving Corporation or any of the Subsidiaries after the Closing; provided, however, that Parent will not unreasonably withhold, delay or condition its consent to any of the foregoing actions;

(r)                                    Accounting.  Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its material assets (including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice), except in each case as required by changes in GAAP (which requirement is confirmed by its independent auditors) and after notice to Parent (it being agreed that the Company shall be permitted to capitalize software and other expenses in the ordinary course of business consistent with past practice);

(s)                                   Company SEC Reports.  Fail to use its reasonable best efforts to timely file any Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, in each case required to be filed between the Agreement Date and the Closing;

(t)                                    Real Property.  Enter into any Contract for (i) the purchase or sale of any real property or (ii) the lease of any real property involving an aggregate amount in excess of $150,000 per annum for any such lease;

(u)                                 Encumbrances.  Except as permitted under the Company Credit Agreements, place any material Encumbrance on any of its material properties, other than Permitted Encumbrances;

(v)                                 Interested-Party Transactions.  Enter into any Contract in which any Company Representative or stockholder of the Company (or any member of their immediate families) has an interest that would constitute a Material Contract (if entered into prior to the Agreement Date);

(w)                               Joint Development Contracts.  Enter into or materially modify any Contract for the joint development with any other Person of any material product, system, software, content, technology or Intellectual Property Right by or for the Company or any of the Subsidiaries;

(x)                                 Marketing Agreements.  Enter into any joint marketing Contract involving an expenditure by the Company or any Subsidiary in excess of $250,000 per annum;

(y)                                 Intellectual Property.  License, transfer, acquire or engage in any other transaction regarding any material Intellectual Property Right other than in the ordinary course, consistent with past practice; or

(z)                                  Other.  Agree in writing or otherwise to take, any of the actions prohibited by clauses 5.2(a) through (y) of this Section 5.2.

5.3.                            Certain Limitations on Control.  Notwithstanding anything to the contrary in this Article V, the parties hereto acknowledge and agree that no consent of Parent shall be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any Antitrust Laws.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1.                            No Solicitation; Acquisition Proposals.

(a)                                 No Solicitation or Change of Recommendation.  Subject to Section 6.1(c) and Section 6.1(d), during the Pre-Closing Period, the Company (including the Company Board and any committee thereof) and the Subsidiaries will not, and they will not authorize any of their respective Representatives (collectively, the “Company Representatives”) to, and the Company shall exercise reasonable best efforts to cause the Company Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage the making, submission or public announcement of any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications or negotiations regarding, or deliver or knowingly make available to any Person any non-public information with respect to (and for the purpose of soliciting or knowingly facilitating or encouraging), any unsolicited inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (other than informing Persons of the provisions set forth in this Agreement or contacting any Person making any inquiry, indication of interest, proposal or offer to ascertain facts or clarify terms and conditions for the sole purpose of the Company Board reasonably informing itself about such inquiry, indication of interest, proposal or offer; provided, that substantive discussions and negotiations regarding such inquiry, indication of interest, proposal or offer may only be effected pursuant to Section 6.1(c)), (iii) (A) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (B) withhold, withdraw, qualify, amend or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to Parent, the approval of the Company Board of this Agreement and/or any of the Transactions or the Company Board Recommendation, (C) fail to include the Company Board Recommendation in the Schedule 14D-9, or (D) fail to send to the stockholders of the Company pursuant to Rule 14e-2 under the Exchange Act, within 10 Business Days after a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent and the Company, a statement disclosing that the Company unconditionally recommends rejection of such tender or exchange offer (any action or failure described in this clause (iii), a “Change of Recommendation”), (iv) enter into any agreement in principle, memorandum of understanding, letter of intent, acquisition agreement or other contract (whether binding or not) with respect to any Acquisition Transaction (other than an Acceptable Confidentiality Agreement) or (v) resolve or agree to do any of the foregoing.  The Company shall, and shall cause the Subsidiaries to and shall use reasonable best efforts to cause the other Company Representatives to, immediately cease any and all existing activities, discussions or negotiations with any Person conducted prior to or on the Agreement Date with respect to any Acquisition Proposal.  As promptly as reasonably practicable following the Agreement Date (and in any event within two Business Days), the Company shall request, and use reasonable best efforts to cause (to the extent provided for by the applicable confidentiality agreement), any Person (and such Person’s Representatives) with which the Company has engaged in any such activities within the 12-month period preceding the Agreement Date to promptly return or destroy all confidential information previously provided to such Person (and such Person’s Representatives) and terminate access to any physical or electronic data rooms relating to a potential Acquisition Transaction.  The Company shall not (and shall not permit any Subsidiary to) waive or forbear in the enforcement of any standstill provisions of any Contract to which the Company or any Subsidiary is a party; provided that the Company shall be permitted to grant waivers of, and forbear in the enforcement of, any such standstill provision to the extent that (x) such provision would otherwise prohibit the counterparty thereto from making an inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a negotiated Acquisition Proposal and (y) the Company Board shall have concluded in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary obligations to the stockholders of the Company under Applicable Law.

(b)                                 Notice.  During the Pre-Closing Period, the Company shall advise Parent orally and in writing as promptly as practicable (but in no event more than 48 hours) after receipt by the Company (and/or to the knowledge of the Company, by any of the Company Representatives) of (i) any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or (ii) any request for non-public information (including access to any of the properties, books or records of the Company or any Subsidiary) that could reasonably be expected to lead to an Acquisition Proposal.  Such notice shall describe the material terms and conditions of such inquiry, indication of interest, proposal, offer or request and the identity of the Person or Group submitting any such inquiry, indication of interest, proposal, request or offer.  The Company shall keep Parent reasonably informed on a current basis of the status and material details of, and any material amendments or modifications to, any such inquiry, indication of interest, proposal, offer or request and any material correspondence or communications related thereto, and shall provide to Parent as promptly as practicable (but in no event more than 24 hours after receipt) a true, correct and complete copy of all written and other materials and information provided to the Company, a Subsidiary and/or, to the knowledge of the Company, a Company Representative in connection with any such inquiry, indication of interest, proposal, offer or request (including any material amendments or modifications or proposed material amendments or modifications), or a reasonable written summary thereof if such material or information is not written.  The Company shall not enter into any Contract with any Person that prohibits the Company from providing any information to Parent in accordance with this Section 6.1(b).

(c)                                  Superior Proposals.  In the event that any Person or Group submits to the Company (and does not withdraw) an unsolicited, written, bona fide Acquisition Proposal prior to the consummation of the Offer that did not result, directly or indirectly, from a breach of Section 6.1(a) and the Company Board (or any duly authorized committee thereof) concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) that such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal (provided that the Company and its Representatives may contact such Person or Group prior to such conclusion to clarify the terms and conditions thereof and solely to determine whether such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal), then, notwithstanding anything to the contrary contained in Section 6.1(a), the Company may (i) enter into discussions or negotiations with such Person or Group and parties to the Tender Agreements regarding such Acquisition Proposal and (ii) deliver or make available to such Person or Group non-public information regarding the Company and the Subsidiaries and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Subsidiaries to the Person or Group who made such Acquisition Proposal and such Person’s or Group’s Representatives; provided that, in each such case, (A) the Company Board shall have concluded in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary obligations to the stockholders of the Company under Applicable Law, (B) prior to making available to any such Person any material non-public information, the Company first shall have received from such Person an executed Acceptable Confidentiality Agreement, (C) the Company shall provide Parent written notice of such actions within one Business Day of taking any such action in clause (i) or (ii) above and (D) prior to or substantially contemporaneously with delivering or making available any such non-public information to such Person, the Company shall deliver or make available such non-public information to Parent.

(d)                                 Change of Recommendation for Superior Proposal.  Notwithstanding anything to the contrary contained in Section 6.1(a), the Company Board may effect a Change of Recommendation following the satisfaction of all of the following conditions:

(i)                                     the Offer has not been consummated;

(ii)                                  (A) an Acquisition Proposal that did not result, directly or indirectly, from a breach of Section 6.1(a) has been submitted to the Company and has not been withdrawn, (B) the Company shall have complied in all material respects with its obligations under Section 6.1 with respect to such Acquisition Proposal, and (C) the Company Board has concluded in good faith, after consultation with its financial and legal advisors, that such Acquisition Proposal constitutes a Superior Proposal;

(iii)                               the Company has provided to Parent at least four Business Days’ prior written notice (a “Notice of Superior Proposal”) that stated expressly (A) that the Company has received such Superior Proposal, (B) the material terms and conditions of such Superior Proposal and the identity of the Person or Group submitting such Superior Proposal and (C) that the Company Board intends to effect a Change of Recommendation and the manner and timing in which it intends to do so;

(iv)                              the Company has, during the four Business Day period referred to in Section 6.1(d)(iii), if requested by Parent, made Company Representatives reasonably available to discuss and negotiate in good faith with Parent’s Representatives (to the extent Parent desires to negotiate) any modifications to the terms and conditions of this Agreement that Parent desires to propose such that such Superior Proposal would cease to constitute a Superior Proposal;

(v)                                 the Company Board shall have considered in good faith any changes to this Agreement that may be offered in writing by Parent no later than 5:00 p.m. (Eastern Time) on the fourth day of such four Business Day period in a manner that would form a binding contract if accepted by the Company, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect; and

(vi)                              the Company Board has concluded in good faith (following consultation with its outside legal counsel) that, in light of such Superior Proposal and any modifications proposed by Parent, the failure to effect a Change of Recommendation would be inconsistent with its fiduciary obligations to the stockholders of the Company under Applicable Law.

If the financial or other material terms of such Acquisition Proposal are materially amended, the Company will deliver to Parent a new notice, and the period of negotiation provided in the foregoing sentence shall in no event end prior to 11:59 p.m. (Eastern Time) on the second Business Day following Parent’s receipt of such new notice, but no such new notice shall shorten the original notice period; provided, that the Company’s obligations set forth in this Section 6.1(d) shall apply only with respect to the first such amendment of an Acquisition Proposal, regardless of any subsequent amendment or modification thereto; provided further, that notwithstanding the foregoing, in each instance where the Person making such Acquisition Proposal lowers the proposed price included in such Acquisition Proposal or amends such Acquisition Proposal other than with regard to price in a manner materially adverse to the Company, the Company shall deliver to Parent a new notice, and a new two Business Day period and negotiation process shall apply under this Section 6.1(d).  For clarity, all references to four Business Day periods in this Section 6.1(d) shall be deemed to refer to two Business Day periods with respect to the subsequent negotiation periods referenced in this paragraph.

(e)                                  Change of Recommendation for Intervening Event. Notwithstanding anything to the contrary contained in Section 6.1(a), the Company Board may effect a Change of Recommendation for a reason unrelated to an Acquisition Proposal (it being understood and agreed that any Change of Recommendation proposed to be made in response to an Acquisition Proposal may only be made pursuant to and in accordance with the terms of Section 6.1(d)) following the satisfaction of all of the following conditions:

(i)                                     the Offer has not been consummated;

(ii)                                  the Company Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of material facts, events and/or circumstances that have developed since the Agreement Date which were previously unknown by the Company and which were not reasonably foreseeable as of the Agreement Date (an “Intervening Event”) and taking into account the results of any discussions with Parent as contemplated by subsection (iii) below and any offer from Parent contemplated by subsection (iv) below, the failure to make a Change of Recommendation would be inconsistent with its fiduciary obligations to the stockholders of the Company stockholders under Applicable Law; provided that, for the avoidance of doubt, in no event shall such Intervening Event result in and of itself from a change in the trading price of the Company Common Stock (however, the underlying reasons for such changes may constitute an Intervening Event);

(iii)                               the Company has provided to Parent at least four Business Days’ prior written notice that the Company Board intends to make a Change of Recommendation (“Notice of Intervening Event”) and if requested by Parent, the Company shall have made the Company Representatives reasonably available during the four Business Day period to discuss with Parent’s representatives (to the extent Parent desires to discuss) (A) the facts, events and circumstances underlying such proposed Change of Recommendation and the Company Board’s reason for proposing to effect such Change of Recommendation and (B) any modifications to the terms and conditions of this Agreement that the Parent desires to propose that that would obviate the need for the Company Board to effect such Change of Recommendation; and

(iv)                              Parent shall not have, within the aforementioned four Business Day period, made a written, binding and irrevocable (through the expiration of such four Business Day period) offer that the Company Board concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) would obviate the need for the Company Board to effect such Change of Recommendation, it being agreed that (A) the Company Board shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof, (B) the Company Board will not effect a Change of Recommendation for four Business Days after receipt by Parent of the Notice of Intervening Event, and (C) any material change in the facts, events or circumstances related to the Intervening Event shall require a new Notice of Intervening Event to Parent and a new two-Business Day period and discussion process under subsection (iv) above (and all references to four Business Day periods in this Section 6.1(e) shall be deemed two-Business Day periods for purposes of this clause (C)).

(f)                                   Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act, (ii) making any disclosure to the stockholders of the Company that the Company Board has concluded in good faith (following consultation with its outside legal counsel) that failure to make such disclosure would be inconsistent with its fiduciary obligations to the stockholders of the Company under Applicable Law or (iii) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, however, that the Company Board shall not make a Change in Recommendation or make or authorize any disclosure which would reasonably be expected to have the same effect as a Change in Recommendation, except in each case in accordance with Section 6.1(d) or Section 6.1(e).  For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal, that no position has been taken by the Company Board as to the advisability or desirability of such Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed a Change of Recommendation.

(g)                                  As used in this Agreement, the following terms shall have the meanings indicated below:

(i)                                     “Acquisition Proposal” means any agreement, offer, proposal or indication of interest (other than this Agreement, the Offer, the Merger or any other offer, proposal or indication of interest by Parent or any of its subsidiaries), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or indication of interest, relating to an Acquisition Transaction.

(ii)                                  “Acquisition Transaction” means any transaction, or series of related transactions (other than the Offer, the Merger or any other transaction involving Parent or any of its subsidiaries), involving: (A) any acquisition or purchase by any Person or Group, directly or indirectly, of 20% or more of the outstanding voting securities of the Company or any securities of any Subsidiary or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 20% or more of the outstanding voting securities of the Company, (B) any merger, consolidation, business combination or similar transaction involving the Company or any Subsidiary pursuant to which the stockholders of the Company immediately preceding such transaction hold securities representing 80% or less of the outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity), (C) a sale or other disposition in a transaction or series of transactions by the Company or the Subsidiaries of assets representing (i) 20% or more of the aggregate fair market value of the assets of the Company and the Subsidiaries or (ii) 20% or more of the consolidated net revenues, consolidated net income or consolidated book value of the Company and the Subsidiaries immediately prior to such transaction or series of transactions, or (D) any liquidation or dissolution of the Company, or any extraordinary dividend, whether of cash or other property, by the Company.

(iii)                               “Superior Proposal” means, with respect to the Company, an unsolicited, bona fide written offer submitted after the Agreement Date and prior to the consummation of the Offer by a third Person or Group with respect to an Acquisition Transaction (with all percentages in the definition of Acquisition Transaction changed to 50%) that the Company Board has concluded in good faith (following consultation with its outside legal counsel and a financial advisor of national standing), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the offer, including conditions to consummation and the Person making the offer, would be, if consummated, more favorable to the stockholders of the Company (in their capacities as stockholders) than the terms of the Offer and the Merger (after giving effect to any adjustments to the terms of this Agreement proposed by Parent in response to such Acquisition Proposal).

6.2.                            Access to Information.

(a)                                 During the Pre-Closing Period:  (i) the Company shall, upon reasonable advance written request from Parent, afford Parent and its Representatives reasonable access during business hours of the Company, for any reasonable business purpose related to the consummation of the Transactions, to (A) all of the properties, books, Contracts and records of the Company and each Subsidiary and (B) all other information concerning the Business, results of operations, product development efforts, properties

(tangible and intangible, including Intellectual Property Rights) and personnel of the Company or any Subsidiary as Parent may reasonably request, in each case at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company; (ii) the Company shall maintain the virtual data room established in connection with this Agreement and promptly provide to Parent and its Representatives access thereto; and (iii) the Company shall, upon Parent’s reasonable request, provide to Parent and its Representatives true, correct and complete copies of Tax Returns and other records and workpapers relating to Taxes, in each case of the Company and each Subsidiary in the Company’s or such Subsidiary’s possession; provided, however, that in each case the Company shall not be required to provide such access or documents to the extent it determines that providing such access or documents would (x) violate the terms of any confidentiality agreement or other Contract with a third Person entered into prior to the Agreement Date (provided that the Company shall use its reasonable best efforts to obtain the required consent of such third Person to such access or disclosure); (y) result in the loss of any attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or provision of documents in a manner that does not result in a loss of attorney-client privilege); or (z) violate any Applicable Law (provided that the Company shall use its reasonable best efforts to provide such access or make such disclosure in a manner that does not violate Applicable Law).  Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent or its Representatives pursuant to this Section 6.2 to the extent such access or information is reasonably pertinent to any Legal Proceeding in respect of which the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties.  With respect to the information disclosed pursuant to this Section 6.2, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the confidentiality letter agreement, dated as of September 21, 2016, by and between the Company and Parent (as may be amended from time to time in accordance with its terms, the “Confidentiality Agreement”).

(b)                                 No information or knowledge obtained in any investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation, warranty, covenant, agreement or condition contained herein.

6.3.                            Confidentiality; Public Disclosure.

(a)                                 The parties hereto acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms.

(b)                                 Except with respect to any Change of Recommendation or announcement made with respect to any Acquisition Proposal or related matters in accordance with the terms of this Agreement, or any dispute between the parties hereto regarding this Agreement or the Transactions, Parent and the Company shall consult with each other before issuing, and shall give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by (i) Applicable Law, (ii) in connection with any required filings under the HSR Act or other applicable foreign Antitrust Law to report the Transactions or (iii) court process or by obligations pursuant to any rule of or listing agreement with any national securities exchange or national securities quotation system.  The Company and Parent agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties.  Nothing in this Section 6.3(b) shall limit the ability of any party hereto to make internal announcements to their respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

6.4.                            Efforts to Consummate.

(a)                                 Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its respective reasonable best efforts, and to cooperate with each other party hereto to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) taking, or causing to be taken, all actions, and doing, or causing to be done, all things necessary, proper or advisable under applicable Laws to satisfy the Offer Conditions and the conditions set forth in Article VII and consummate and make effective the Transactions as promptly as practicable, including using its reasonable best efforts to obtain any requisite approvals, consents, authorizations, orders, exemptions or waivers by any third Person, the failure of which to so obtain would be materially adverse to the ability of the company to consummate the Transactions at or prior to the End Date (provided that in respect of Contracts between the Company or any of the Subsidiaries with any third Person, none of the parties hereto shall be required to make or agree to make any payment or accept any material conditions or obligations unless such payment, condition or obligation is contingent upon the consummation of the Merger).

(b)                                 In furtherance and not in limitation of the foregoing, the parties hereto agree to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within 10 business days following the date of this Agreement (“Merger Notification Filings”), (B) as reasonably promptly as practicable, make all other required or advisable filings required by any Applicable Law that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) with respect to the transactions contemplated, and (C) not to delay or consummate the extension of any waiting period under the HSR Act or enter into any agreement with the Federal Trade Commission (the “FTC”) or the United States Department of Justice (the “DOJ”) or any other Governmental Entity, except with the prior written consent of the other parties hereto.  Each of Parent and the Company shall supply as reasonably promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other Antitrust law and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Law as soon as possible.  The parties hereto shall promptly supply one another upon request with any information that may be required in order to make such filings or obtain such consents and approvals.  Each party hereto shall (i) consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law, (ii) coordinate with one another in preparing and exchanging such materials and (iii) promptly provide each other party hereto (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such first party to any Governmental Entity in connection with this Agreement; provided further, that with respect to any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals or such filings, presentations or submissions, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any Applicable Law requires such party or its subsidiaries to restrict or prohibit access to any such information.  Without limiting the generality of the foregoing, each party shall provide to the other (or the other’s respective advisors) copies of all correspondence between such party and any Governmental Entity relating to the Antitrust Laws with respect to the Transactions.  The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.4 as “outside counsel only,” it being understood that all filings provided pursuant to this Section 6.4(b) shall be provided on an “outside counsel only” basis unless otherwise designated by the party providing such material. Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include representatives of all parties.

(c)                                  Each party hereto will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any Merger Notification Filings made pursuant hereto, (ii) any request by any officials of any Governmental Entity for amendments or supplements to any Merger Notification Filings made pursuant to, or information provided to comply in all material respects with, any Applicable Law and (iii) any proposal by a Governmental Entity regarding a settlement of any investigation.  Each party hereto will respond promptly to and comply with any request for information relating to this Agreement or the Merger Notification Filings from any Governmental Entity charged with enforcing, applying, administering or investigating any Antitrust Laws.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any Merger Notification Filing made pursuant to Section 6.4(b), each party hereto will promptly inform the other parties of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d)                                 Each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under any applicable Antitrust Laws.  Parent and the Company shall take any and all of the following actions to the extent necessary to cause the expiration of the notice periods under Antitrust Laws with respect to such transactions and to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any Applicable Law regarding the Transactions: (i) entering into negotiations, (ii) providing information required by Applicable Law and (iii) substantially complying with any “second request” for information pursuant to Antitrust Laws.

(e)                                  If any Legal Proceeding is instituted (or threatened to be instituted) challenging the Transactions as violative of any Antitrust Law, it is expressly understood and agreed that Parent and the Company will take any and all reasonable steps not prohibited by Applicable Law to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date, including defending through litigation any claim asserted in any court with respect to the transactions contemplated by this Agreement by the FTC, the DOJ or any other applicable Governmental Entity or any private party under any Antitrust Law and including by using its reasonable best efforts to pursue all available avenues of administrative and judicial appeal.

(f)                                   Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub or the Company shall be under any obligation to make proposals, execute or carry out agreements or submit to Orders providing for (i) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or the Company or any of their respective Affiliates, (ii) the imposition of any limitation or restriction on the ability of Parent or any of its Affiliates to freely conduct their business or, following the Closing, the Business or own such assets or (iii) the holding separate of the shares of Company Capital Stock or any limitation or regulation on the ability of Parent or any of its Affiliates to exercise full rights of ownership of the shares of Company Capital Stock, (any of the foregoing, an “Antitrust Restraint”) in each of (i) through (iii) if any such action would be material to the combined business of Parent and the Surviving Corporation following the Closing (any such non-material action being an “Excluded Antitrust Restraint”); provided further, however that, at any time prior to the Offer Acceptance Time, Parent shall not, and shall cause its subsidiaries not to, enter into any definitive Contract with any third Person for the acquisition by Parent or any such subsidiary, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, of the business of any third Person which, either directly or through one or more of its subsidiaries, is a provider of software or software-as-a-service solutions if doing so could, as determined based on consultation with outside antitrust counsel, reasonably be expected to materially increase the likelihood of any Legal Proceeding described in clause (e) or an Antitrust Restraint (other than an Excluded Antitrust Restraint).  Nothing in this Section 6.4(f) shall require the Company or any of it its subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

(g)                                  Nothing in this Section 6.4 shall limit a party’s right to terminate the Agreement pursuant to Section 8.1(c) so long as such party has until such date complied in all material respects with its obligations under this Section 6.4.

6.5.                            Notice of Certain Matters.  The Company shall notify Parent in writing promptly after obtaining knowledge of any Legal Proceeding by or before any Governmental Entity being initiated by or against it, or known by the Company to be threatened against the Company or any of its directors or officers in their capacity as such, or of any written correspondence from any Person asserting or threatening a claim against the Company or with respect to any of its assets or properties, in each case to the extent such Legal Proceeding is related to this Agreement or the Transactions, and the Company shall thereafter keep Parent reasonably and promptly informed with respect to the status thereof.  No notification given pursuant to this Section 6.7 shall affect the representations, warranties, covenants or other agreements herein or affect the satisfaction or non-satisfaction of any conditions to the obligations of the parties hereto under this Agreement or otherwise limit or affect the remedies available hereunder to Parent.

6.6.                            Labor Matters.  From and after the Closing, Parent shall, or shall cause the Surviving Corporation and the Subsidiaries to, honor all obligations to any labor union, works council or other labor organization until such obligations otherwise expire and, notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment upon and after the Closing for all employees of the Surviving Corporation or any of the Subsidiaries represented by a labor union, works council or other labor organization in connection with their employment by the Surviving Corporation or any of the Subsidiaries shall be governed by any such obligations to such labor union, works council or other labor organization.

6.7.                            Other Employee Matters.

(a)                                 On or about the date that is five Business Days prior to the expected date on which the Closing will occur, the Company shall deliver to Parent a revised list of each Person who the Company reasonably believes is, with respect to the Company or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), each agreement the Company reasonably believes would give rise to non-deductibility under Sections 280G and 4999 of the Code and calculations prepared by a firm retained by the Company showing the estimated liability under Section 280G and Section 4999 of the Code in connection with the transactions contemplated by this Agreement.

(b)                                 The Company shall take all actions necessary pursuant to the terms of the Company ESPP in order to shorten each purchase and/or offering period under the Company ESPP that extends beyond the Effective Time (the “Current Offerings”) such that a new purchase date for each such Current Offering shall occur prior to the Effective Time and shares may be purchased by participants in the Company ESPP prior to the Effective Time.  The Company ESPP shall terminate immediately prior to the earlier of (i) the Effective Time and (ii) the date upon which the Company ESPP terminates by its terms.  Following the Agreement Date, the Company shall not commence any new purchase and/or offering periods under the Company ESPP.  Effective as of not later than immediately preceding the Effective Time, the Company shall have terminated the Company ESPP and shall have provided such notices of termination as may be required by the terms of the Company ESPP.

(c)                                  During the one-year period immediately following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, provide to each individual employed by the Company or a Subsidiary as of the Closing Date (each, a “Company Employee”), for so long as the Company Employee remains so employed by the Surviving Corporation or any other Affiliate of Parent, at least the same base salary and the same target annual bonus opportunity provided to such Company Employee immediately prior to the Closing Date.

(d)                                 Without limiting the contractual or plan-based obligations of the Company or any Subsidiary, Parent shall provide each Company Employee who incurs a termination of employment during the one year period immediately following the Closing Date with severance benefits that are no less favorable than the severance benefits to which such employee would have been entitled with respect to such termination under the severance policies of the Company and the Subsidiaries as in effect immediately prior to the Closing Date or, if greater, the severance benefits provided to similarly situated employees of Parent.

(e)                                  Parent shall, or shall cause the Surviving Corporation to, give Company Employees full credit for such Company Employees’ service with the Company for purposes of eligibility, vesting, and determination of the level of benefits (including for purposes of severance, but not for purposes of benefit accruals under defined benefit pension plans) under any benefit plans maintained by Parent or the Surviving Corporation in which a Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.  For the one-year period commencing immediately following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, provide each Company Employee with vacation benefits substantially similar to such benefits as are provided to any employee of Parent or any of its subsidiaries of similar tenure to such Company Employee, including by giving full credit in respect of vacation accrual for such Company Employee’s years of service to the Company.

(f)                                   Parent shall, or shall cause the Surviving Corporation to, (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or any of its Affiliates that provides health benefits in which Company Employees participate following the Closing, other than any limitations that were in effect with respect to such employees as of the Closing Date under the corresponding Company Employee Plan; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or any of its Affiliates in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Employee Plan prior to the Closing Date.

(g)                                  No provision of this Agreement shall (i) create any right in any employee of the Company to continued employment by Parent, the Company or the Surviving Corporation, or preclude the ability of Parent, the Company or the Surviving Corporation to terminate the employment of any employee for any reason; (ii) require Parent, the Company or the Surviving Corporation to continue any Company Employee Plans or prevent the amendment, modification or termination thereof after the Closing Date; (iii) confer upon any Company Employee any rights or remedies under or by reason of this Agreement; or (iv) be treated as an amendment to any particular employee benefit plan of Parent or the Company.

(h)                                 The Company shall give all notices and other information required to be given to the employees of the Company or any Subsidiary under any Applicable Law in connection with the Transactions.

6.8.                            Equity Spreadsheet.  The Company shall use reasonable best efforts to prepare and deliver to Parent, at or prior to the Closing, a spreadsheet containing the following information as of the Closing Date (to the extent in the Company’s possession and reasonably necessary to calculate the treatment of equity awards pursuant to Section 2.7): (i) the names of all holders of Company Options and Company RSUs, their respective addresses and where available, taxpayer identification numbers and whether they are then providing services as employees or as contractors to the Company or the Subsidiaries, (ii) the number of shares of Company Common Stock subject to Company Options and Company RSUs, (iii) the exercise price per share in effect for each Company Option immediately prior to the Effective Time, (iv) the vesting status, amounts and schedule with respect to each Company Option and each Company RSU held by each holder thereof (including the vesting commencement date) and (v) the Tax status of each Company Option under Section 422 of the Code (or any applicable foreign Tax scheme).  The Company shall deliver to Parent a draft of the Equity Spreadsheet containing such of the foregoing information as is available to the Company after complying with the first sentence of this Section 6.8, not later than two Business Days prior to the proposed date of the Closing.

6.9.                            Termination of Benefit Plans.  Unless Parent provides written notice to the Company that such 401(k) plan(s) shall not be terminated, the Company shall terminate any and all 401(k) plans maintained by the Company or any ERISA Affiliates, in each case, effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent.  The Company shall provide Parent with proposed draft of resolution of Company Board terminating the 401(k) plan for review of Parent prior to effecting such termination and evidence that the 401(k) plan(s) of the Company and its ERISA Affiliates have been terminated pursuant to resolutions of the Company Board or the board of directors of its ERISA Affiliates, as applicable.

6.10.                     Indemnification.

(a)                                 From and after the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation and the Subsidiaries will, and Parent will cause the Surviving Corporation and the Subsidiaries to, fulfill and honor in all respects the obligations of the Company and each of the Subsidiaries to their respective current and former directors, officers and employees, including those serving at the request of the Company or any of the Subsidiaries as a director or officer or in another capacity of another Person (including those individuals serving in any such capacity prior to the Effective Time) (collectively, the “Covered Persons”) pursuant to any indemnification agreements with the Company or such Subsidiary made available to Parent and any exculpation, indemnification or advancement provisions under the Company’s or such Subsidiary’s certificate of incorporation or bylaws (or equivalent organizational documents) as in effect on the Agreement Date with respect to their acts and omissions as directors and officers of the Company or such Subsidiary occurring at or prior to the Effective Time, in each case, subject to Applicable Law.  The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to advancement of expenses, exculpation and indemnification that are at least as favorable in each case to the Covered Persons as those contained in the certificate of incorporation and bylaws of the Company (or equivalent organizational documents) as in effect on the Agreement Date, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that adversely affects the rights thereunder of the Covered Persons, unless such modification is required by Applicable Law.

(b)                                 Without limiting the foregoing, from and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation agrees that it will indemnify and hold harmless each current and former director and officer of the Company and the Subsidiaries, including those serving at the request of the Company or any of the Subsidiaries as a director or officer or in another capacity of another Person (including those individuals serving in any such capacity prior to the Effective Time) (each such person, an “Indemnified Party”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (“Losses”), incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including this Agreement and the Transactions), arising out of or pertaining to the fact that the Indemnified Party is or was a director or officer of the Company or any Subsidiary or is or was serving at the request of the Company or any Subsidiary as a director or officer of another Person at any time at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Applicable Law.  Without limiting the foregoing, in the event of any such claim, action, suit or proceeding, (x) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Surviving Corporation’s certificate of incorporation or bylaws (or comparable organizational documents), to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (y) the Surviving Corporation shall cooperate in the defense of any such matter.  The foregoing obligations in this Section 6.10(b) shall expire six years from the Effective Time (provided that all rights to indemnification in respect of any proceeding asserted or made within such proceeding shall continue until the final disposition of such proceeding).

(c)                                  From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall either maintain in effect for the benefit of the Indemnified Partieswith respect to their acts and omissions as directors and officers of the Company or any Subsidiary occurring at or prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company or any Subsidiary as of the Agreement Date in the form made available by the Company to Parent prior to the Agreement Date (the “Existing D&O Policy”), or provide substitute policies for the benefit of the Indemnified Parties of not less than the existing coverage and having other terms not less favorable to the insured Persons than the Existing D&O Policy, to the extent that directors’ and officers’ liability insurance coverage is commercially available.  In lieu of such insurance, prior to the Closing Date the Company shall be permitted, at its option, to purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the benefit of the Indemnified Parties, such “tail” policies to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured Persons than the Existing D&O Policy.  The Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or any such substitute or “tail” policies) in excess of an amount equal to 300% of the most recently paid annual premium for the Existing D&O Policy (the “Maximum Premium”).  Subject to the foregoing, Parent and the Surviving Corporation shall maintain any such substitute or “tail” policies in full force and effect, and continue to honor the obligations thereunder.  In the event any future annual premiums for the Existing D&O Policy (or any such substitute or “tail” policies) exceed the Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any such substitute or “tail” policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium.

(d)                                 In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.10.

6.11.                     Section 16 Matters.  Prior to the Effective Time, Parent and the Company shall take all such steps as may be reasonably necessary or advisable (to the extent permitted under Applicable Law) to cause any disposition of Company Capital Stock (including derivative securities with respect to Company Capital Stock) or acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Transactions by each Company Insider to be exempt under Rule 16b-3 under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.  “Company Insiders” means those individuals who are subject to the reporting requirement of Section 16(a) of the Exchange Act with respect to the Company.

6.12.                     Takeover Statutes.  If any takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the Transactions, the parties hereto shall use reasonable best efforts to take or cause to be taken all action reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.

6.13.                     Rule 14d-10 Matters.  Notwithstanding anything in this Agreement to the contrary, the Company will not, on or after the date hereof and prior to the consummation of the Offer, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any former, current or future director, officer, employee, consultant, advisor or independent contractor of the Company or any Subsidiary (or any Person who would have assumed such role or performed such duties but for a requirement to refrain from assuming such role or performing such duties in such plan, program, agreement or arrangement) unless, prior to such entry into, establishment, amendment or modification, the compensation committee of the Company Board (each member of which shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may be necessary to (i) approve as an employment compensation, severance or other employee benefit arrangement each such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement.  The Company shall, prior to the Offer Acceptance Time, take such actions it determines to be necessary or appropriate to ratify, confirm and approve, in accordance with and for the purpose of Rule 14d-10 under the Exchange Act, compensation paid or payable to any former, current or future director, officer, employee, consultant, advisor or independent contractor of the Company under any Company Employee Plan or otherwise in connection with the Transactions.

6.14.                     Financing.

(a)                                 Parent shall use, and shall cause its subsidiaries to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing on the terms and conditions (including any “flex” provisions) described in the Debt Commitment Letters, including executing and delivering all such documents and instruments as may be reasonably required thereunder and using (and causing its subsidiaries to use) their respective reasonable best efforts to:

(i)                                     comply with and maintain in effect the Financing and the Debt Commitment Letters;

(ii)                                  negotiate and enter into definitive financing agreements with respect to the Financing on the terms and conditions contained in the Debt Commitment Letters (the “Financing Agreements”);

(iii)                               satisfy, or cause their respective Representatives to satisfy, as promptly as practicable and on a timely basis all conditions to the Financing contemplated by the Debt Commitment Letters that are within its control (including by paying any commitment fees or other fees or deposits required by any fee letters relating to the Debt Commitment Letters);

(iv)                              comply with its obligations under the Debt Commitment Letters to the extent the failure to comply with such obligations would adversely impact the amount or timing of the Financing (taking into account the expected timing of the Marketing Period) or the availability of the Financing prior to the Offer Acceptance Time;

(v)                                 enforce its rights under the Debt Commitment Letters to the extent that the failure to enforce would adversely impact the amount or timing of the Financing (taking into account the expected timing of the Marketing Period) or the availability of the Financing at the Offer Acceptance Time; and

(vi)                              cause the Financing Sources and any other Persons providing Financing to fund the Financing no later than the Offer Acceptance Time.

(b)                                 Parent shall not agree to or permit any amendment, supplement, termination, modification or replacement of, or grant any waiver of, any condition, remedy or other provision under any Debt Commitment Letter or Financing Agreement without the prior written consent of the Company if such amendment, supplement, termination, modification, replacement or waiver would or would reasonably be expected to (i) reduce the aggregate amount of the Financing from that contemplated by the Debt Commitment Letters delivered as of the date hereof to an amount such that the transactions contemplated hereby could not be consummated, (ii) impose any new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing in a manner that would (x) delay or prevent the Offer or (y) make the funding of any portion of the Financing (or satisfaction of any condition to obtaining any portion of the Financing) less likely to occur or (iii) adversely impact in any material respect the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letters or the Financing Agreements (it being understood and agreed that, in any event, Parent may amend the Debt Commitment Letters to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Debt Commitment Letters as of the date of this Agreement).  Upon any amendment, supplement, modification or replacement of, or waiver of, any Debt Commitment Letter in accordance with this Section 6.14(b), Parent shall promptly deliver a copy thereof to the Company and references herein to “Debt Commitment Letters” shall include and mean such documents as amended, supplemented, modified, replaced or waived in compliance with this Section 6.14(b), and references to “Financing” shall include and mean the financing contemplated by the Debt Commitment Letters as amended, supplemented, modified, replaced or waived in compliance with this Section 6.14(b), as applicable.

(c)                                  In the event that all or any portion of the Financing becomes or could reasonably be expected to become unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letters for any reason or any of the Debt Commitment Letters shall be withdrawn, terminated, repudiated or rescinded for any reason, (i) Parent shall promptly notify the Company and (ii) Parent shall use its reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated by this Agreement (or replace any unavailable portion of the Financing), and to obtain a new financing commitment letter (including any associated engagement letter and related Fee Letter) with respect to such Alternative Financing (collectively, the “New Debt Commitment Letter”), copies of which shall be promptly provided to the Company; provided, that Parent shall not be required to obtain Alternative Financing on terms and conditions that are materially less favorable, taken as a whole, to Parent than those in the Debt Commitment Letters (including any “flex” provisions) that such Alternative Financing and New Debt Commitment Letter would replace. Notwithstanding the foregoing, no Alternative Financing or New Debt Commitment Letter may expand upon the conditions precedent or contingencies to the funding of the Financing on the Closing Date as set forth in the Debt Commitment Letters in effect on the date hereof or otherwise include terms (including any “flex” provisions) that would reasonably be expected to make the likelihood that the Alternative Financing would be funded less likely. In the event any Alternative Financing is obtained and a New Debt Commitment Letter is entered into in accordance with this Section 6.14(c), Parent shall deliver a copy thereof to the Company and references herein to (A) “Debt Commitment Letters” shall be deemed to include and mean the Debt Commitment Letters to the extent not superseded by a New Debt Commitment Letter, as the case may be, at the time in question and any New Debt Commitment Letter to the extent then in effect, and (B) “Financing” shall include and mean the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the preceding clause (A).  Upon the commencement of the Marketing Period, Parent shall give written notice thereof to the Company.

(d)                                 Parent shall furnish the Company substantially final drafts (when available) and true and complete and executed (upon execution) copies of the Financing Agreements upon the reasonable request of the Company.  Parent shall (i) give the Company prompt written notice of any default or breach by any party to any of the Debt Commitment Letters or the Financing Agreements of which Parent becomes aware, if such default or breach would result in a delay of, or in any way limit, the availability of the Financing and (ii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any Alternative Financing). Without limiting the generality of the foregoing, Parent shall give the Company prompt notice (A) of the receipt or delivery of any notice or other communication, in each case from any Person with respect to (x) any actual or potential default under or breach of any provisions of the Debt Commitment Letters or Financing Agreements by Parent, or any withdrawal, termination, repudiation or rescission or threatened withdrawal, termination, repudiation or rescission thereof by any party to any of the Debt Commitment Letters or Financing Agreements or (y) any dispute or disagreement between or among parties to any of the Debt Commitment Letters or Financing Agreements with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Offer Acceptance Time, in each case, that would make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or delay the availability of the Financing, and (B) if at any time for any reason Parent believes that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources, contemplated by any of the Debt Commitment Letters or Financing Agreements or will be unable to obtain Alternative Financing.  Parent shall promptly provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A) or (B) of the immediately preceding sentence.

(e)                                  Parent acknowledges and agrees that neither the obtaining of the Financing or any alternative financing, nor the completion of any issuance of securities contemplated by the Financing or any alternative financing, is a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, or the completion of any such issuance, subject to the applicable conditions set forth on Exhibit A.

6.15.                     Financing Cooperation.

(a)                                 The Company shall and shall cause the Subsidiaries of the Company to, at Parent’s sole expense, use its and their respective reasonable best efforts to provide such cooperation in connection with arranging, obtaining and syndicating the Financing as may be reasonably requested by Parent as is necessary and customary in connection with the arrangement of financings similar to the Financing; provided that such requested cooperation is consistent with Applicable Law and does not unreasonably interfere with the ongoing operations of the Company or any Subsidiary of the Company.  Such cooperation by the Company and the Subsidiaries of the Company shall include, in each case at the reasonable request of Parent:

(i)                                     preparing and furnishing Parent and the Financing Sources, not later than a time reasonably sufficient to allow Parent to satisfy the conditions in the Debt Commitment Letters, all Required Information and all other financial and other pertinent information and disclosures regarding the Company and the Subsidiaries as may be reasonably requested by Parent for use in connection with the Financing,

(ii)                                  causing the Company’s senior officers to participate in a reasonable number of lender meetings, rating agency presentations and due diligence meetings at reasonable times and upon reasonable advance notice,

(iii)                               assisting Parent and the Financing Sources in the preparation of Debt Marketing Documents (and any supplements thereto) solely with respect to information relating to the Company and the Subsidiaries,

(iv)                              reasonably cooperating with the marketing efforts of Parent and the Financing Sources in connection with the Financing, including direct contact between such management of the Company and potential lenders in the Financing,

(v)                                 reasonably cooperating with Parent’s legal counsel in connection with customary legal opinions required in connection with the Financing,

(vi)                              reasonably assisting Parent in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Debt Commitment Letters, including assisting Parent and the Financing Sources in the preparation of customary materials for rating agency presentations solely with respect to information relating to the Company and the Subsidiaries,

(vii)                           reasonably assisting in the preparation of, and executing and delivering, definitive Financing Agreements and other customary financing documents, including guarantee and collateral documents and other certificates and documents as may be reasonably requested by Parent,

(viii)                        facilitating the pledging of collateral for the Financing (including delivery of original stock certificates and original stock powers of the Subsidiaries to the extent required on the Closing Date in connection with the Financing and to the extent available to the Company),

(ix)                              using reasonable best efforts to assist the Financing Sources in benefiting from the existing lending relationships of the Company,

(x)                                 taking all ministerial company actions, subject to and only effective upon the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Financing,

(xi)                              at least three Business Days prior to the Closing Date, providing all documentation and other information about the Company and the Subsidiaries as is reasonably requested in writing by Parent at least ten Business Days prior to the Closing in connection with the Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act, and

(xii)                           using reasonable best efforts to obtain customary payoff letters and lien terminations, if applicable, to the extent necessary to allow for the payoff, discharge and termination of (i) the Credit Agreement, dated as of February 24, 2014, between the Company and the financial institutions listed therein as lenders, JPMorgan Chase Bank, N.A. as administrative agent and collateral agent and J.P. Morgan Securities LLC as lead arranger and sole bookrunner, as amended to date and (ii) the Credit Agreement, dated as of February 24, 2014, between the Company and JPMorgan Chase Bank, N.A. as lender, as amended to date.

Notwithstanding anything in this Agreement to the contrary, (A) neither the Company nor any Subsidiary of the Company shall be required to pay any commitment or other similar fee or enter into any binding agreement or commitment or incur any other actual or potential liability or obligation in connection with the Financing (or any alternative financing) that is not subject to the occurrence of the Closing, (B) no director, manager, officer or employee of the Company or any Subsidiary of the Company shall be required to deliver any certificate or take any other action pursuant to this Section 6.15(a) to the extent any such action would reasonably be expected to result in personal liability to such director, manager, officer or employee, (C) none of the Company, any of the Subsidiaries of the Company or any of their respective directors or officers shall be obligated to adopt resolutions or execute consents to approve or authorize the execution of the Financing (or any alternative financing), provided that this clause (C) shall not prohibit the adoption or execution of any resolutions or consents effective no earlier than the Closing Date by any persons that shall remain or will become officers or directors of the Company or any of the Subsidiaries of the Company as of the Effective Time, and (D) neither the Company nor any Subsidiary of the Company shall be required to take any action that would reasonably be expected, in the reasonable judgment of the Company, to conflict with, or result in any violation or breach of, any Applicable Law, any contract or obligations of confidentiality (not created in contemplation hereof) binding on the Company or the Subsidiaries of the Company.  The Company hereby consents to the use of the Company’s and the Subsidiaries’ logos in connection with the Financing in an form and manner mutually agreed in advance with the Company; provided, however, that such logos are used solely in an manner that is not intended, or reasonably likely, to harm, disparage or otherwise adversely affect the Company or the reputation or goodwill of the Company.

(b)                                 Parent shall, promptly upon request by the Company, reimburse the Company for all documented out-of-pocket costs and expenses incurred by the Company, the Subsidiaries of the Company and its and their respective Representatives in connection with their respective obligations pursuant to Section 6.15(a).  Parent shall indemnify and hold harmless the Company, the Subsidiaries of the Company and their respective Representatives, from and against any and all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements suffered or incurred by any of them in connection with the Financing or any Alternative Financing and any information supplied or provided in connection therewith (except to the extent suffered or incurred as a result of (i) the gross negligence, willful misconduct or material breach of this Agreement by the Company, any Subsidiary or any Representative thereof, in each case as determined by a court of competent jurisdiction, or (ii) any inaccuracy (other than any immaterial inaccuracy) in the historical financial information provided to Parent by the Company pursuant to clause (a) in the definition of “Required Information”).

ARTICLE VII

CONDITIONS TO THE MERGER

7.1.                            Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party hereto to consummate the Merger shall be subject to the satisfaction or waiver (to the extent permitted by Applicable Law) at or prior to the Closing of each of the following conditions:

(a)                                 No Orders; Illegality.  No Order issued by any Governmental Entity or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any action have been taken by any Governmental Entity, and no Applicable Law shall have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger.

(b)                                 Offer.  Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment all of the shares of Company Common Stock validly tendered pursuant to the Offer and not validly withdrawn.

ARTICLE VIII

TERMINATION

8.1.                            Termination.  This Agreement may be terminated and the Offer and the Merger may be abandoned at any time:

(a)                                 prior to the Offer Acceptance Time, by mutual written consent duly authorized by the Company Board and the board of directors of Parent (or in either case a duly authorized committee thereof);

(b)                                 prior to the Offer Acceptance Time, by either Parent or the Company, if the Closing shall not have occurred on or before March 31, 2017 or such other date that Parent and the Company may agree upon in writing (the “End Date”); provided that in no event shall a party be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is principally caused by the breach by such party of this Agreement;

(c)                                  by either Parent or the Company, if a Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or the consummation of the Offer, which Order or other action is final and non-appealable; provided that in no event shall a party be permitted to terminate this Agreement pursuant to this Section 8.1(c) if such Order or other action principally results from the breach by such party of this Agreement;

(d)                                 prior to the Offer Acceptance Time, by either Parent or the Company if, at the Expiration Time, Parent is not required to extend the Offer pursuant to this Agreement and any of the Offer Conditions shall have not been satisfied or waived; provided that in no event shall a party be permitted to terminate this Agreement pursuant to this Section 8.1(d) if (x) the failure of such Offer Condition to be satisfied is principally caused by the breach by such party of this Agreement or (y) although not required to do so, Parent has extended the Offer pursuant to, and in accordance with, Section 1.1(a);

(e)                                  prior to the Offer Acceptance Time, by the Company, if Parent shall have materially breached or materially failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would reasonably be expected to prevent or materially delay the Merger or the Offer and is not curable at or prior to the End Date or has not been cured within 30 days following the date that Parent receives from the Company written notice of such breach or failure to perform (but not later than the Expiration Date); provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder;

(f)                                   prior to the Offer Acceptance Time, by Parent, if the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would reasonably be expected to prevent the satisfaction of the conditions in paragraphs (iv) and (v) of Exhibit A and is not curable at or prior to the End Date or has not been cured within 30 days following the date that the Company receives from Parent written notice of such breach or failure to perform (but not later than the Expiration Date); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if either Parent or Merger Sub is then in material breach of any representation, warranty, covenant or obligation hereunder;

(g)                                  prior to the Offer Acceptance Time, by Parent, if (i) a Change of Recommendation shall have occurred, (ii) the Company shall have willfully and materially breached the provisions of Section 6.1(a) or (iii) the Company shall have entered into an definitive acquisition Contract accepting any Acquisition Proposal (each, a “Triggering Event”);

(h)                                 prior to the Offer Acceptance Time, by the Company, upon a Change of Recommendation effected in compliance with Section 6.1(d) in connection with a Superior Proposal; provided that the Company may terminate this Agreement pursuant to this Section 8.1(h) only if the Company (i) is concurrently entering into a definitive agreement pursuant to which such Superior Proposal is to be effected and (ii) has made payment to Parent of the Termination Fee pursuant to Section 8.3(b) in accordance therewith; or

(i)                                     prior to the Offer Acceptance Time, by the Company, (A) if Merger Sub fails to commence the Offer in violation of Section 1.1(a) (other than due to a delay by the Company in furnishing information regarding the Company required for the Offer Documents or a violation by the Company of its obligations under Section 1.2) or (B) if (1) all conditions set forth in Annex I have been satisfied or waived at and as of the Expiration Time, including the Certification Condition, and (2) the Offer Acceptance Time shall not have occurred within one Business Day after the Expiration Date.

8.2.                            Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of Parent or the Company or their respective stockholders or Representatives; provided that (x) Section 6.3 (Confidentiality; Public Disclosure), Section 6.15(b) (financing reimbursement and indemnification obligations), this Section 8.2 (Effect of Termination), Section 8.3 (Expenses and Termination Fees) and Article IX (General Provisions) shall remain in full force and effect and survive any termination of this Agreement and (y) nothing herein shall relieve any party hereto from liability in connection with any or willful and material breach with respect to any of such party’s representations, warranties, covenants or other agreements set forth in this Agreement.

8.3.                            Expenses and Termination Fees.

(a)                                 General.  Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b)                                 Company Payment.  The Company shall pay to Parent a cash amount equal to $24,618,000 (the “Termination Fee”) in the event that this Agreement is terminated:  (i) pursuant to Section 8.1(g), (ii) pursuant to Section 8.1(h), (iii) pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f) (where the breach or failure to perform by the Company was willful and material) following the occurrence of a Triggering Event or (iv) pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f) (where the Company’s breach or failure to perform was willful and material) and (A) following the Agreement Date and prior to such termination, either in the case of Section 8.1(c) an Acquisition Proposal with respect to the Company became publicly known or, in the case of Section 8.1(b) and Section 8.1(f), an Acquisition Proposal shall have been communicated to the Company Board, and in each of such cases, such Acquisition Proposal has not been unconditionally withdrawn prior to such termination and (B) within 12 months following the termination of this Agreement, either an Acquisition Transaction with respect to the Company is consummated or the Company enters into a Contract providing for an Acquisition Transaction, which is subsequently consummated (regardless of when such consummation occurs).  For purposes of this Section 8.3(b) all percentages in the definition of Acquisition Transaction will be deemed to be references to 50%.  The Company shall pay to Parent the Termination Fee by wire transfer of immediately available funds to an account designated by Parent promptly but in no event later than: (A) for a termination described in clause (i) or clause (iii), one Business Day after the date of such termination, (B) for a termination described in clause (ii), prior to or concurrently with such termination or (C) for a termination described in clause (iv), the date of the consummation of such Acquisition Transaction.

(c)                                  Parent Payment.  Parent shall pay to the Company a cash amount equal to $49,236,000 (the “Parent Termination Fee”) in the event that this Agreement is terminated:  (i) pursuant to Section 8.1(i), (ii) pursuant to Section 8.1(b) (in circumstances in which the Company would have been entitled to terminate this Agreement pursuant to (A) Section 8.1(e) with respect to Section 4.8, Section 6.14 or Section 6.15 or other breach or failure to perform by Parent hereunder which was willful and material or (B) Section 8.1(i)) or (iii) pursuant to Section 8.1(e) with respect to Section 4.8, Section 6.14 or Section 6.15 or other breach or failure to perform by Parent hereunder which was willful and material.  Parent shall pay to the Company the Parent Termination Fee by wire transfer of immediately available funds to an account designated by the Company promptly but in no event later than one Business Day after the date of such termination.  Notwithstanding the foregoing, the Company’s right to receive the Parent Termination Fee pursuant to this Section 8.3(c) shall be of no further force or effect if the Company makes any demand or claim for monetary damages suffered as a result of the failure of the Offer and the Merger to be consummated in violation of Section 8.3(g).

(d)                                 The Company and Parent acknowledge that (i) the agreements contained in Section 8.3(b) and Section 8.3(c) are an integral part of the Transactions, (ii) the amount of, and the basis for payment of, the fees described therein is reasonable and appropriate in all respects and (iii) without this agreement, neither Parent nor the Company would enter into this Agreement.  Accordingly, if the Company or the Parent, as applicable, fails to pay in a timely manner the fees due pursuant to Section 8.3(b) or Section 8.3(c), as applicable, and, in order to obtain such payment, the other party makes a claim that results in a judgment for the amount set forth in Section 8.3(b) or Section 8.3(c), as applicable, the party that failed to pay in a timely manner the fees due pursuant to Section 8.3(b) or Section 8.3(c), as applicable, shall pay to other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in Section 8.3(b) or Section 8.3(c), as applicable, at the prime rate of Bank of America, N.A. in effect from time to time from the date such payment was required to be made hereunder.  All payments under this Section 8.3 shall be made by wire transfer of immediately available funds to an account designated by the party to which such payment is owed.

(e)                                  The parties hereto acknowledge and agree that in no event shall the Company or Parent be required to pay the Termination Fee or Parent Termination Fee, as applicable, on more than one occasion, whether or not the Termination Fee or Parent Termination Fee, as applicable, may be payable under more than one provision of this Agreement at the same or at different time and the occurrence of different events.

(f)                                   In circumstances where the Termination Fee is payable in accordance with Section 8.3(b), Parent’s receipt of the Termination Fee (if received) from or on behalf of the Company shall be Parent’s and Merger Sub’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or Applicable Law or otherwise) against the Company and the Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees or any former, current or future direct or indirect equity holder, general or limited partner, controlling person, stockholder, member, manager, director, officer, employee, agent, affiliate or assignee of any of the foregoing (collectively, the “Company Related Parties”) and any Person who pays the Termination Fee on the Company’s behalf for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties or any Person who pays the Termination Fee on the Company’s behalf shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(g)                                  In circumstances where the Parent Termination Fee is payable in accordance with Section 8.3(c), other than for reimbursement and indemnification obligations pursuant to Section 6.15(b), the Company’s receipt of the Parent Termination Fee (if received) from Parent shall be the Company’s and its controlled Affiliates’ sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or Applicable Law or otherwise) against Parent, Merger Sub and their respective Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees or any former, current or future direct or indirect equity holder, general or limited partner, controlling person, stockholder, member, manager, director, officer, employee, agent, affiliate or assignee of any of the foregoing (collectively, the “Parent Related Parties”) and the Financing Source Related Parties for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or under the Debt Commitment Letters or Financing Agreements or otherwise, and upon payment of such amount, none of the Parent Related

Parties or Financing Source Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions or the Debt Commitment Letters or Financing Agreements.

ARTICLE IX

GENERAL PROVISIONS; DEFINITIONS

9.1.                            Non-Survival of Representations and Warranties.  If the Merger is consummated, the representations and warranties of Parent, Merger Sub and the Company contained in this Agreement, the Company Disclosure Letter (including any exhibit, schedule or annex to the Company Disclosure Letter) and the other agreements, certificates and documents contemplated by this Agreement shall expire and be of no further force or effect as of the Effective Time, and only such covenants and agreements of Parent and the Company in this Agreement and the other agreements, certificates and documents contemplated by this Agreement that by their terms survive the Effective Time shall survive the Effective Time.

9.2.                            Acknowledgment of Disclaimer of Other Representations and Warranties.

(a)                                 The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and any certificate delivered hereunder (if any), (i) neither Parent nor Merger Sub makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Transactions, and the Company is not relying on any representation or warranty except for those expressly set forth in Article IV and any such certificate, and (ii) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to itself or its business or otherwise in connection with the Transactions, and, if made, such representation or warranty must not be relied upon by the Company as having been authorized by such entity.

(b)                                 Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and any certificate delivered pursuant to the Certification Condition, (i) neither the Company nor any Subsidiary makes, or has made, any representation or warranty relating to itself or the Business or otherwise in connection with the Transactions, and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in Article III and any such certificate, (ii) no Person has been authorized by the Company or any Subsidiary to make any representation or warranty relating to itself or the Business or otherwise in connection with the Transactions, and, if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such entity, and (iii) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Affiliates or their respective Representatives that constitutes a forward-looking statement, including any such materials or information made available in the data room in connection with the transactions contemplated hereby, via confidential information memorandum or in connection with presentations by the Company’s management or otherwise, are not and shall not be deemed to be or include representations or warranties unless, and then solely to the extent that, any such materials or information is the subject of any express representation or warranty set forth in Article III and any such certificate.  Each of Parent and Merger Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Transactions and the Financing, each of Parent and Merger Sub has relied on the results of its own independent review and analysis.

9.3.                            Notices.  All notices, requests, consents, claims, demands, waivers and other communications shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally, by commercial delivery service or mailed by registered or certified mail (return receipt requested), or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with automated confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(a)                                 if to Parent or Merger Sub, to:

c/o Synchronoss Technologies, Inc.

200 Crossing Blvd.

Bridgewater, NJ 08807

Attention: Ronald Prague, Esq., Executive Vice President and General Counsel

Facsimile No.: (908) 231-0762

Telephone No.: (908) 547-1239

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

One Marina Park Drive

Suite 900

Boston, MA 02210

Attention:                 Marc Dupré, Andrew Luh and Nevin Fox

Facsimile No.: (617) 648 9199

Telephone No.: (617) 648 9100

(b)                                 if to the Company, to:

Intralinks Holdings, Inc.

150 East 42nd Street

New York, New York 10017

Attention: Scott N. Semel, Executive Vice President, General Counsel and Secretary

Telephone No.: (617) 574 5456

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street, 23rd Floor

Attention: Margaret A. Brown

Facsimile No.: (617) 573 4822

Telephone No.: (617) 573 4815

9.4.                            Interpretation.

(a)                                 When a reference is made herein to Articles, Sections, subsections or Exhibits, such reference shall be to an Article, Section or subsection of, or an Exhibit hereto unless otherwise indicated.  When a reference is made to a Schedule, such reference shall be to a Schedule of the Company Disclosure Letter.  Where a reference is made to a Contact, instrument or Applicable Law, such reference is to such Contract, instrument or Applicable Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Applicable Law) by succession of comparable successor Applicable Law, and shall be deemed to include all attachments thereto and instruments incorporated therein.  The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

(b)                                 The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any Person include the successors and permitted assigns of such Person, (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively and (vii) the phrases “provide to” and “deliver to” and phrases of similar import mean that a true, correct and complete unredacted paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided.  References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder.  The symbol “$” refers to United States Dollars.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”

(c)                                  Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the 10th decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.

9.5.                            Amendment.  Subject to Applicable Law and Section 1.1, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto.  Notwithstanding anything to the contrary contained herein, no modification, waiver or termination of Section 8.3(c), Section 8.3(g), Section 9.8, Section 9.12(b), Section 9.14 and this sentence of Section 9.5 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) that is adverse to the interests of any Financing Source Related Party will be effective against a Financing Source Related Party without the prior written consent of such adversely affected Financing Source Related Party.

9.6.                            Extension; Waiver.  Subject to Applicable Law and Section 1.1, any party hereto may at any time: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The agreement of Parent to any extension or waiver shall be deemed to be the agreement of Merger Sub to such extension or waiver.  No delay in exercising any rights under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision hereof.

9.7.                            Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart.  The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

9.8.                            Entire Agreement; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all Exhibits, and the Company Disclosure Letter, (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that (x) Section 6.10 is intended to benefit the Covered Persons and Indemnified Parties and (y) the provisions of Section 8.3(g), the final sentence of Section 9.5, this Section 9.8, Section 9.12(b) and Section 9.14 are intended to be for the benefit of, and shall be enforceable by, the Financing Source Related Parties).

9.9.                            Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment or delegation without such prior written consent shall be null and void, except that Parent and/or Merger Sub may assign its rights and/or delegate its obligations under this Agreement to any direct or indirect wholly-owned subsidiary of Parent without the prior consent of any other party hereto; provided that, notwithstanding any such assignment, Parent and/or Merger Sub, as applicable, shall remain liable for all of its obligations under this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

9.10.                     Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto.  The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.11.                     Remedies Cumulative; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party of any right to specific performance or injunctive relief.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions hereof were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein.  However, the Company shall only be entitled to enforce specifically Parent’s or Merger Sub’s obligation to consummate the Offer or the Merger subject to the following requirements: (i) with respect to the Offer, the conditions set forth in Annex I have been satisfied or waived; (ii) with respect to the Merger, the conditions set forth in Article VII have been satisfied or waived and remain satisfied or waived at the time when the Closing would have otherwise occurred in accordance with the provisions of Section 2.2; and (iii) the Financing has been funded or would be available to be funded at the Offer Acceptance Time pursuant to the Debt Commitment Letters and Financing Agreements, assuming, and provided there is, no breach by the Lenders thereunder that has occurred and is continuing.  Nothing in the foregoing sentence shall be construed to restrict any right of the Company to injunctions, specific performance or other equitable remedies for obligations other than with respect to consummation of the Offer and the Merger.  Notwithstanding anything in this Agreement to the contrary, the election of the Company to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit the Company from seeking to terminate this Agreement and seeking to collect the Parent Termination Fee pursuant to Section 8.3(c) or damages for liability of Parent or Merger Sub as provided in Section 8.2; provided that, under no circumstances shall the Company be permitted or entitled to receive (x) both a grant of specific performance to cause Parent or Merger Sub to consummate the Offer and the Merger, on the one hand, and payment of any such damages or payment of the Parent Termination Fee, on the other hand or (y) both payment of any such damages, on the one hand, and payment of the Parent Termination Fee, on the other hand.

9.12.                     Governing Law.

(a)                                 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws, provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware (except with respect to the matters otherwise covered by Section 9.12(b) and any other matters concerning the Financing, the Debt Commitment Letters, the Financing Source Related Parties or any of their rights, obligations, actions or omissions with respect thereto).  Except as expressly set forth in Section 9.12(b), the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Legal Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Legal Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Legal Proceeding shall be heard and determined in such courts.  The parties hereto hereby consent to and grant any such court jurisdiction referred to in this Section 9.12(a) and Section 9.12(b), as applicable, over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.3 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto (on behalf of itself and its controlled Affiliates): (i) agrees that it will not bring or support any Person in any proceeding before any Governmental Entity of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Financing Source Related Parties in any way relating to this Agreement or the Debt Commitment Letters, the Debt Commitment Letters or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing or the performance thereof or the financings contemplated thereby, in any forum other than the United States Federal and New York State courts located in the Borough of Manhattan, New York County, State of New York and (ii) agrees that, except as specifically set forth in the Debt Commitment Letters, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Source Related Parties in any way relating to this Agreement, the Debt Commitment Letters, the Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

9.13.                     Rules of Construction.  The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Exhibit attached hereto and the Company Disclosure Letter, the application of any Applicable Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

9.14.                     WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF (INCLUDING THE FINANCING). NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PARTIES HEREBY FURTHER AGREE THAT (I) THE FINANCING SOURCE RELATED PARTIES SHALL BE SUBJECT TO NO LIABILITY OR CLAIMS WHATSOEVER BY THE COMPANY RELATED PARTIES IN ANY WAY RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE DEBT COMMITMENT LETTERS, THE FINANCING DOCUMENTS, OR THE PERFORMANCE HEREOF OR THEREOF, AND THE COMPANY (ON BEHALF OF ITSELF AND ITS CONTROLLED AFFILIATES) AGREES NOT TO BRING ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT (OR THE TRANSACTIONS CONTEMPLATED HEREBY), THE DEBT COMMITMENT LETTERS OR THE FINANCING DOCUMENTS AGAINST ANY OF THE FINANCING SOURCE RELATED PARTIES AND (III) THE PARTIES HEREBY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE DEBT COMMITMENT LETTERS OR THE FINANCING DOCUMENTS.

9.15.                     Certain Definitions.

(a)                                 As used in this Agreement, the following terms shall have the meanings indicated below:

“Acceptable Confidentiality Agreement”  means a customary confidentiality agreement (i) that contains provisions that are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement, including with respect to the treatment of confidential information and (ii) that does not include any provision for any exclusive right to negotiate with such Person or having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement, including under Section 6.1.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Anti-Corruption Law” means any Applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended, and any other Applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any Government Official.

“Applicable Law” means with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, resolution, ordinance, code, permit, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to such Person or its subsidiaries, their business or any of their respective assets or properties.

“Business” means the business of the Company and the Subsidiaries as currently conducted by the Company or any Subsidiary, including the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any and all Company Products in any and every territory of the world in which the Company and the Subsidiaries engage in the foregoing.

“Business Day” means a day other than (i) Saturday or Sunday or (ii) a day on which commercial banks in New York, New York are authorized or required by Applicable Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Debt” means all indebtedness of the Company and the Subsidiaries for borrowed money, whether current or funded, short- or long-term, secured or unsecured, direct or indirect, including any accrued and unpaid interest, fees, premiums and prepayment or termination penalties (including any penalties payable by the Company or the Subsidiaries in connection with the termination or prepayment in full of any Company Debt at or prior to the Closing), if any, measured as of the Closing, and including, without duplication, (i) any indebtedness evidenced by any bond, debenture, note, mortgage, indenture, letter of credit or other debt instrument or debt security, (ii) any indebtedness to any lender or creditor under credit facilities of the Company, (iii) any indebtedness for the deferred purchase price of property with respect to which the Company is liable contingently or otherwise, as obligor or otherwise, (iv) any cash overdrafts, (v) any amounts owing under any capitalized or synthetic leases, (vi) any drawn amounts under letter of credit arrangements and (vii) any liability of other Persons of the type described in clauses (i) through (vi) that the Company or any Subsidiary has guaranteed, that is recourse to the Company or any Subsidiary or any of their assets or that is otherwise the legal liability of the Company or any Subsidiary.

“Company ESPP” means the Company’s Second Amended and Restated 2010 Employee Stock Purchase Plan, as amended.

“Company Material Adverse Effect” means any change, event, occurrence, condition or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by the Company in this Agreement would be materially adverse to: (i) the business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, except to the extent that any such Effect arises out of, results from or is related to (A) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, (B) changes or conditions generally affecting the industries in which the Company and the Subsidiaries operate, (C) changes in Applicable Law or GAAP or accounting regulations or principles or interpretations thereof, that apply to the Company and the Subsidiaries, (D) any outbreak or escalation of armed hostilities or war (whether or not declared), military actions or acts of sabotage or terrorism, (E) earthquakes, hurricanes, tornadoes, floods, tsunamis or other natural disasters, (F) changes in the trading volume or trading prices of any such entity’s capital stock in and of themselves (provided that such exception shall not apply to any underlying Effect that may have caused such change in the trading prices or volumes), (G) any failure, in and of itself, to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period and any resulting analyst downgrades of the Company’s securities, or any failure in and of itself to meet the Company’s internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided that such exception shall not apply to any underlying Effect that may have caused such failure or such downgrades), (H) the negotiation, execution, delivery or performance of this Agreement, the identity of Parent or the announcement, pendency or consummation of the Transactions (including the effect thereof on relationships, contractual or otherwise, of the Company or any Subsidiary with customers, suppliers, partners, employees or Governmental Entities), and including any Legal Proceeding arising out of, resulting from or related to the Transactions or any demand, action, claim or proceeding for appraisal of any shares of Company Common Stock pursuant to the DGCL in connection herewith or (I) the compliance with the terms of, or taking any action under, this Agreement; provided that the exceptions in clauses (A) through (E) shall not apply to the extent that any Effect described therein disproportionately affects the Company and the Subsidiaries, taken as a whole, as compared to other participants in the Company’s and the Subsidiaries’ industry; provided, further, that that the exceptions in clause (H) shall not apply in the context of the representations and warranties in Section 3.3(b), Section 3.9(d) and Section 3.12(j); or (ii) the ability of the Company to consummate the Transactions on or before the End Date.

“Company Option Plans” means the stock option plans, programs, agreements or arrangements of the Company, collectively and as amended, including the Company’s 2010 Equity Incentive Plan, as amended and restated, and 2007 Stock Option and Grant Plan but excluding the Company ESPP.

“Company Options” means options to purchase shares of Company Common Stock, other than options under the Company ESPP.

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

“Company PSUs” means restricted stock units that are subject to performance based vesting criteria granted under the Company Option Plans that are settled by issuance of shares of Company Common Stock.

“Company RSUs” means restricted stock units granted under the Company Option Plans that are settled by issuance of shares of Company Common Stock and are subject only to time-based vesting criteria.

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, guarantee, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature with any third Person.

“consummate” (and with its correlative meanings “consummation” and “consummating”), as such term is used with respect to the Offer, has the meaning ascribed to it in Section 251(h) of the DGCL.

“Continuing Employees” means the employees of the Company or the Subsidiaries as of the Effective Time.

“Debt Marketing Documents” means reasonable and customary bank books and syndication documents and materials, including confidential information memoranda, lender presentations, rating agency materials and presentations, and similar reasonable and customary documents and materials in connection with the Financing.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been properly demanded (and not withdrawn or lost) in accordance with Delaware Law in connection with the Merger.

“Dissenting Stockholder” means any stockholder of the Company holding Dissenting Shares as of the Effective Time.

“Encumbrance” means, with respect to any asset or security, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset or security (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Ratio” means the quotient obtained by dividing the Per Share Merger Consideration by the Parent Stock Price.

“Financing Source” shall mean the Persons (other than the Company or any Subsidiary of the Company) that have committed to provide or have otherwise entered into agreements (including any Debt Commitment Letters or Financing Agreements), in each case, in connection with the Financing or any Alternative Financing in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto; it being understood that Parent and Merger Sub shall not be Financing Sources for any purposes hereunder.

“Financing Source Related Parties” shall mean the Financing Sources and their Affiliates and their respective former, current or future direct or indirect general or limited partners, controlling persons, members, managers and Representatives, and the successors and assigns of the foregoing.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis throughout the relevant periods.

“Government Official” means (i) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party, political party official or candidate for political office, (iii) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity or (iv) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other authority or instrumentality, in each case whether domestic or foreign, or any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, Tax Authority or other functions of, or pertaining to, government (including any governmental or political division, department, agency, commission, instrumentality, organization, unit, body or entity and any court or other tribunal).

“Group” has the meaning ascribed to such term under Section 13(d) of the Exchange Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In the Money Option” means a Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and which has a per share exercise price that is less than the Per Share Merger Consideration.

“knowledge” means (i) with respect to the Company, the actual knowledge after reasonable inquiry of any individual set forth on Schedule 9.15(a)(i) with respect to a fact, circumstance, event or other matter, and (ii) with respect to Parent or Merger Sub, the actual knowledge after reasonable inquiry of any individual set forth on Schedule 9.15(a)(ii) with respect to a fact, circumstance, event or other matter.

“Legal Proceeding” means any private or governmental action, inquiry, claim, charge, complaint, demand, proceeding, suit, hearing, litigation, arbitration, mediation, audit or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Applicable Law, Order or Contract, regardless of whether the same would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“made available” means, with respect to any statement in Article III that any information, document or other material has been “made available” to Parent, that such information, document or material was: (i) made available for review by Parent and its Representatives in the virtual data room established in connection with this Agreement or (ii) actually delivered (whether by physical or electronic delivery) to Parent or its Representatives, in each case of clauses (i) and (ii) with respect to representations and warranties made as of the Agreement Date by no later than 5 p.m. Eastern time on the Agreement Date.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after January 2, 2017 beginning as of the first day by which the Company has provided to Parent the Required Information; provided that if the Company shall in good faith reasonably believe that the Required Information has been delivered to Parent, it may deliver to Parent a written notice to that effect (stating that it believes that such delivery has been completed), in which case the Required Information shall be deemed to have been provided (and the Marketing Period commenced) on the first Business Day following the date that notice is received unless Parent in good faith reasonably believes the delivery of the Required Information has not been completed and, within three Business Days of the delivery of such notice by Company, delivers a written notice to Company to that effect (stating with reasonable specificity which Required Information that Parent reasonably believes has not been delivered), in which case the Marketing Period shall be deemed to have not commenced and will only commence beginning on the date such Required Information is delivered to Parent.

“NASDAQ” means the Nasdaq Global Select Market.

“NYSE” means the New York Stock Exchange.

“Order” means any judgment, writ, decree, stipulation, determination, decision, legal or arbitration award, settlement or consent agreement, charge, ruling, injunction, restraining order or other order issued, promulgated or entered into by or with (or in the case of a settlement or consent agreement, subject to) any Governmental Entity, whether temporarily, preliminarily or permanently in effect.

“Out of the Money Option” means a Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and which has a per share exercise price that is equal to or greater than the Per Share Merger Consideration.

“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent Material Adverse Effect” means any effect that would, or would reasonably be expected to, materially impede or delay Parent’s or Sub’s ability to consummate the Transactions in accordance with its terms and Applicable Law.

“Parent Stock Price” means the average of the closing sale prices for a share of Parent Common Stock as quoted on the NASDAQ Global Select Market for the 10 consecutive trading days ending with the third trading day that precedes the Closing Date.

“Permitted Encumbrance” means (i) liens for Taxes (A) not yet due and payable, or (B) that are being contested in good faith provided that reserves have been established in accordance with GAAP on the Company Balance Sheet, (ii) statutory liens that are incurred in the ordinary course of business and (A) not yet due and payable, or (B) that are being contested in good faith provided that reserves have been established in accordance with GAAP on the Company Balance Sheet, (iii) such imperfections of title and non-monetary Encumbrances and other liens, in each case incurred in the ordinary course of business, as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair any business operations involving such properties, (iv) deposits made or liens incurred, in each case in the ordinary course of business, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (v) suppliers’, mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business, (vi)  requirements and restrictions of zoning, building and other Applicable Law and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the business of the Company and the Subsidiaries as currently conducted, (vii) non-exclusive licenses or other grants of rights in Intellectual Property Rights, (viii) liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods, or (ix) liens resulting from securities laws.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, unincorporated association, joint venture, business organization or Governmental Entity.

“Pre-Closing Period” means the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time.

“Representatives” means, collectively, with respect to any Person, such Person’s officers, directors, Affiliates, employees, agents or advisors, including any investment banker, broker, attorney, accountant, consultant or other authorized representative of such Person.

“Required Information” means (A) (i) audited consolidated balance sheets and related statements of income and cash flows of the Company and its consolidated Subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, and (ii) unaudited consolidated balance sheets at the end of, and related statements of income and cash flows of the Company and its consolidated Subsidiaries for, each fiscal quarter (but excluding the fourth quarter of any fiscal year) subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (i) and ended at least 45 days before the Closing Date together with the consolidated balance sheet and related statements of income and cash flows of the Company and its consolidated Subsidiaries for the corresponding portion of the previous year, in each case, prepared in accordance with GAAP and (B) such other information reasonably available to the Company with respect to the Company and the Subsidiaries, which is requested by Parent not later than December 20, 2016 and is reasonably necessary to satisfy the condition set forth in paragraph 6 on Exhibit C to the Debt Commitment Letter.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Solvent” means that, as of any date of determination and with respect to any Person: (i) the sum of the debt (including contingent liabilities) of such Person and its subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of such Person and its subsidiaries, taken as a whole; (ii) the capital of such Person and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its subsidiaries, taken as a whole; and (iii) such Person and its subsidiaries, taken as a whole, do not have or intend to incur debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subsidiary” means any corporation, association, business entity, partnership, joint venture, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any federal, state, local or non-U.S. net income, alternative, add-on minimum, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental, escheat, unclaimed property, special assessment or windfall profit tax, custom, duty, fee or other tax of a same of similar nature to any of the foregoing, together with any interest, penalty or other addition to tax that may become payable in respect thereof, in each case imposed by any Tax Authority.

“Tax Authority” means any Governmental Entity responsible for the assessment, determination, collection or administration of any Tax (domestic or non-U.S.).

“Tax Return” means any return, statement, report, information return or form (including any schedule or attachment thereto) relating to Taxes.

“Unvested Company Shares” means any shares of Company Capital Stock that are restricted, subject to forfeiture or otherwise not fully vested under the terms of any Contract with the Company at the Effective Time.

“willful and material breach” (and, with correlative meaning, “willfully and materially breach”) means a material breach that is a consequence of an act or failure to act undertaken by the breaching party with the knowledge that the taking of or failure to take such act would cause a breach of this Agreement.

(b)                                 Other capitalized terms used herein and not defined in Section 9.15(a) have the meanings ascribed to such terms in the following Sections:

“Acquisition Proposal”	6.1(g)(i)
“Acquisition Transaction”	6.1(g)(ii)
“Agreement”	Preamble
“Agreement Date”	Preamble
“Alternative Financing”	6.14(c)
“Antitrust Laws”	6.4(b)
“Antitrust Restraint”	6.4(f)
“Capitalization Date”	3.2(a)
“Certificates”	2.8(c)
“Certificate of Merger”	2.1
“Certification Condition”	Exhibit A
“Change of Recommendation”	6.1(a)
“Closing”	2.2
“Closing Date”	2.2
“COBRA”	3.12(f)
“Company”	Preamble
“Company Authorizations”	3.7(b)
“Company Balance Sheet”	3.4(b)
“Company Balance Sheet Date”	3.4(b)
“Company Board”	Recital D
“Company Board Recommendation”	3.3(a)
“Company Credit Agreements”	5.2(k)
“Company Customers”	3.9(j)
“Company Customer End-Users”	3.9(j)
“Company Disclosure Letter”	Article III
“Company Employee”	6.7(c)
“Company Employee Plans”	3.12(a)
“Company Related Parties”	8.3(f)
“Company Insiders”	6.11
“Company Intellectual Property”	3.9(a)(iii)
“Company-Owned Intellectual Property”	3.9(a)(ii)
“Company Products”	3.9(a)(vi)

“Company Registered Intellectual Property Rights”	3.9(a)(iv)
“Company Representatives”	6.1(a)
“Company SEC Reports”	3.4(a)
“Company Voting Debt”	3.2(c)
“Company Websites”	3.9(j)
“Confidential Information”	3.9(g)
“Confidentiality Agreement”	6.2(a)
“Covered Persons”	6.10(a)
“Current Offerings”	6.7(b)
“Debt Commitment Letters”	4.8(b)
“DOJ”	6.4(b)
“EAR”	3.19(a)(i)
“Effective Time”	2.3
“End Date”	8.1(b)
“Environmental and Safety Laws”	3.10(a)(i)
“ERISA”	3.12(a)
“ERISA Affiliate”	3.12(a)
“EU”	3.19(a)(ii)
“Excluded Antitrust Restraint”	6.4(f)
“Existing D&O Policy”	6.10(b)
“Expiration Date”	1.1(b)
“Expiration Time”	1.1(b)
“Facilities”	3.10(a)(ii)
“Fairness Opinion”	3.15(b)
“Fee Letter”	4.8(b)
“Foreign Plan”	3.12(a)
“Financial Statements”	3.4(b)
“Financing”	4.8(b)
“Financing Agreements”	6.14(a)(ii)
“FTC”	6.4(b)
“Hazardous Materials”	3.10(a)(iii)
“Intellectual Property Rights”	3.9(a)(i)
“Intervening Event”	6.1(e)(ii)
“ITAR”	3.19(a)(i)
“Leased Real Property”	3.8(b)
“Material Contract”	3.18(a)
“Maximum Premium”	6.10(b)
“Merger”	Recital C
“Merger Notification Filings”	6.4(b)
“Merger Sub”	Preamble
“Minimum Tender Condition”	Exhibit A
“New Debt Commitment Letter”	6.14(c)
“Notice of Intervening Event”	6.1(e)(iii)
“Notice of Superior Proposal”	6.1(d)(iii)
“Offer”	Recital B
“Offer Acceptance Time”	1.1(c)
“Offer Conditions”	1.1(a)
“Offer Documents”	1.1(e)
“Offer Price”	Recital B
“Open Source Materials”	3.9(h)
“Parent”	Preamble
“Parent Related Parties”	8.3(g)
“Parent Termination Fee”	8.3(c)
“Paying Agent”	2.8(a)
“Per Share Merger Consideration”	Recital C
“Release”	3.10(a)(iv)
“Rollover Option”	2.7(a)(ii)(B)
“Rollover PSU”	2.7(a)(iv)(A)
“Rollover RSU”	2.7(a)(iii)(A)
“Schedule 14D-9”	1.2(a)
“Schedule TO”	1.1(e)
“Significant Customer”	3.16
“Significant Supplier”	3.17
“Superior Proposal”	6.1(g)(iii)
“Surviving Corporation”	2.1
“Tender Agreements”	Recital G
“Termination Fee”	8.3(b)
“Third-Party Intellectual Property”	3.9(a)(v)
“Transactions”	Recital D

“Triggering Event”	8.1(g)
“Uncertificated Shares”	2.8(c)
“Unvested Cash”	2.7(a)(i)
“WARN Act”	3.12(m)

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized.

SYNCHRONOSS TECHNOLOGIES, INC.

By:	/s/ Stephen G. Waldis
Name: Stepeh G. Waldis
Title: Chief Executive Officer

GL MERGER SUB, INC.

By:	/s/ Stephen G. Waldis
Name: Stepeh G. Waldis
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized.

INTRALINKS HOLDINGS, INC.

By:	/s/ Scott N. Semel
Name: Scott N. Semel
Title: EVP, General Counsel and Secretary

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Offer Conditions

Notwithstanding any other provisions of the Offer or the Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered shares of Company Common Stock unless:

(i)                                     at the Expiration Time, there shall have been validly tendered and not validly withdrawn prior to the Expiration Time a number of shares of Company Common Stock (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6) of the DGCL) that, when added to the shares of Company Common Stock then owned by Parent or Merger Sub (if any), would represent one share more than 50% of the sum of (A) all shares of Company Common Stock outstanding at the Expiration Time and (B) the aggregate number of shares of Company Common Stock that the Company may be required to issue upon conversion, settlement or exercise of all then outstanding Company Stock Options for which the Company has received notices of exercise prior to the expiration of the Offer (and as to which shares of Company Common Stock have not yet been issued to such exercising holders) (the “Minimum Tender Condition”);

(ii)                                  at or prior to the Expiration Time, all applicable waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or early termination of such waiting periods shall have been granted;

(iii)                               as of immediately prior to the Expiration Time, (A) no Order, or other legal or regulatory restraint or prohibition, shall have been issued by any Governmental Entity, and no other Applicable Law shall have been enacted, entered, enforced or deemed applicable to the Transactions, that shall be in effect and that (I) provides for an Antitrust Restraint (other than an Excluded Antitrust Restraint) or (II) otherwise prohibits, enjoins or makes illegal the consummation of the Offer or the Merger, or causes the Offer or the Merger to be rescinded and (B) there shall not be pending by any Governmental Entity any litigation that would reasonably be expected to result in one of the foregoing;

(iv)                              as of immediately prior to the Expiration Time, (A) the representations and warranties of the Company in Section 3.1(a) (with respect to the Company only), Section 3.2(a), the first sentence of Section 3.3(d), Section 3.3(a), clause (ii) of Section 3.5 and Section 3.15(b) shall be true and correct in all respects on and as of the Agreement Date and on and as of the Expiration Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date); provided that this condition shall be satisfied with respect to the representations and warranties made in Section 3.2(a) where the failure of such representations and warranties to be so true and correct has not resulted and would not reasonably be expected to result in additional cost to the Company, Parent and their Affiliates, individually or in the aggregate, of more than $9,000,000; (B) the representations and warranties of the Company in the second sentence of Section 3.3(d) and Section 3.15(a) shall be true and correct in all material respects on and as of the Agreement Date and on and as of the Expiration Date as though such representations and warranties were made on and as of such date (except for such representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date); and (C) all other representations and warranties of the Company in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Agreement Date and on and as of the Expiration Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(v)                                 the Company shall have performed and complied in all material respects with all covenants and other agreements in this Agreement required to be performed and complied with by it at or prior to the Expiration Time;

(vi)                              as of immediately prior to the Expiration Time, since the Agreement Date, there shall not have occurred and be continuing a Company Material Adverse Effect;

(vii)                           as of immediately prior to the Expiration Time, Parent shall have received a certificate, signed on behalf of the Company by the chief executive officer and chief financial officer of the Company, to the effect that each of the conditions specified in subparagraphs (iv), (v) and (vi) is satisfied (the “Certification Condition”);

(viii)                        as of immediately prior to the Expiration Time, appraisal rights shall not have been demanded or exercised pursuant to, and in accordance with, the DGCL in respect of more than 28.4% of the Company Common Stock outstanding as of immediately prior to the Expiration Time; and

(ix)                              as of immediately prior to the Expiration Time, the Agreement shall not have been terminated in accordance with its terms and the Offer shall not have been terminated in accordance with the terms of the Agreement.

The Offer Conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Tender Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC.  Any reference in this Exhibit A or in the Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived.  The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.  Capitalized terms used but not defined in this Exhibit A shall have the meaning ascribed to them elsewhere in the Agreement.

Exhibit B

Form of Tender Agreement

EXECUTION VERSION

TENDER AND SUPPORT AGREEMENT

Dated as of December 5, 2016

among

SYNCHRONOSS TECHNOLOGIES, INC.,

GL MERGER SUB, INC.

and

[NAME OF COMPANY STOCKHOLDER]

i

6.1	Governing Law; Jurisdiction; Venue; Waiver of Jury Trial	7

6.2	Specific Performance	7

6.3	Stockholder Capacity	8

6.4	No Ownership Interest	8

6.5	Assignment; No Third-Party Beneficiaries	8

6.6	Amendments, Waivers, etc.	8

6.7	Notices	8

6.8	Expenses	9

6.9	Interpretation	9

6.10	Remedies	9

6.11	Severability	9

6.12	Entire Agreement	10

6.13	Further Assurances	10

6.14	No Recourse	10

6.15	Counterparts	10

ii

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT, dated as of December 5, 2016 (this “Agreement”), is among Synchronoss Technologies, Inc., a Delaware corporation (“Parent”), GL Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and                       (“Company Stockholder”).

WHEREAS, as of the date of this Agreement, Company Stockholder is the holder of record or “beneficial owner” (as defined under Rule 13d-3 under the Exchange Act) of [•] shares of common stock, par value $0.001 per share (“Company Common Stock”), of Intralinks Holdings, Inc., a Delaware corporation (the “Company”) (such shares of Company Common Stock together with any shares of Company Common Stock acquired by Company Stockholder after the date hereof and prior to the Termination Date, “Subject Shares”); provided that Company Options, Company RSUs and Company PSUs beneficially owned by Company Stockholder (“Subject Options”, “Subject RSUs” and “Subject PSUs”, respectively, and together with Subject Shares, “Subject Securities”) shall not be considered “Subject Shares” prior to their exercise or settlement, and shares of Company Common Stock issued upon exercise of Subject Options or settlement of Subject RSUs or Subject PSUs shall be considered “Subject Shares”; provided further, that Unvested Company Shares beneficially owned by Company Stockholder shall not be considered “Subject Shares” for purposes of Section 1.1 hereof if the Company has not granted appropriate waivers, consents or approvals to permit Company Stockholder to tender such Unvested Company Shares in the Offer.

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”; capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, (a) Merger Sub will commence a tender offer to acquire all of the outstanding shares of Company Common Stock (such offer as it may be amended from time to time as permitted by the Merger Agreement, the “Offer”), and (b) following the consummation of the Offer, Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving corporation, all upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, each of Parent and Merger Sub has required, as a condition to its willingness to enter into and perform its obligations under the Merger Agreement, that Company Stockholder enter into this Agreement, and Company Stockholder has agreed to do so in order to induce Parent and Merger Sub to enter into, and in consideration of its entering into, the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

AGREEMENT TO TENDER

1.1                         Agreement to Tender.

(a)                                 Company Stockholder agrees that as promptly as practicable after the commencement of the Offer, and in any event no later than the tenth Business Day following the commencement of the Offer, Company Stockholder shall validly and irrevocably tender into the Offer

(and deliver any certificates evidencing the Subject Shares, to the extent that any are in certificated form) all Subject Shares, free and clear of all claims, liens, encumbrances and security interests of any nature whatsoever that would prevent Company Stockholder from tendering the Subject Shares in accordance with this Agreement or otherwise complying with Company Stockholder’s obligations under this Agreement; provided that if Company Stockholder has not received the Offer Documents within such ten Business Day period following the commencement of the Offer, Company Stockholder shall so tender the Subject Shares within five Business Days following receipt of the Offer Documents.  If Company Stockholder acquires any Subject Shares after the tenth Business Day following the commencement of the Offer, Company Stockholder shall validly tender into the Offer (and deliver any certificates evidencing such Subject Shares, to the extent that any are in certificated form) such Subject Shares within five Business Days following the date that Company Stockholder acquires such Subject Shares.

(b)                                 Company Stockholder agrees that once the Subject Shares are tendered into the Offer, Company Stockholder shall (i) promptly notify Parent that such Shares have been tendered and (ii) prior to the Termination Date, not withdraw the tender of such Subject Shares unless the Offer shall have been terminated or withdrawn prior to the scheduled expiration time in accordance with the terms of the Merger Agreement or the Offer shall have expired unconsummated, or the Merger Agreement has been terminated in accordance with its terms.

(c)                                  Notwithstanding anything herein to the contrary, if the Offer is terminated or withdrawn by Merger Sub, or the Merger Agreement is terminated prior to the purchase of the Subject Shares in the Offer, Parent and Merger Sub shall promptly return, and shall cause any depository acting on behalf of Parent and Merger Sub to return, all the Subject Shares tendered by Company Stockholder in the Offer to Company Stockholder.

1.2                               Agreement to Vote.  Subject to the terms of this Agreement, Company Stockholder hereby irrevocably and unconditionally agrees that, until the termination of the Merger Agreement in accordance with its terms, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, Company Stockholder shall, in each case to the fullest extent that Subject Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of such Subject Shares (i) against any action or agreement that would reasonably be expected to result in the failure of any of Offer Conditions to be satisfied and (ii) against any Acquisition Proposal or Acquisition Transaction and against any other action, agreement or transaction involving the Company that is intended, or would reasonably be expected, to impede, interfere with or prevent the consummation of the Offer or the Merger or the other Transactions.  Company Stockholder shall retain at all times the right to vote all Subject Shares in Company Stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.2 that are at any time or from time to time presented for consideration to the Company’s stockholders generally; provided that Company Stockholder complies with the terms of this Section 1.2.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY STOCKHOLDER

Company Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

2.1                               Authority.  Company Stockholder has all necessary legal capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

2

Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of Company Stockholder, enforceable against Company Stockholder in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) Applicable Law governing specific performance, injunctive relief and other equitable remedies.

2.2                               Ownership of Subject Securities.  As of the date hereof, Company Stockholder is the holder of record or “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of, and has good title to, [•] Subject Shares[ (including [•] Unvested Company Shares)], Subject Options covering [•] Subject Shares, Subject RSUs covering [•] Subject Shares and Subject PSUs covering [•] Subject Shares, free and clear of all claims, liens, encumbrances and security interests of any nature whatsoever (including any restriction on the right to transfer such Subject Shares), except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act.  As of the date hereof, Company Stockholder does not own, beneficially or otherwise, any Company Common Stock, Company Options or other securities of the Company other than the Subject Shares, Subject Options, Subject RSUs and Subject PSUs described in this Section 2.2.

2.3                               Consents and Approvals; No Violation.  (a) Except as may be set forth in the Merger Agreement (including filings as may be required under applicable securities and antitrust laws) and any filing required under Sections 13 or 16 under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement by Company Stockholder and the performance by Company Stockholder of its obligations under this Agreement and (b) none of the execution and delivery of this Agreement by Company Stockholder, the performance by Company Stockholder of its obligations under this Agreement or compliance by Company Stockholder with any of the provisions of this Agreement shall (i) result in a material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any third party right of termination, cancellation, amendment or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Company Stockholder is a party or (ii) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to Company Stockholder, except in each case under clauses (i) and (ii), where the absence of filing or authorization, conflict, violation, breach, or default would not impair, delay or adversely affect in any material respect the ability of Company Stockholder to perform Company Stockholder’s obligations hereunder.

2.4                               Voting Power.  Company Stockholder has sole voting power with respect to all Subject Shares, and sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I and IV of this Agreement and sole power to agree to all of the matters set forth in this Agreement, with no limitations, qualifications or restrictions on such powers, subject to applicable United States federal securities laws and this Agreement, in each case with respect to all Subject Shares. Company Stockholder: (a) is not a party to any Contract (including any voting agreement) with respect to any Subject Shares; (b) has not deposited any Subject Shares into any voting trust and (c) has not granted any proxy or power of attorney with respect to any Subject Shares, in each case inconsistent with Company Stockholder’s obligations under this Agreement.

2.5                               Absence of Litigation.  As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Company Stockholder, threatened against or otherwise affecting, Company Stockholder or any of his or her properties or assets (including Company Stockholder’s Subject Securities) that would reasonably be expected to impair, delay or adversely affect

3

in any material respect the ability of Company Stockholder to perform Company Stockholder’s obligations hereunder.

2.6                               No Finder’s Fees.  Except as contemplated by the Merger Agreement, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company Stockholder.

2.7                               Acknowledgement.  Company Stockholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of Company Stockholder’s own choosing.  Company Stockholder understands and acknowledges that each of Parent and Merger Sub is entering into the Merger Agreement in reliance upon Company Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to Company Stockholder as follows:

3.1                               Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

3.2                               Corporate Authorization; Validity of Agreement; Necessary Action.  Parent and Merger Sub have the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub, and, assuming the due authorization, execution and delivery thereof by Company Stockholder, this Agreement constitutes a valid and legally binding agreement of Parent and Merger Sub enforceable against each of them in accordance with its terms, subject only to the effect, if any, of (a) as may be limited by applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) Applicable Law governing specific performance, injunctive relief and other equitable remedies.

3.3                               Consents and Approvals; No Violation.  (a) Except as may be set forth in the Merger Agreement (including filings as may be required under applicable securities laws) and any filing required under Section 13 or 16 under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement and (b) none of the execution and delivery of this Agreement by each of Parent and Merger Sub, the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement or compliance by each of Parent and Merger Sub with any of the provisions of this Agreement shall (i) conflict with or result in any breach of the organizational documents of Parent or Merger Sub, (ii) result in a material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to any third party right of termination, cancellation, amendment, or acceleration) under any of the terms, conditions, or provisions of any material Contract to which Parent or Merger Sub is a party or (iii) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to Parent or Merger Sub, except in each case under clauses (ii) or (iii), where the absence of filing or authorization, conflict, violation, breach or

4

default would not materially impair or materially adversely affect in any material respect the ability of each of Parent and Merger Sub to perform its obligations hereunder.

ARTICLE IV

COVENANTS OF COMPANY STOCKHOLDER

Company Stockholder covenants and agrees as follows:

4.1                               Restriction on Transfer.  Except as contemplated by this Agreement or the Merger Agreement, during the period beginning from the execution and delivery by the parties of this Agreement through the termination of this Agreement in accordance with Article V, Company Stockholder shall not directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (each, a “Transfer”), or enter into any contract, option, or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any or all Subject Securities or any interest therein to any Person, other than pursuant to the Merger Agreement or the Offer or in connection with the exercise of any Company Options or settlement of any Company RSUs or Company PSUs (it being understood and agreed that any Subject Shares issued upon the exercise of Company Options or the settlement of Company RSUs or Company PSUs shall be subject to the restrictions set forth in this Section 4.1).

4.2                               Stop Transfer. (a) This Agreement and the obligations hereunder shall attach to all Subject Securities and shall be binding upon any Person to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including Company Stockholder’s successors or assigns and (b) Company Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of Company Stockholder’s Subject Securities, unless such transfer is made in compliance with this Agreement.

4.3                               Waiver of Certain Actions.  Company Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors (a) challenging the validity of, or seeking to enjoin or delay the operation of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Offer or the Closing) or (b) alleging a breach of any duty of the Board (or aiding or abetting any such breach) in connection with the Merger Agreement, the Transactions, this Agreement or the transactions contemplated hereby.

4.4                               Appraisal Rights.  Company Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that Company Stockholder may have (including under Section 262 of the DGCL).

4.5                               Additional Securities.  In the event Company Stockholder becomes the record or beneficial owner of (a) any shares of Company Common Stock or any other securities of the Company (including upon the exercise of any Company Option or settlement of any Company RSU or Company PSU), (b) any securities that may be converted into or exchanged for shares of Company Common Stock or such other securities of the Company or (c) any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, shares of Company Common Stock or such other securities (collectively, “Additional Securities”), the terms of this Agreement shall apply to any of such Additional Securities as though owned by Company Stockholder on the date of this Agreement (other than with respect to representations and warranties that speak as of a specified date), and Company Stockholder shall notify Parent in writing, promptly following such acquisition, of the number and type of any and all

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such Additional Securities.  In the event of any stock dividend, stock split, merger, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting any Subject Securities, then this Agreement shall apply to such securities immediately following the effectiveness of any such event.

4.6                               Documentation and Information.  Company Stockholder (a) consents to, and authorizes, the publication and disclosure by Parent and its affiliates of its identity and holding of Subject Securities and the nature of its commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Entity, the Offer Documents or any other disclosure document in connection with the Offer, the Merger or any of the other Transactions and (b) shall promptly provide Parent with any information it may reasonably request for the preparation of any such disclosure documents.  Company Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any respect.

4.7                               Public Announcements.  Company Stockholder shall not issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement or the Merger Agreement without the prior written consent of Parent, except as such release or statement may be required by Applicable Law.

4.8                               No Solicitation.  Subject to Section 6.3 hereof, Company Stockholder hereby agrees that it shall not, directly or indirectly, (a) solicit, initiate or knowingly facilitate or encourage the making, submission or public announcement of an Acquisition Proposal or (b) enter into, participate in, maintain or continue any communications or negotiations regarding a potential Acquisition Proposal with any Person other than Parent, Merger Sub or the Company (other than informing Persons of the provisions set forth in the Merger Agreement).  Company Stockholder shall immediately cease any discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal.  Notwithstanding anything to the contrary provided in this Agreement, Company Stockholder or any of its controlled affiliates or representatives shall not be prohibited from participating in any discussions or negotiations with respect to a possible tender and support, voting or similar agreement in connection with an Acquisition Proposal in the event that the Company is permitted to take the actions set forth in Section 6.1(c) of the Merger Agreement with respect to such Acquisition Proposal.

4.9                               No Groups.  Company Stockholder agrees that, without the prior written consent of Parent, it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) with respect to any Company Common Stock or other voting securities of the Company for the purpose of opposing or competing with the Offer or the Merger.

ARTICLE V

TERMINATION

5.1                               Termination.  This Agreement and the covenants and agreements set forth in this Agreement shall terminate automatically (without any further action of the parties) upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) a Change of Recommendation effected in compliance with the Merger Agreement, (iii) the Effective Time, (iv) the acceptance for payment by Merger Sub (or other affiliate of Parent) of the shares of Company Common Stock validly tendered pursuant to the Offer and not properly withdrawn, (v) upon mutual written consent of the parties to terminate this Agreement, and (vi) the date of any modification, waiver or amendment of the Merger Agreement in a manner that reduces the amount or changes the form of consideration payable thereunder to Company Stockholder (the date of such termination being referred to herein as the

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“Termination Date”).  In the event of termination of this Agreement pursuant to this Article V, this Agreement shall become void and of no effect with no liability on the part of any party; provided that this Article V and Article VI shall survive the termination of this Agreement; provided, further that no such termination shall relieve any party from liability for any willful and material breach of this Agreement prior to such termination.

ARTICLE VI

MISCELLANEOUS

6.1                               Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the state of Delaware applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such state, except for the provisions of this Agreement that relate expressly to the DGCL, which shall be construed, performed and enforced in accordance with, and governed by, the DGCL.

(b)                                 Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court for the purpose of any action or proceeding arising out of this Agreement, (b) hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Legal Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Legal Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Legal Proceeding shall be heard and determined in such courts., (c) consents to the service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.7 and (d) agrees that it will not bring any action relating to this Agreement in any court other than the Court of Chancery of the State of Delaware, New Castle County, or if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, and irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the Court of Chancery of the State of Delaware, New Castle County, or if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c)                                  Each of Parent, Merger Sub and Company Stockholder hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or Company Stockholder in the negotiation, administration, performance and enforcement of this Agreement.

6.2                               Specific Performance.  Company Stockholder agrees that irreparable damage would occur and that Parent would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without posting bond or other security, and without the necessity of proving actual damages, in any federal court located

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in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which Parent is entitled at law or in equity. These injunctive remedies are cumulative and in addition to any other rights and remedies Parent may have under Applicable Law.

6.3                               Stockholder Capacity.  Company Stockholder enters into this Agreement solely in its capacity as the record or beneficial owner of the Subject Securities. Nothing contained in this Agreement shall limit the rights and obligations of Company Stockholder in his or her capacity as a director or officer of the Company or in Company Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust, or in any other capacity whatsoever.

6.4                               No Ownership Interest.  Except as otherwise provided in this Agreement, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Subject Securities. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to Company Stockholder.

6.5                               Assignment; No Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except that Parent or Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder.  Any assignment in violation of the preceding sentence shall be void.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.  Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

6.6                               Amendments, Waivers, etc.  Neither this Agreement nor any term hereof may be amended other than by an instrument in writing signed by Parent, Merger Sub and Company Stockholder.  No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought, except that this Agreement may be terminated as set forth in Article V.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6.7                               Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered either personally, by facsimile transmission (with acknowledgment received) or by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Company Stockholder:

[•]

[•]

[•]

Attention:  General Counsel

Facsimile No.:  [•]

If to Parent or Merger Sub, to:

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Synchronoss Technologies, Inc.

200 Crossing Blvd.

Bridgewater, NJ 08807

Attention:  General Counsel

Email:  legal@synchronoss.com

with copies to (which shall not constitute notice):

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

One Marina Park Drive, Suite 900

Boston, MA 02210

Attention:  Marc F. Dupré
Facsimile No.:  (617) 648-9199

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

6.8                               Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

6.9                               Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The term “Section” refers to the specified Section of this Agreement.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any Person include the successors and permitted assigns of such Person, (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively and (vii) the phrases “provide to” and “deliver to” and phrases of similar import mean that a true, correct and complete unredacted paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided.  References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”

6.10                        Remedies.  No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

6.11                        Severability.  If any term or provision of this Agreement is held to be invalid, illegal, incapable of being enforced by any rule of law, or public policy, or unenforceable for any reason, it shall

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be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

6.12                        Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

6.13                        Further Assurances.  From time to time at the request of Parent, and without further consideration, Company Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.

6.14                        No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, Company Stockholder covenants, agrees and acknowledges that he, she or it shall in no event have any recourse whatsoever under this Agreement or any documents or instruments delivered in connection with this Agreement against any of Parent’s present or former directors, executive officers, employees, or Affiliates (collectively, the “Related Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties for any obligation or liability of Parent under this Agreement, or in respect of any oral representations made or alleged to be made in connection herewith, for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

6.15                        Counterparts.  This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission, electronic mail in PDF form or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document shall be effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SYNCHRONOSS TECHNOLOGIES, INC.

By:
Name:
Title:

GL MERGER SUB, INC.

By:
Name:
Title:

[Signature Page to Tender and Support Agreement]

[NAME OF COMPANY STOCKHOLDER]

[Signature Page to Tender and Support Agreement]

Exhibit C

Form of Certificate of Merger

CERTIFICATE OF MERGER

OF

GL MERGER SUB, INC.

(a Delaware corporation)

WITH AND INTO

INTRALINKS HOLDINGS, INC.

(a Delaware corporation)

                                               , 2016

Pursuant to Title 8, Sections 251(c) and (h) of the Delaware General Corporation Law, Intralinks Holdings, Inc., a Delaware corporation (the “Company”) hereby certifies the following information relating to the merger of GL Merger Sub, Inc., a Delaware corporation, with and into the Company (the “Merger”):

FIRST:  The name, jurisdiction of formation and type of entity of each of the constituent entities which are to merge are as follows:

Name	Jurisdiction of Formation	Type of Entity
GL Merger Sub, Inc.	Delaware	Corporation
Intralinks Holdings, Inc.	Delaware	Corporation

SECOND:  The Agreement and Plan of Merger, dated as of                 , 2016 (the “Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD:  The name of the surviving corporation is Intralinks Holdings, Inc. (the “Surviving Company”).

FOURTH:  In accordance with Section 2.1 of the Agreement, the Merger is to become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law.

FIFTH:  At the effective time of the Merger herein certified, the amended and restated certificate of incorporation of the Company, as in effect immediately prior to the merger shall be amended and restated so as to read in its entirety as set forth in Exhibit A hereto and, as so amended and restated, shall be the Amended and Restated Certificate of Incorporation of the Surviving Company.

SIXTH:  The Agreement is on file at c/o Synchronoss Technologies, Inc., 200 Crossing Boulevard, 8th Floor, Bridgewater, New Jersey 08807, a place of business of the Surviving Company.

SEVENTH: A copy of the Agreement will be furnished by the Surviving Company on request, without cost, to any stockholder of the constituent corporations.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed as of the date first written above.

INTRALINKS HOLDINGS, INC.

By:
Name:
Title: Authorized Person

[Signature page to Certificate of Merger]

Exhibit A

Amended and Restated Certificate of Incorporation

of the Surviving Company

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

INTRALINKS HOLDINGS, INC.

ARTICLE I: NAME

The name of the corporation is Intralinks Holdings, Inc. (the “Corporation”).

ARTICLE II: AGENT FOR SERVICE OF PROCESS

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV: AUTHORIZED STOCK

The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares, all of which shall be common stock, $0.001 par value per share.

ARTICLE V: AMENDMENT OF BYLAWS

The Board of Directors of the Corporation shall have the power to adopt, amend or repeal Bylaws of the Corporation.

ARTICLE VI: VOTE BY BALLOT

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII: DIRECTOR LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.

If the DGCL is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware. No amendment, modification or repeal of this Article VII shall adversely affect the rights and protection afforded to a director of the Corporation wider this Article VII for acts or omissions occurring prior to such amendment, modification or repeal.

*****

Exhibit D

Form of Bylaws

AMENDED AND RESTATED BYLAWS

OF

INTRALINKS HOLDINGS, INC.

A Delaware Corporation

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2

3

AMENDED AND RESTATED BYLAWS

OF

INTRALINKS HOLDINGS, INC.

A Delaware Corporation

                                  , 2017

ARTICLE I

STOCKHOLDERS

Section 1.1:  Annual Meetings.  Unless directors are elected by written consent in lieu of an annual meeting, as permitted by Section 211 of the Delaware General Corporation Law (“DGCL”), an annual meeting of stockholders shall be held for the election of directors at such date and time as the Board of Directors shall each year fix.  The meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board of Directors in its sole discretion may determine.  Any other proper business may be transacted at the annual meeting.

Section 1.2:  Special Meetings.  Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or by a majority of the members of the Board of Directors.  Special meetings may not be called by any other person or persons.

Section 1.3:  Notice of Meetings.  Notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by law (including, without limitation, as set forth in Section 7.1(b) of these Bylaws) stating the date, time and place, if any, of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.  Unless otherwise required by applicable law or the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), such notice shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

Section 1.4:  Adjournments.  The chair of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her to be in order.  The chair shall have the power to adjourn the meeting to another time, date and place (if any).  Any meeting of stockholders may adjourn from time to time, and notice need not be given of any such adjourned meeting if the time, date and place (if any) thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.  At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting.

Section 1.5:  Quorum.  At each meeting of stockholders the holders of a majority of the shares of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business, except if otherwise required by applicable law.  If a quorum shall fail to

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attend any meeting, the chairperson of the meeting or the holders of a majority of the shares entitled to vote who are present, in person or by proxy, at the meeting may adjourn the meeting.  Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum.

Section 1.6:  Organization.  Meetings of stockholders shall be presided over by such person as the Board of Directors may designate, or, in the absence of such a person, the Chairperson of the Board of Directors, or, in the absence of such person, the President of the Corporation, or, in the absence of such person, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, at the meeting.  Such person shall be chairperson of the meeting and, subject to Section 1.11 hereof, shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her to be in order.  The Secretary of the Corporation shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7:  Voting; Proxies.  Unless otherwise provided by law or the Certificate of Incorporation, and subject to the provisions of Section 1.8 of these Bylaws, each stockholder shall be entitled to one (1) vote for each share of stock held by such stockholder.  Each stockholder entitled to vote at a meeting of stockholders, or to take corporate action by written consent without a meeting, may authorize another person or persons to act for such stockholder by proxy.  Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law.  Voting at meetings of stockholders need not be by written ballot unless such is demanded at the meeting before voting begins by a stockholder or stockholders holding shares representing at least one percent (1%) of the votes entitled to vote at such meeting, or by such stockholder’s or stockholders’ proxy; provided, however, that an election of directors shall be by written ballot if demand is so made by any stockholder at the meeting before voting begins.  If a vote is to be taken by written ballot, then each such ballot shall state the name of the stockholder or proxy voting and such other information as the chairperson of the meeting deems appropriate and, if authorized by the Board of Directors, the ballot may be submitted by electronic transmission in the manner provided by law.  Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.  Unless otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, every matter other than the election of directors shall be decided by the affirmative vote of the holders of a majority of the shares of stock entitled to vote thereon that are present in person or represented by proxy at the meeting and are voted for or against the matter.

Section 1.8:  Fixing Date for Determination of Stockholders of Record.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to take corporate action by written consent without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action.  If no record date is fixed by the Board of Directors, then the record date shall be as provided by applicable law.  A determination of stockholders of record entitled to notice of or

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to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 1.9:  List of Stockholders Entitled to Vote.  A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either on a reasonably accessible electronic network as permitted by law (provided that the information required to gain access to the list is provided with the notice of the meeting) or during ordinary business hours at the principal place of business of the Corporation.  If the meeting is held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present at the meeting.  If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting.

Section 1.10:  Action by Written Consent of Stockholders.

(a)                                 Procedure.  Unless otherwise provided by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents are in writing, setting forth the action so taken, shall be signed in the manner permitted by law by the holders of outstanding stock having not less than the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  Written stockholder consents shall bear the date of signature of each stockholder who signs the consent in the manner permitted by law and shall be delivered to the Corporation as provided in subsection (b) below.  No written consent shall be effective to take the action set forth therein unless, within sixty (60) days of the earliest dated consent delivered to the Corporation in the manner provided above, written consents signed by a sufficient number of stockholders to take the action set forth therein are delivered to the Corporation in the manner provided above.

(b)                                 Electronic Transmission.  A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission.  The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed.  No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery made to a Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.  Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal

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place of business of the Corporation or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the Board of Directors of the Corporation.

(c)                                  Notice of Consent.  Prompt notice of the taking of corporate action by stockholders without a meeting by less than unanimous written consent of the stockholders shall be given to those stockholders who have not consented thereto in writing and, who, if the action had been taken at a meeting, would have been entitled to notice of the meeting, if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as required by law.  In the case of a Certificate of Action (as defined below), if the DGCL so requires, such notice shall be given prior to filing of the certificate in question.  If the action which is consented to requires the filing of a certificate under the DGCL (the “Certificate of Action”), then if the DGCL so requires, the certificate so filed shall state that written stockholder consent has been given in accordance with Section 228 of the DGCL and that written notice of the taking of corporate action by stockholders without a meeting as described herein has been given as provided in such section.

Section 1.11:  Inspectors of Elections.

(a)                                 Applicability.  Unless otherwise provided in the Certificate of Incorporation or required by the DGCL, the following provisions of this Section 1.11 shall apply only if and when the Corporation has a class of voting stock that is: (i) listed on a national securities exchange; (ii) authorized for quotation on an automated interdealer quotation system of a registered national securities association; or (iii) held of record by more than two thousand (2,000) stockholders.  In all other cases, observance of the provisions of this Section 1.11 shall be optional, and at the discretion of the Board of Directors of the Corporation.

(b)                                 Appointment.  The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof.  The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act.  If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.

(c)                                  Inspector’s Oath.  Each inspector of election, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.

(d)                                 Duties of Inspectors.  At a meeting of stockholders, the inspectors of election shall (i) ascertain the number of shares outstanding and the voting power of each share, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.  The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

(e)                                  Opening and Closing of Polls.  The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced by the inspectors at the meeting.  No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery upon application by a stockholder shall determine otherwise.

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(f)                                   Determinations.  In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in connection with proxies in accordance with Section 212(c)(2) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record.  If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification of their determinations pursuant to this Section 1.11 shall specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

ARTICLE II

BOARD OF DIRECTORS

Section 2.1:  Number; Qualifications.  The Board of Directors shall consist of one or more members.  The initial number of directors shall be two (2) and thereafter shall be fixed from time to time by resolution of the Board of Directors.  No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director.  Directors need not be stockholders of the Corporation.

Section 2.2:  Election; Resignation; Removal; Vacancies.  The Board of Directors shall initially consist of the person or persons elected by the incorporator or named in the Corporation’s initial Certificate of Incorporation.  Each director shall hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.  Any director may resign at any time upon written notice to the Corporation.  Subject to the rights of any holders of Preferred Stock then outstanding: (i) any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors and (ii) any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors to be elected by all stockholders having the right to vote as a single class, may be filled by the stockholders, by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Section 2.3:  Regular Meetings.  Regular meetings of the Board of Directors may be held at such places, within or without the State of Delaware, and at such times as the Board of Directors may from time to time determine.  Notice of regular meetings need not be given if the date, times and places thereof are fixed by resolution of the Board of Directors.

Section 2.4:  Special Meetings.  Special meetings of the Board of Directors may be called by the Chairperson of the Board of Directors, the President or a majority of the members of the Board of Directors then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix.  Notice of the time, date and place of such meeting shall be given, orally, in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting to all directors at least four (4) days before the meeting if the notice is mailed, or at least twenty-four (24) hours before the meeting if such notice is given by telephone, hand delivery, telegram, telex, mailgram, facsimile, electronic mail or other means of electronic transmission.

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Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.

Section 2.5:  Remote Meetings Permitted.  Members of the Board of Directors, or any committee of the Board, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to conference telephone or other communications equipment shall constitute presence in person at such meeting.

Section 2.6:  Quorum; Vote Required for Action.  At all meetings of the Board of Directors a majority of the total number of authorized directors shall constitute a quorum for the transaction of business.  Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.7:  Organization.  Meetings of the Board of Directors shall be presided over by the Chairperson of the Board of Directors, or in such person’s absence by the President, or in such person’s absence by a chairperson chosen at the meeting.  The Secretary shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8:  Written Action by Directors.  Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee, respectively.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.9:  Powers.  The Board of Directors may, except as otherwise required by law or the Certificate of Incorporation, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2.10:  Compensation of Directors.  Directors, as such, may receive, pursuant to a resolution of the Board of Directors, fees and other compensation for their services as directors, including without limitation their services as members of committees of the Board of Directors.

ARTICLE III

COMMITTEES

Section 3.1:  Committees.  The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting of such committee who are not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.  Any such committee, to the extent provided in a resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation

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to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving, adopting, or recommending to the stockholders any action or matter expressly required by the DGCL to be submitted to stockholders for approval or (ii) adopting, amending or repealing any bylaw of the Corporation.

Section 3.2:  Committee Rules.  Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business.  In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws.

ARTICLE IV

OFFICERS

Section 4.1:  Generally.  The officers of the Corporation shall consist of a Chief Executive Officer and/or a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers, including a Chairperson of the Board of Directors and/or Chief Financial Officer, as may from time to time be appointed by the Board of Directors or stockholders of the Corporation holding a majority of the Corporation’s outstanding voting stock.  All officers shall be elected by the Board of Directors or stockholders of the Corporation holding a majority of the Corporation’s outstanding voting stock; provided, however, that the Board of Directors may empower the Chief Executive Officer of the Corporation to appoint officers other than the Chairperson of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer.  Each officer shall hold office until such person’s successor is elected and qualified or until such person’s earlier resignation or removal.  Any number of offices may be held by the same person.  Any officer may resign at any time upon written notice to the Corporation.  Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board of Directors or stockholders of the Corporation holding a majority of the Corporation’s outstanding voting stock.

Section 4.2:  Chief Executive Officer.  Subject to the control of the Board of Directors and such supervisory powers, if any, as may be given by the Board of Directors, the powers and duties of the Chief Executive Officer of the Corporation are:

(a)                                 To act as the general manager and, subject to the control of the Board of Directors, to have general supervision, direction and control of the business and affairs of the Corporation;

(b)                                 To preside at all meetings of the stockholders;

(c)                                  To call meetings of the stockholders to be held at such times and, subject to the limitations prescribed by law or by these Bylaws, at such places as he or she shall deem proper; and

(d)                                 To affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board of Directors or which, in the judgment of the Chief Executive Officer, should be executed on behalf of the Corporation; to sign certificates for shares of stock of the Corporation; and, subject to the direction of the Board of Directors, to have general charge of the property of the Corporation and to supervise and control all officers, agents and employees of the Corporation.

The President shall be the Chief Executive Officer of the Corporation unless the Board of Directors shall designate another officer to be the Chief Executive Officer.  If there is no President, and the

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Board of Directors has not designated any other officer to be the Chief Executive Officer, then the Chairperson of the Board of Directors shall be the Chief Executive Officer.

Section 4.3:  Chairperson of the Board.  The Chairperson of the Board of Directors shall have the power to preside at all meetings of the Board of Directors and shall have such other powers and duties as provided in these Bylaws and as the Board of Directors may from time to time prescribe.

Section 4.4:  President.  The President shall be the Chief Executive Officer of the Corporation unless the Board of Directors shall have designated another officer as the Chief Executive Officer of the Corporation.  Subject to the provisions of these Bylaws and to the direction of the Board of Directors, and subject to the supervisory powers of the Chief Executive Officer (if the Chief Executive Officer is an officer other than the President), and subject to such supervisory powers and authority as may be given by the Board of Directors to the Chairperson of the Board of Directors, and/or to any other officer, the President shall have the responsibility for the general management the control of the business and affairs of the Corporation and the general supervision and direction of all of the officers, employees and agents of the Corporation (other than the Chief Executive Officer, if the Chief Executive Officer is an officer other than the President) and shall perform all duties and have all powers that are commonly incident to the office of President or that are delegated to the President by the Board of Directors.

Section 4.5:  Vice President.  Each Vice President shall have all such powers and duties as are commonly incident to the office of Vice President, or that are delegated to him or her by the Board of Directors or the Chief Executive Officer.  A Vice President may be designated by the Board of Directors to perform the duties and exercise the powers of the Chief Executive Officer in the event of the Chief Executive Officer’s absence or disability.

Section 4.6:  Chief Financial Officer.  The Chief Financial Officer shall be the Treasurer of the Corporation unless the Board of Directors shall have designated another officer as the Treasurer of the Corporation.  Subject to the direction of the Board of Directors and the Chief Executive Officer, the Chief Financial Officer shall perform all duties and have all powers that are commonly incident to the office of Chief Financial Officer.

Section 4.7:  Treasurer.  The Treasurer shall have custody of all moneys and securities of the Corporation.  The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions.  The Treasurer shall also perform such other duties and have such other powers as are commonly incident to the office of Treasurer, or as the Board of Directors or the Chief Executive Officer may from time to time prescribe.

Section 4.8:  Secretary.  The Secretary shall issue or cause to be issued all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders and the Board of Directors.  The Secretary shall have charge of the corporate minute books and similar records and shall perform such other duties and have such other powers as are commonly incident to the office of Secretary, or as the Board of Directors or the Chief Executive Officer may from time to time prescribe.

Section 4.9:  Delegation of Authority.  The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

Section 4.10:  Removal.  Any officer of the Corporation shall serve at the pleasure of the Board of Directors and may be removed at any time, with or without cause, by the Board of Directors.  Such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.

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ARTICLE V

STOCK

Section 5.1:  Certificates.  Every holder of stock shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairperson or Vice-Chairperson of the Board of Directors, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, certifying the number of shares owned by such stockholder in the Corporation.  Any or all of the signatures on the certificate may be a facsimile.

Section 5.2:  Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates.  The Corporation may issue a new certificate of stock in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to agree to indemnify the Corporation and/or to give the Corporation a bond sufficient to indemnify it, against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 5.3:  Other Regulations.  The issue, transfer, conversion and registration of stock certificates shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VI

INDEMNIFICATION

Section 6.1:  Definitions.  For purposes of this Article VI only:

(a)                                 “Predecessor” means IntraLinks Holdings, Inc. as in existence prior to the effectiveness of its merger with GL Merger Sub, Inc.;

(b)                                 “Corporate Status” describes the status of a person who is serving or has served (i) as a director of the Predecessor or the Corporation, (ii) as an Officer of the Predecessor or the Corporation, (iii) as a Non-Officer Employee of the Predecessor or the Corporation, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Predecessor or the Corporation. For purposes of this Article VI only, an Officer or Non-Officer Employee of the Predecessor or Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving or have served at the request of the Predecessor or the Corporation, as applicable. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent of the Predecessor absorbed in a merger or consolidation transaction with the Predecessor with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(c)                                  “Director” means (i) any person who served the Predecessor as a director on the board of directors of the Predecessor and (ii) any person who serves or has served on the Board of Directors;

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(d)                                 “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Predecessor or Corporation who is not and was not a party to such Proceeding;

(e)                                  “Expenses” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(f)                                   “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(g)                                  “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Predecessor or the Corporation, but who is not or was not a Director or Officer;

(h)                                 “Officer” means any person who serves or has served the Predecessor or the Corporation as an officer of the Predecessor or the Corporation appointed by the board of directors of the Predecessor or the Board of Directors;

(i)                                     “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(j)                                    “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns, or at the relevant time the Predecessor owned, (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

Section 6.2:  Indemnification of Directors and Officers.

(a)                                 Subject to the operation of Section 6.4 of these Bylaws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 6.2.

(1)                                 Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is

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threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation or the Predecessor, as applicable, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(2)                                 Actions, Suits and Proceedings By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation or the Predecessor, as applicable; provided, however, that no indemnification shall be made under this Section 6.2(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(3)                                 Survival of Rights. The rights of indemnification provided by this Section 6.2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(4)                                 Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors of the Corporation, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these Bylaws in accordance with the provisions set forth herein.

Section 6.3:  Indemnification of Non-Officer Employees.  Subject to the operation of Section 6.4 of these Bylaws, each Non-Officer Employee may, in the discretion of the Board of Directors, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation or the Predecessor, a applicable, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 6.3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors.

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Section 6.4:  Determination.  Unless ordered by a court, no indemnification shall be provided pursuant to this Article VI to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation or the Predecessor, as applicable, and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

Section 6.5:  Advancement of Expenses to Directors Prior to Final Disposition.

(a)                                 The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors of the Corporation, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these Bylaws.

(b)                                 If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article VI shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

(c)                                  In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

Section 6.6:  Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition..

(a)                                 The Corporation may, at the discretion of the Board of Directors, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any

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Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b)                                 In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

Section 6.7:  Contractual Nature of Rights.

The provisions of this Article VI shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article VI is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation or the Predecessor, as applicable. Neither amendment, repeal or modification of any provision of this Article VI nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article VI shall eliminate or reduce any right conferred by this Article VI in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article VI shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation or the Predecessor and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

(a)                                 If a claim for indemnification hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article VI shall not be a defense to an action brought by a director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

(b)                                 In any suit brought by a director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

Section 6.8:  Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article VI shall not be exclusive of any other right which any Director, Officer,

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or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

Section 6.9:  Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article VI.

Section 6.10:  Other Indemnification. The Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article VI as a result of such person serving, at the request of the Corporation or the Predecessor, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Any indemnification or advancement of Expenses under this Article VI owed by the Corporation as a result of a person serving, at the request of the Corporation or the Predecessor, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

ARTICLE VII

NOTICES

Section 7.1:  Notice.

(a)                                 Except as otherwise specifically provided in these Bylaws (including, without limitation, Section 7.1(b) below) or required by law, all notices required to be given pursuant to these Bylaws shall be in writing and may in every instance be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by prepaid telegram, telex, overnight express courier, mailgram or facsimile.  Any such notice shall be addressed to the person to whom notice is to be given at such person’s address as it appears on the records of the Corporation.  The notice shall be deemed given (i) in the case of hand delivery, when received by the person to whom notice is to be given or by any person accepting such notice on behalf of such person, (ii) in the case of delivery by mail, upon deposit in the mail, (iii) in the case of delivery by overnight express courier, when dispatched, and (iv) in the case of delivery via telegram, telex, mailgram, or facsimile, when dispatched.

(b)                                 Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation, or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given.  Any such consent shall be revocable by the stockholder by written notice to the Corporation.  Any such consent shall be deemed revoked if (i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (ii) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation

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shall not invalidate any meeting or other action.  Notice given pursuant to this Section 7.1(b) shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.

(c)                                  An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 7.2:  Waiver of Notice.  Whenever notice is required to be given under any provision of these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.

ARTICLE VIII

INTERESTED DIRECTORS

Section 8.1:  Interested Directors; Quorum.  No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders.  Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IX

MISCELLANEOUS

Section 9.1:  Fiscal Year.  The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

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Section 9.2:  Seal.  The Board of Directors may provide for a corporate seal, which shall have the name of the Corporation inscribed thereon and shall otherwise be in such form as may be approved from time to time by the Board of Directors.

Section 9.3:  Form of Records.  Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of, diskettes, or any other information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.  The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the DGCL.

Section 9.4:  Reliance Upon Books and Records.  A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 9.5:  Certificate of Incorporation Governs.  In the event of any conflict between the provisions of the Certificate of Incorporation and Bylaws, the provisions of the Certificate of Incorporation shall govern.

Section 9.6:  Severability.  If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

ARTICLE X

AMENDMENT

Section 10.1:  Amendments.  Stockholders of the Corporation holding a majority of the Corporation’s outstanding voting stock shall have the power to adopt, amend or repeal Bylaws.

To the extent provided in the Certificate of Incorporation, the Board of Directors of the Corporation shall also have the power to adopt, amend or repeal Bylaws of the Corporation, except insofar as Bylaws adopted by the stockholders shall otherwise provide.

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